                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934
                               (Amendment No. 1)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Under Rule 14a-12

                              G & L REALTY CORP.
               ------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

               ------------------------------------------------

                                      N/A

               ------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if Other Than Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.
[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1) Title of each class of securities to which transaction applies:
           Common stock, $0.01 par value per share; Options to acquire common stock.

       (2) Aggregate number of securities to which transaction applies:
           2,162,455 shares of common stock; Options to acquire 180,000 shares of common stock

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: $12.00 per share

           The filing fee was determined based upon the product of (a) the 2,162,455 shares of common stock proposed to be acquired by the acquiror, and (b) the merger consideration of $12.00 per share of common stock, plus $502,500 payable to holders of options to purchase shares of common stock in exchange for the cancellation of such options (the "Total Consideration"). The payment of filing fee, calculated in accordance with Rule 0-11(c) under the Securities Exchange Act of 1934, as amended, equals one-fiftieth of one percent of the Total Consideration.

       (4) Proposed maximum aggregate value of transaction: $26,451,960

       (5) Total fee paid: $5,290.39

[X]    Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1) Amount Previously Paid:

           --------------------------------------------------------------------


       (2) Form, Schedule or Registration Statement No.:

           --------------------------------------------------------------------


       (3) Filing Party:

           --------------------------------------------------------------------


       (4) Date Filed:

           --------------------------------------------------------------------

                         [LOGO OF G & L REALTY CORP.]

                              G & L REALTY CORP.
                             439 N. Bedford Drive
                            Beverly Hills, CA 90210

                                                               ___________, 2001

Dear G & L Realty Corp. Stockholder:

     You are cordially invited to attend the annual meeting of the common stockholders of G & L Realty Corp. to be held at the Beverly Hilton Hotel, 9876 Wilshire Boulevard, Beverly Hills, California, on _________, 2001 at ____ a.m., local time.

     At the annual meeting, you will be asked to consider and vote on a proposal to approve the merger of G & L Acquisition, LLC, a Maryland limited liability company (the "Acquiror"), and our company substantially on the terms set forth in the Agreement and Plan of Merger, dated as of May 10, 2001, by and between our company and the Acquiror, pursuant to which the Acquiror will merge with and into our company, with our company as the surviving corporation. Daniel M. Gottlieb, our company's Chief Executive Officer and co-Chairman of its board, and Steven D. Lebowitz, our company's President and co-Chairman of its board, are the sole owners of and control the Acquiror and are referred to in the proxy statement as the "management stockholders."

     If the merger is approved and consummated, you will receive $12.00 in cash for each share of our common stock you own, without interest.

     A special committee of disinterested directors formed by our company's board of directors negotiated the merger consideration and other terms of the transaction with the Acquiror. The special committee consists of four board members who are neither employees of our company nor investors in the Acquiror.

     Acting on the unanimous recommendation of the special committee, our board of directors, including the four disinterested directors, with the two management stockholder directors abstaining, has approved the proposed merger, the terms of which are set forth in the merger agreement attached as Appendix A. The special committee and the board of directors believe that the proposed merger is in our best interest and in the best interest of our nonaffiliated stockholders. Therefore, the board of directors recommends that you vote in favor of approval of the merger.

     The attached notice of meeting and proxy statement describe the merger and the merger agreement and provide specific information concerning the annual meeting. Please read these materials carefully.

     At the annual meeting, you will also be asked to consider and vote on the election of directors and to ratify the appointment of the accounting firm Deloitte & Touche, LLP as our independent accountants for the year ending December 31, 2001.

     Whether or not you plan to attend the annual meeting, I urge you to complete, date, sign and promptly return the enclosed proxy card to ensure that your shares will be voted at the meeting. The merger is an important decision for us and our common stockholders. The merger will only be approved upon the affirmative vote of the holders of a majority of the total number of outstanding shares of our common stock.

                                    Sincerely,


                                    /s/   Daniel M. Gottlieb
                                    -----------------------------
                                    Daniel M. Gottlieb
                                    Chief Executive Officer and Co-Chairman of
                                    the Board


     The merger proposal has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has any such commission passed upon the fairness or merits of such proposal nor upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.

                         [LOGO OF G & L REALTY CORP.]

                              G & L REALTY CORP.
                             439 N. Bedford Drive
                            Beverly Hills, CA 90210

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON _________, 2001

     Notice is hereby given that the annual meeting of stockholders of G & L Realty Corp., a Maryland corporation, will be held at the Beverly Hilton Hotel, 9876 Wilshire Boulevard, Beverly Hills, California, on _________, 2001 at ____ a.m., local time, for the following purposes:

     (1) To consider and vote upon a proposal to approve the merger of G & L Acquisition, LLC, a Maryland limited liability company (the "Acquiror"), and our company substantially on the terms set forth in the Agreement and Plan of Merger, dated as of May 10, 2001, by and between our company and the Acquiror, pursuant to which the Acquiror will merge with and into our company, with our company as the surviving corporation. If the merger is approved by our stockholders and the other conditions to the merger are satisfied or waived, each outstanding share of our common stock, other than a portion of the shares held by the management stockholders, will be converted into the right to receive $12.00 in cash, without interest;

     (2) To elect six directors to serve until the 2002 annual meeting of stockholders and until their successors are duly elected and qualify;

     (3) To consider and vote upon ratification of the appointment by the board of directors of Deloitte & Touche, LLP as our independent accountants for the year ending December 31, 2001;

     (4) If a motion to adjourn the annual meeting is properly brought, to vote upon the adjournment of the annual meeting for the purpose of soliciting additional proxies; and

     (5) To consider and vote upon any other matter that may be properly brought before the annual meeting and at any adjournment or postponement thereof.

     Only stockholders whose names appear of record on our books at the close of business on __________, 2001 are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.

     You are cordially invited to attend the annual meeting in person. Whether or not you expect to attend this meeting, please sign and date the enclosed proxy and return it as promptly as possible in the enclosed self-addressed, postage-prepaid envelope. If you attend the annual meeting, you may vote your shares in person, which will revoke any previously executed proxy. If your shares are held of record by a broker, bank or other nominee and you wish to vote your shares at the annual meeting, you must obtain from the record holder a proxy issued in your name.

                                   By Order of the Board of Directors

                                   /s/   David E. Hamer
                                   -----------------------------------
                                         Secretary

Beverly Hills, California
_________, 2001

                              G & L REALTY CORP.
                             439 N. Bedford Drive
                            Beverly Hills, CA 90210
                           _________________________

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF STOCKHOLDERS
                               __________, 2001

     This proxy statement is furnished to the stockholders of G & L Realty Corp., a Maryland corporation, in connection with the solicitation of proxies by our board of directors for use at the annual meeting of stockholders to be held at the Beverly Hilton Hotel, 9876 Wilshire Boulevard, Beverly Hills, California at __ a.m., local time, on _______, 2001. Our principal executive offices are located at 439 North Bedford Drive, Beverly Hills, California 90210. The approximate date on which this proxy statement and form of proxy solicited on behalf of the board of directors is expected to be sent to our stockholders is _________, 2001.

     At the annual meeting, our stockholders will be asked:

     (1) To consider and vote upon a proposal to approve the merger of G & L Acquisition, LLC, a Maryland limited liability company (the "Acquiror"), and our company substantially on the terms provided for in the Agreement and Plan of Merger, dated as of May 10, 2001, by and between our company and the Acquiror, pursuant to which the Acquiror will merge with and into us, with our company as the surviving corporation. Daniel M. Gottlieb, our company's Chief Executive Officer and co-Chairman of its board, and Steven D. Lebowitz, our company's President and co-Chairman of its board, own all of the interests in and control the Acquiror. If the merger is approved by our stockholders and the other conditions to the merger are satisfied or waived, each outstanding share of our common stock, other than a portion of the shares held by the management stockholders, will be converted into the right to receive $12.00 in cash, without interest. The merger and the transactions contemplated by the merger agreement are collectively referred to as the "merger proposal" in this proxy statement;

     (2) To elect six directors to serve until the 2002 annual meeting of stockholders and until their successors are duly elected and qualify;

     (3) To consider and vote upon ratification of the appointment by the board of directors of Deloitte & Touche, LLP as our independent accountants for the year ending December 31, 2001; and

     (4) If a motion to adjourn the annual meeting is properly brought, to vote upon the adjournment of the annual meeting for the purpose of soliciting additional proxies; and

     (5) To consider and vote upon any other matter that may be properly brought before the annual meeting and at any adjournment or postponement thereof.

     Daniel M. Gottlieb, Steven D. Lebowitz and David E. Hamer, the persons named as proxies on the proxy card accompanying this proxy statement, were selected by the board of directors to serve in such capacity. Messrs. Gottlieb and Lebowitz are each directors of our company. Mr. Hamer is our Vice President, Chief Accounting Officer and corporate secretary.

     Unless contrary instructions are indicated on the proxy, all shares of common stock represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted at the annual meeting:

     .    FOR approval of the merger proposal;
     .    FOR each of the nominees named below for election as directors;
     . FOR the ratification of the appointment of Deloitte & Touche, LLP as our independent accountants; and
     . as appropriate, FOR adjournment for the purpose of soliciting additional proxies.

With respect to any other business which may properly come before the annual meeting and be submitted to a vote of stockholders, proxies received by the board of directors will be voted in the sole discretion of the designated proxy holders. It is not anticipated that any matter other than those set forth in the proxy statement will be presented at the annual meeting. A stockholder of record may revoke his or her proxy at any time before exercise by delivering to our Secretary a written notice of such revocation, by filing with our Secretary a duly executed proxy bearing a later date, or by voting in person at the annual meeting. Any stockholder of record as of the record date attending the annual meeting may vote in person, whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the annual meeting will not constitute revocation of a previously given proxy.

     The board of directors, based upon the unanimous recommendation of a special committee consisting of four directors who are independent of our management team, has approved the merger proposal. The board of directors recommends that the stockholders vote for approval of the merger proposal.

     Stockholders are urged to read and consider carefully the information contained in this proxy statement and to consult with their personal financial and tax advisors.

     It is important that proxies be returned promptly. Therefore, whether or not you plan to attend the annual meeting, please complete, date, sign and return the proxy card in the enclosed postage-paid envelope.

              The date of this proxy statement is ________, 2001.

                               TABLE OF CONTENTS

                                                                                                   Page
                                                                                                   ----
SUMMARY TERM SHEET...............................................................................    1
     Voting......................................................................................    1
     Purpose, Structure and Effects of the Merger................................................    1
     Recommendation of the Board of Directors and the Special Committee; Fairness of Merger to
       Nonaffiliated Stockholders................................................................    2
     Houlihan Lokey's Fairness Opinion...........................................................    2
     Position of Acquiror, Acquiror Sub and Management Stockholders..............................    2
     Weisman Proposal ...........................................................................    3
     Potential Conflicts of Interest of Officers and Directors...................................    3
     The Merger Consideration....................................................................    4
     Conditions to the Merger....................................................................    4
     Termination of the Merger Agreement.........................................................    4
     Financing; Source of Funds..................................................................    4
     Federal Income Tax Consequences.............................................................    5
     No Appraisal Rights.........................................................................    5
     Election of Directors.......................................................................    5
     Ratification of Independent Public Accountants..............................................    5
     Adjournment of the Annual Meeting...........................................................    5
QUESTIONS AND ANSWERS ABOUT THE MERGER...........................................................    5
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS.......................................    7
INFORMATION CONCERNING THE ANNUAL MEETING........................................................    8
     Time, Place and Date........................................................................    8
     Purpose of the Annual Meeting...............................................................    8
     Record Date; Quorum; Outstanding Common Stock Entitled to Vote..............................    8
     Vote Required...............................................................................    9
     Action to be Taken Under the Proxy..........................................................    9
     Proxy Solicitation..........................................................................   10
PROPOSAL 1:  APPROVAL OF THE MERGER..............................................................   10
GENERAL..........................................................................................   10
     The Company.................................................................................   10
     The Acquiror, Acquiror Sub and Management Stockholders......................................   10
SPECIAL FACTORS..................................................................................   11
     Background of the Merger....................................................................   11
     Purpose of the Merger; Structure of the Merger..............................................   29

                               TABLE OF CONTENTS

                                                                                                   Page
                                                                                                   ----
     Recommendation of the Special Committee and the Board of Directors; Fairness of the Merger
       to Nonaffiliated Stockholders.............................................................   29
     Benefits and Detriments to Nonaffiliated Stockholders.......................................   33
     Benefits and Detriments of the Merger to Acquiror, Acquiror Sub and Management Stockholders.   33
     Opinion of the Financial Advisor for the Special Committee..................................   34
     Position of the Acquiror, Acquiror Sub and the Management Stockholders......................   39
     Interests of Certain Persons in the Merger..................................................   40
     Certain Consequences of the Merger..........................................................   41
     Effects on Interests in Our Net Book Value and Net Loss.....................................   41
     Plans for the Company After the Merger......................................................   42
     Conduct of the Business of the Company if the Merger is Not Consummated.....................   43
     Material Tax Consequences...................................................................   43
     Litigation Regarding the Merger.............................................................   44
THE MERGER.......................................................................................   44
     The Merger..................................................................................   44
     Merger Consideration........................................................................   44
     Effective Time..............................................................................   45
     Exchange And Payment Procedures.............................................................   45
     Transfer of Common Stock....................................................................   45
     Additional Agreements.......................................................................   46
     Conduct of Business Pending the Merger......................................................   47
     Representations and Warranties..............................................................   48
     Conditions to the Merger....................................................................   50
     Termination of the Merger Agreement.........................................................   50
     Termination Fees and Expenses...............................................................   51
     Amendment and Waiver........................................................................   52
     Financing; Source of Funds..................................................................   52
     No Appraisal Rights.........................................................................   54
     Fees and Expenses...........................................................................   54
     Regulatory Requirements.....................................................................   55
SELECTED FINANCIAL DATA OF THE COMPANY...........................................................   56
PRO FORMA FINANCIAL INFORMATION..................................................................   59
COMMON STOCK MARKET PRICE INFORMATION; DIVIDEND INFORMATION......................................   63
CERTAIN FINANCIAL PROJECTIONS OF THE COMPANY.....................................................   64

                               TABLE OF CONTENTS

                                                                                                   Page
                                                                                                   ----
COMMON STOCK PURCHASE INFORMATION................................................................   66
     Purchases by Our Company....................................................................   66
PROPOSAL 2:  ELECTION OF DIRECTORS...............................................................   67
     Information Regarding Nominees and Directors................................................   67
     The Board of Directors and its Committees...................................................   69
     Compensation of Directors...................................................................   70
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.................................   70
EXECUTIVE OFFICERS...............................................................................   73
EXECUTIVE COMPENSATION...........................................................................   74
     Summary Compensation Table..................................................................   74
     Employment Agreements and Arrangements......................................................   74
     Option Grants for 2000......................................................................   75
     Aggregated Option Exercises in 2000 and Options Values at December 31, 2000.................   75
COMPENSATION COMMITTEE REPORT....................................................................   76
     Compensation Philosophy.....................................................................   76
STOCK PERFORMANCE GRAPH..........................................................................   78
CERTAIN RELATIONSHIPS AND TRANSACTIONS...........................................................   78
AUDIT COMMITTEE MATTERS..........................................................................   79
     Report of the Audit Committee...............................................................   79
     Information Concerning Fees of Independent Accountants......................................   79
PROPOSAL 3:  RATIFICATION OF THE INDEPENDENT PUBLIC ACCOUNTANTS..................................   80
PROPOSAL 4:  ADJOURNMENT OF ANNUAL MEETING.......................................................   80
OTHER MATTERS....................................................................................   81
WHERE YOU CAN FIND MORE INFORMATION..............................................................   81

APPENDIX A--MERGER AGREEMENT.....................................................................  A-1
APPENDIX B--OPINION OF HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.....................  B-1

                              SUMMARY TERM SHEET

     This summary term sheet highlights the material information included in this proxy statement. This summary term sheet may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the other documents to which we have referred you. See "Where You Can Find More Information." The actual terms of the merger are contained in the merger agreement, a copy of which is attached as Appendix A to this proxy statement. In this proxy statement, the terms "company," "we," "us" and "our" refer to G & L Realty Corp., a Maryland corporation, and the term "operating partnership" refers to our subsidiary, G & L Realty Partnership, L.P., a Delaware limited partnership. In addition, the term "management stockholders" refers to Messrs. Daniel M. Gottlieb and Steven D. Lebowitz, our company's chief executive officer and co-chairman and president and co-chairman, respectively. Messrs. Gottlieb and Lebowitz are the managers and sole owners of the Acquiror.

     All information contained in this proxy statement relating to the management stockholders, the Acquiror and its subsidiary or to their respective actions, purposes, beliefs, intentions or plans has been supplied by the management stockholders for inclusion in this proxy statement and has not been independently verified by us. This information includes, without limitation, certain information relating to the management stockholders and its affiliates set forth under the captions "Summary Term Sheet -- Purpose, Structure and Effects of the Merger," "-- Position of Acquiror, Acquiror Sub and Management Stockholders," "-- Financing; Source of Funds," "General -- the Acquiror, Acquiror Sub and Management Stockholders," "Special Factors -- Background of the Merger," "-- Purpose of the Merger; Structure of the Merger," "-- Benefits and Detriments of the Merger to Acquiror, Acquiror Sub and Management Stockholders," "--Position of the Acquiror, Acquiror Sub and the Management Stockholders," "-- Interests of Certain Persons in the Merger," "-- Plans for the Company After the Merger," "The Merger -- Financing; Source of Funds," "Securities Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Transactions."

Voting (Pages 8-9)

     At the annual meeting, you will vote on a proposal to approve the merger. Each share of common stock is entitled to one vote. The merger agreement provides that the merger must be approved by the holders of a majority of the total number of outstanding shares of common stock. A majority vote of the nonaffiliated stockholders is not required to approve the merger. Failure to return an executed proxy card or to vote in person at the annual meeting or voting to abstain (or broker non-votes) will have the same effect as a vote against approval of the merger proposal. You may also be asked to vote on adjournment of the annual meeting for the purpose of soliciting additional proxies if the board of directors determines that stockholders have not had sufficient time to consider the merger proposal.

     The record date for determining who is entitled to vote at the annual meeting has been fixed as the close of business on ________, 2001. On the record date, there were _______ shares of common stock outstanding, held of record by approximately ______ holders. Of such shares, an aggregate of ________ shares are beneficially owned by the management stockholders (approximately __% of the outstanding shares), including _____ shares of common stock that have been issued to the management stockholders in exchange for a portion of their operating partnership units. We have been informed that the management stockholders intend to vote in favor of approval of the merger proposal.

Purpose, Structure and Effects of the Merger (Pages 29 and 41-42)

     The purpose of the merger is for the management stockholders to acquire the entire common equity interest in our company, while providing the common stockholders, including the management stockholders as to a portion of their shareholdings, with the opportunity to liquidate their investment in our company for cash at a price representing an approximately 55% premium over the average closing price of the common stock on the New York Stock Exchange during the 10 day period prior to the announcement of the management stockholders' initial merger proposal to our board of directors on November 30, 2000. The common stockholders, other than the management stockholders, are referred to in this proxy statement as the "nonaffiliated stockholders." Pursuant to the merger agreement, following approval of the merger and subject to the fulfillment or waiver of certain conditions, the Acquiror will be merged with and into our company, and we will continue as the surviving corporation in the merger.

     Upon completion of the merger, holders of shares of common stock, other than a portion of the shares owned by the management stockholders, will have the right to receive $12.00 in cash per share, without interest. Also, upon completion of the merger, nonaffiliated stockholders will cease to have any ownership interest in our company and will cease to participate in future earnings and growth, if any, of our company or to benefit from any increases, if any, in our value. Moreover, upon completion of the merger, the common stock held by nonaffiliated stockholders will be canceled, public trading of the common stock will cease and the common stock will be delisted from the New York Stock Exchange.

     Pursuant to the terms of the merger, the Acquiror will pay $12.00 in cash per share of common stock, without interest. The aggregate merger consideration to nonaffiliated stockholders is approximately $20.2 million. In addition, the management stockholders will receive approximately $6.2 million in consideration for a portion of their shares of common stock and for their outstanding stock options. Also, at their discretion, the management stockholders may convert all but a nominal number of shares held by them into the right to receive the merger consideration if the aggregate purchase price of the preferred stock tendered in their tender offer for our preferred stock is less than $7.75 million. To the extent that the management stockholders convert the maximum number of shares, they will receive approximately an additional $2.1 million in merger consideration.

Recommendation of the Board of Directors and the Special Committee; Fairness of Merger to Nonaffiliated Stockholders (Pages 29-33)

     Acting on the unanimous recommendation of the special committee, our board of directors, including all of the disinterested directors, has approved the merger proposal and recommends that you vote to approve the merger proposal. Our board of directors and the special committee believe that the merger is fair to, and in the best interests of, our company's nonaffiliated stockholders, and that the merger consideration is fair to our company's nonaffiliated stockholders. In reaching their decision to recommend and approve the merger proposal, our board of directors and the special committee considered a number of factors. See "Special Factors -- Recommendation of the Special Committee and the Board of Directors; Fairness of the Merger to Nonaffiliated Stockholders" for a description of these factors.

Houlihan Lokey's Fairness Opinion (Pages 34-39)

     Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan Lokey"), an investment banking firm, delivered to the special committee of the board of directors an oral opinion on April 13, 2001, which was later confirmed in writing, that the consideration of $11.25 per share (subject to adjustment to not below $11.00 per share) is fair to the nonaffiliated stockholders from a financial point of view. Subsequent to the date Houlihan Lokey delivered its opinion, the management stockholders increased their offer from $11.25 per share (subject to adjustment to not below $11.00 per share) to $12.00 per share in exchange for the special committee's agreement not to condition the merger upon the approval of a majority of votes cast by the shares held by nonaffiliated stockholders. See "Special Factors --Background of the Merger" for a summary of these events. The special committee has not requested that Houlihan Lokey update its opinion to reflect the increased consideration of $12.00 per share to be paid by the Acquiror in the merger. Houlihan Lokey will receive a financial advisory fee of $300,000, plus expenses. In addition, Houlihan Lokey may receive additional financial advisory fees if any alternative proposals are submitted to our company and the special committee determines to utilize Houlihan Lokey with respect to such alternative proposals. The full text of Houlihan Lokey's opinion is attached as Appendix B to this proxy statement. Please read this opinion. See "Special Factors -- Opinion of the Financial Advisor for the Special Committee" for a description of Houlihan Lokey's opinion and the analyses performed by it.

Position of Acquiror, Acquiror Sub and Management Stockholders (Pages 39-40)

     The Acquiror, Acquiror Sub and the management stockholders have each concluded that the merger is fair to the nonaffiliated stockholders based on a number of factors. See "Special Factors--Position of the Acquiror, Acquiror Sub and the Management Stockholders" for a description of these factors.

Weisman Proposal (Pages 21-29)

     On June 5, 2001, Lyle Weisman and his associates, Asher Gottesman, Len Fisch and Igor Korbatov (the "Weisman Group") submitted a proposal to acquire the common stock or assets of our company. Subsequent to that date, the Weisman Group submitted first, second and third amendments to its original proposal. In the latest amendment, the Weisman Group reaffirmed its desire to acquire all, but not less than 50.1%, of our company's common stock. In addition, the latest amendment:

  . increased the proposed cash purchase price to $16.35 per share, subject to satisfactory completion of customary corporate and legal due diligence, or $15.35 per share without a contingency for due diligence;

  . conditioned the amended proposal on the negotiation and execution of a definitive acquisition agreement between our company and the Weisman Group and the termination of the definitive merger agreement between our company and the Acquiror;

  . provided that the Weisman Group would deliver a deposit of $750,000 to the special committee's counsel if our company accepted the amended proposal and would increase the deposit by an additional $400,000 upon execution of a definitive acquisition agreement between our company and the Weisman Group;

  . provided that the deposit was to be fully refunded if the transaction between our company and the Weisman Group was not completed prior to October 30, 2001, for any reason other than a breach of the acquisition agreement by the Weisman Group; and

  . extended the expiration date of the Weisman Group's proposal to 6:00 p.m., Pacific Time, on Tuesday, August 7, 2001.

     On August 7, 2001, the Weisman Group extended the expiration date of their proposal to 7:00 p.m., Pacific Time, on Tuesday, August 14, 2001. See "Special Factors -- Background of the Merger" for a description of the Weisman Group's proposal, the amendments to the proposal and the special committee's counter-proposal.

Potential Conflicts of Interest of Officers and Directors (Pages 40-41, 78-79)

     Our officers and directors may have interests in the merger that are different from your interests as a stockholder or relationships that may present conflicts of interest, including the following:

     . Mr. Gottlieb, our Chief Executive Officer and co-Chairman of our board, and Mr. Lebowitz, our President and co-Chairman of our board, are the founders and sole members of the Acquiror. Therefore, they may be confronted by issues which present them with conflicts. As a result, we established the special committee to represent the interests of the nonaffiliated stockholders in connection with the merger proposal.

     . Messrs. Gottlieb and Lebowitz will receive approximately $3.2 million and $2.5 million, respectively, in consideration for a portion of their shares of common stock. In addition, at their sole discretion, the management stockholders may convert all but a nominal number of shares of their common stock into the right to receive the merger consideration if the aggregate purchase price of the preferred stock tendered in their tender offer for the preferred stock is less than $7.75 million. In that case, Messrs. Gottlieb and Lebowitz will receive additional merger consideration not to exceed $2.1 million in the aggregate.

     . Our directors and executive officers will receive an aggregate of $497,750 in payment for outstanding options, of which approximately $235,813 will be paid to Mr. Gottlieb and approximately $235,813 will be paid to Mr. Lebowitz.

     See "Special Factors -- Interests of Certain Persons in the Merger" and "Certain Relationships and Transactions" for a description of these and other actual or potential conflicts.

The Merger Consideration (Pages 44-45)

     If the merger is completed, you will receive $12.00 in cash per share for your common stock, without interest. In the merger, the Acquiror will pay approximately $20.2 million to the nonaffiliated stockholders. In addition, the management stockholders will receive approximately $6.2 million in consideration for a portion of their shares of common stock and for their outstanding stock options. Also, the management stockholders may receive up to an additional $2.1 million in merger consideration if they convert additional shares of their common stock into the right to receive the merger consideration in the event that their preferred stock tender offer is underscribed.

Conditions to the Merger (Page 50)

     The merger agreement and the transactions contemplated by the merger agreement are subject to a number of conditions, including:

     . approval of the merger by the holders of a majority of the total number of outstanding shares of common stock;

     .  receipt by the Acquiror of necessary financing; and

     .  other specified conditions.

See "The Merger - Conditions to the Merger" for a description of the conditions to the consummation of the merger under the merger agreement.

Termination of the Merger Agreement (Pages 50-51)

     The merger agreement may be terminated by either party or one of the parties in specified circumstances. These circumstances include:

     .  if the merger has not been completed by October 15, 2001;

     . if a final nonappealable order, decree or ruling from a court or other governmental entity prohibits the merger;

     .  if the required stockholder vote is not obtained;

     . if the board of directors or the special committee withdraws its recommendation of the merger or approves a superior proposal; and

     .  other specified termination events.

See "The Merger - Termination of the Merger Agreement" for a description of the termination events under the merger agreement. In addition, under certain circumstances, in the event of termination, we will be required to pay a termination fee of $750,000 plus all reasonable costs and expenses incurred by the Acquiror in connection with the merger agreement.

Financing; Source of Funds (Pages 52-54)

     The total amount of funds required to pay the merger consideration to the nonaffiliated stockholders is approximately $20.2 million. Approximately $6.2 million will be paid to the management stockholders for a portion of their shares of common stock and for their outstanding stock options. In addition, approximately $1.8 million will be used to pay the fees and expenses related to the merger. The management stockholders will also borrow up to $5.99 million to fund their purchase of up to approximately 16% of our preferred stock through a tender offer. The Acquiror, its subsidiary and the management stockholders intend to obtain these funds through borrowings from GMAC Commercial Mortgage Corporation ("GMAC"). See "The Merger - Financing; Source of Funds" for a description of these financing arrangements. The management stockholders have received a commitment letter from GMAC and have provided a copy of the commitment letter to our company. While the management stockholders have received a commitment letter, we can not assure you that the management stockholders will be able to receive the funding on commercially reasonable terms, if at all. Completion of the financing is a condition to the merger.

Federal Income Tax Consequences (Pages 43-44)

     You generally will be taxed on your receipt of the merger consideration if and to the extent that the amount you receive exceeds your tax basis in your common stock. Determining the tax consequences of the merger can be complicated. You should consult your financial and tax advisor in order to understand fully how the merger will affect you.

No Appraisal Rights (Page 54)

     Holders of common stock are not entitled to dissenting stockholders' appraisal rights or other similar rights under the Maryland General Corporation Law, and will be bound by the terms of the merger agreement. The Maryland General Corporation Law does not provide appraisal rights or other similar rights to stockholders of a corporation in connection with a merger if their shares are listed on a national securities exchange, such as the New York Stock Exchange, on the record date for determining stockholders entitled to vote on such merger. All of the shares of common stock outstanding on the record date for determining stockholders entitled to vote on the merger were listed on the New York Stock Exchange.

Election of Directors (Pages 67-70)

     The names of six nominees have been submitted for election to our board of directors. The vote of a plurality of the votes cast in person or by proxy is required to elect a nominee for director. The six nominees who receive the greatest number of votes will be elected. Stockholders are not entitled to cumulate their shares of common stock for the purpose of electing directors or otherwise. Abstentions are not counted as votes cast and will have no effect on the vote for election of directors.

Ratification of Independent Public Accountants (Page 80)

     The board of directors has selected Deloitte & Touche, LLP as our independent public accountants for the year ending December 31, 2001, subject to ratification by our stockholders. The affirmative vote of a majority of all votes cast is required for ratification of the appointment of Deloitte & Touche, LLP to serve as our independent accountants. Abstentions are not counted as votes cast and will have no effect on the vote for the ratification of the appointment of Deloitte & Touche, LLP.

Adjournment of the Annual Meeting (Page 80)

     If a motion to adjourn the annual meeting is properly brought, the stockholders will be asked to vote upon the adjournment of the annual meeting. Any proposal to adjourn the annual meeting for the purpose of soliciting additional proxies must be approved by a majority of the stockholders present in person or by proxy. Votes to abstain or broker non-votes will constitute, in effect, votes against such adjournment. Failure to return an executed proxy card will have no effect on whether the annual meeting is adjourned.

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:   WHAT WILL I RECEIVE IN THE MERGER?

A: You will receive $12.00 in cash, without interest, in exchange for each share of our common stock owned by you at the time of the merger. The special committee formed by our board of directors negotiated this price with the Acquiror. The record date for the annual meeting is earlier than the expected date of the merger -- therefore, transferors of shares of common stock after the record date but prior to the merger will retain their right to vote at the annual meeting but the right to receive the merger consideration will transfer with the shares of common stock.

Q:   WHAT WILL HAPPEN TO MY DIVIDENDS?

A: The merger agreement permits the continued declaration and payment of regular quarterly dividends of $0.125 per share on the common stock, in accordance with past practice until the consummation of the merger. After the merger is consummated, you will no longer receive dividends, unless the record date for such dividend is prior to the date of completion of the merger.

Q:   WHAT DO I NEED TO DO NOW?

A: Please complete, date and sign your proxy card and then mail it in the enclosed postage-paid envelope as soon as possible, so that your shares may be represented at the annual meeting.

Q:   SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, we will send you written instructions for exchanging your stock certificates.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares ONLY if you provide your broker with instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q:   CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. Just send in a later dated, signed proxy card before the annual meeting or personally attend the annual meeting and vote.

Q:   WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working to complete the merger as quickly as possible. We expect to complete the merger (if it is approved) within several days of the annual meeting.

Q:   WHAT ARE THE CONDITIONS TO THE MERGER?

A: The conditions to the merger include stockholder approval, receipt by the Acquiror of necessary financing and other specified conditions.

Q:   WHAT FINANCING ARRANGEMENTS ARE IN PLACE?

A: The management stockholders have received a commitment letter for up to $35 million in borrowings from GMAC. The funds (1) will be used to pay the merger consideration to the nonaffiliated stockholders and the management stockholders as to a portion of their shares of common stock and the costs and expenses of the merger, and (2) will be loaned to the management stockholders to fund their tender offer of up to 16% of our preferred stock. These funds will be loaned by GMAC to a subsidiary of the Acquiror, which simultaneously with the merger, will merge into our operating partnership. After the merger, the operating partnership will ultimately become the borrower and its assets will be used to secure its payment obligations under the loan agreement.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE MERGER?

A: The exchange of common stock for cash by a stockholder in the merger will be a taxable transaction for federal income tax purposes, which generally will cause you to recognize a taxable gain upon completion of the merger if, and to the extent, the amount of cash you receive in the merger exceeds your tax basis in your common stock. You should consult your own financial and tax advisor for a full understanding of the tax consequences of the merger. See "Special Factors -- Material Tax Consequences" for more information regarding the tax consequences of the merger.

Q:   WILL THE COMMON STOCK TRADE ON THE NYSE AFTER THE MERGER?

A: No. Once the merger is complete, the common stock will be delisted from the NYSE and will no longer be registered under the Securities Exchange Act of 1934, as amended.

Q:   WHAT WILL HAPPEN TO OUTSTANDING OPTIONS IN THE MERGER?

A: Each option will be cancelled and the holder of such option will be entitled to receive an amount in cash equal to $12.00 less the exercise price of such option for each share of common stock subject to the option.

Q:   WHAT WILL HAPPEN TO THE EXISTING PUBLIC PREFERRED STOCK OF G & L REALTY
     CORP.?

A: By itself, the merger will not have any effect on our preferred stock- it will remain outstanding. We have been advised by the management stockholders that they intend to make a cash tender offer for up to approximately 16% of the total number of outstanding shares of preferred stock at a price of $17.50 per share of Series A preferred stock and $17.00 per share of Series B preferred stock. The tender offer would occur during the period in which we solicit proxies for the annual meeting and would close concurrently with, and be subject to, the closing of the merger.

Q:   WHAT OTHER MATTERS WILL BE VOTED ON AT THE ANNUAL MEETING?

A: At the annual meeting, you will also be asked to consider and vote on the election of directors and to ratify the appointment of the accounting firm of Deloitte & Touche, LLP as our independent accountants. If a motion is made to adjourn the annual meeting, you may be asked to vote on adjournment of the annual meeting.

                      WHO CAN HELP ANSWER YOUR QUESTIONS?

     If you have more questions about the merger or would like additional copies of this proxy statement, you should contact:

                                David E. Hamer
                             439 N. Bedford Drive
                            Beverly Hills, CA 90210
                                (310) 273-9930


          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     We have made forward-looking statement in this proxy statement and the documents incorporated by reference in this proxy statement that are not historical facts but rather reflect expectations concerning future results and events. When used in this proxy statement, the words "believes," "expects," "intends," "plans," anticipates," "likely," "will," and similar expressions identify the forward-looking statements. These forward-looking statements are subject to risks, uncertainties and other factors, some of which are beyond our control, that could cause actual results and events to differ materially from those forecast or anticipated in the forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, general economic conditions, the supply of, and demand for, healthcare related real estate in the markets in which we have our investments, the availability of financing, governmental policies and regulations, potential delays in obtaining approvals from stockholders, governmental authorities and other third parties, the outcome of pending lawsuits against us relating to the merger, and other factors discussed elsewhere in this proxy statement and in the documents that we file with the Securities and Exchange Commission.

     You are cautioned not to place undue reliance on forward-looking statements, which reflect our company's view only as of the date of this proxy statement or as of such earlier date as indicated in this proxy statement. All forward-looking statements included in this proxy statement and all subsequent forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. We undertake no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

     Forward-looking statements include the information set forth under "Certain Financial Projections of the Company." Such information has been included in this proxy statement for the limited purpose of giving the stockholders access to financial projections by our management that were furnished to our board of directors, the special committee, Houlihan Lokey and the Acquiror. Such information was prepared by our management for internal use and not with a view to publication.

                   INFORMATION CONCERNING THE ANNUAL MEETING

Time, Place and Date

     This proxy statement is being furnished to the holders of our outstanding common stock in connection with the solicitation of proxies by the board of directors for use at the annual meeting of our stockholders to be held on ____________, 2001 at _____ a.m. local time, at the Beverly Hilton Hotel, 9876 Wilshire Boulevard, Beverly Hills, California, including any adjournments or postponements thereof.

Purpose of the Annual Meeting

     At the annual meeting, you will consider and vote upon a proposal to approve the merger. You may also be asked to vote on adjournment of the annual meeting if a motion to adjourn the annual meeting is properly brought. Additional information concerning the annual meeting and the merger agreement is set forth below and a copy of the merger agreement is attached as Appendix A to this proxy statement. The special committee has unanimously determined that the terms of the merger proposal are fair to, and in the best interests of, the nonaffiliated stockholders, and has recommended that the board of directors vote for approval of the merger proposal. Acting on the unanimous recommendation of the special committee, the board of directors has approved the merger proposal. The board of directors, including the four disinterested directors, with the management stockholder directors abstaining, recommends that stockholders vote for approval of the merger proposal. However, stockholders should be aware that certain of the members of the board of directors have conflicts of interest with respect to the merger. See "Special Factors -- Interests of Certain Persons in the Merger" and "Certain Relationships and Transactions" for a description of these conflicts.

     In addition, at the annual meeting, you will be asked to consider and vote on the election of directors and to ratify the appointment of Deloitte & Touche, LLP as our independent accountants for the year ending December 31, 2001.

Record Date; Quorum; Outstanding Common Stock Entitled to Vote

     The record date for the annual meeting has been fixed as the close of business on __________, 2001. Only holders of record of common stock on the record date are entitled to notice of and to vote at the annual meeting. Holders of common stock on the record date are entitled to one vote on matters properly presented at the annual meeting for each share of common stock held.

     On the record date, there were __________ shares of common stock outstanding, held of record by approximately _____ holders. The presence in person or by proxy of a majority of the shares of common stock entitled to vote will constitute a quorum for the transaction of business at the annual meeting. Under Maryland law, abstentions and broker non-votes (i.e. proxies from brokers or nominees that disclaim their authority to vote such shares on a particular matter) will count toward the presence of a quorum.

Vote Required

     Pursuant to the merger agreement, the merger must be approved by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock. The management stockholders have advised us that they and their affiliates intend to vote their shares of common stock for approval of the merger proposal. As of the record date, the management stockholders beneficially owned an aggregate of _______ shares of common stock (approximately ____% of the outstanding common stock). The completion of the merger is also subject to satisfaction of certain other conditions. See "The Merger -Conditions to the Merger" for a description of these conditions.

     Failure to return an executed proxy card or to vote in person at the annual meeting or voting to abstain (or broker non-votes) will have the same effect as a vote against approval of the merger proposal.

     Any proposal to adjourn the annual meeting for the purpose of soliciting additional proxies must be approved by a majority of the stockholders present in person or by proxy. Votes to abstain or broker non-votes will constitute, in effect, votes against such adjournment. Failure to return an executed proxy card will have no effect on whether the annual meeting is adjourned.

     The vote of a plurality of the votes cast in person or by proxy is required to elect a nominee for director. With respect to the election of each director at the annual meeting, each holder of common stock is entitled to vote the number of shares owned by such stockholders. The six nominees who receive the greatest number of votes will be elected. Stockholders are not entitled to cumulate their shares of common stock for the purpose of electing directors or otherwise. The affirmative vote of a majority of all votes cast is required for ratification of the appointment of Deloitte & Touche, LLP to serve as our independent accountants. Abstentions are not counted as votes cast and will have no effect on the vote for election of directors or the ratification of the appointment of Deloitte & Touche, LLP.

Action to be Taken Under the Proxy

     All proxy cards in the enclosed form that are properly executed and received in time for the annual meeting, and not revoked, will be voted at the annual meeting or any adjournments or postponements thereof in accordance with any instructions thereon, or, if no instructions are provided, will be voted:

     .  FOR approval of the merger proposal;

     .  FOR the nominees named below for election of directors;

     . FOR the ratification of the appointment of Deloitte & Touche, LLP as our independent accountants; and

     . as appropriate, FOR adjournment of the annual meeting for the purpose of soliciting additional proxies.

Any stockholder who has given a proxy pursuant to this solicitation may revoke it by attending the annual meeting and voting in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the annual meeting by delivering an instrument revoking it or a duly executed proxy bearing a later date.

     Our company is not aware of any matters other than those set forth in this proxy statement which may come before the annual meeting. If any other matters are properly presented at the annual meeting for action, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their discretion on such matters.

Proxy Solicitation

     We will bear the cost of the solicitation of proxies. In addition to solicitation by mail, our directors and officers, without receiving any additional compensation, may solicit proxies personally or by telephone. We will request brokerage houses, banks, and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares and will reimburse them for their expenses in doing so.

                      PROPOSAL 1:  APPROVAL OF THE MERGER

     You are being asked to consider and vote upon a proposal to approve the merger of the Acquiror and our company substantially on the terms set forth in the Agreement and Plan of Merger, dated as of May 10, 2001, by and between our company and the Acquiror, as it may be amended from time to time, pursuant to which the Acquiror will merge with and into us, with our company as the surviving corporation. In addition, G & L Partnership, LLC, a Delaware limited liability company (the "Acquiror Sub"), of which Acquiror is the sole member, will merge with and into the operating partnership, with the operating partnership as the surviving entity. The Acquiror and Acquiror Sub are entities formed by the management stockholders in order to implement the merger. If the merger is approved by our stockholders and the other conditions to the merger are satisfied or waived, each outstanding share of our common stock, other than a portion of the shares held by the management stockholders, will be converted into the right to receive $12.00 in cash, without interest.

                                    GENERAL

The Company

     We are a self-managed real estate investment trust ("REIT") that owns, acquires, develops, manages and leases health care properties. Our business currently consists of investments, made either directly or through joint ventures, in medical office buildings, assisted living facilities, skilled nursing facilities and in debt obligations secured by health care properties.
We were incorporated in Maryland on September 15, 1993. We were formed to continue the ownership, management, acquisition and development activities previously conducted by G & L Development, a California general partnership, our predecessor. As of May 31, 2001, we owned 27 medical office buildings and retail properties totaling approximately 874,000 rentable square feet, five assisted living facilities, including a project under development, seven skilled nursing facilities, one hospital, and two senior resident apartment complexes, including one under development totaling approximately 1,242 beds/units.

     We conduct our business through the operating partnership. Our company, as the sole general partner, controls the operating partnership and owns approximately ___% of the operating partnership. The limited partners own approximately ___% of the operating partnership, with the management stockholders owning approximately ___% of the operating partnership.

     Our principal executive offices are located at 439 North Bedford Drive, Beverly Hills, CA 90210 and our telephone number is (310) 273-9930.

The Acquiror, Acquiror Sub and Management Stockholders

     The Acquiror is a Maryland limited liability company recently formed by the management stockholders for the purpose of effecting the merger. The Acquiror currently has no material assets, does not own any shares of our common stock and has not engaged in any activities except those incident to its formation and in connection with the merger. The Acquiror will merge with and into us, with our company as the surviving corporation. The capital structure of the Acquiror consists of a single class of limited liability company membership units. The management stockholders are the only members of the Acquiror and own all of the units of the Acquiror. Daniel M. Gottlieb and Steven D. Lebowitz are the managers of the Acquiror. Messrs. Gottlieb and Lebowitz are both citizens of the United States. The principal business address and business telephone number of the Acquiror and the managers of the Acquiror is c/o G & L Realty Corp., 439
N. Bedford Drive, Beverly Hills, California 90210, telephone (310) 273-9930.

     Acquiror Sub is a Delaware limited liability company, the sole member of which is the Acquiror. Acquiror Sub is also a transitory merger vehicle formed for the purpose of merging into the operating partnership. Acquiror Sub intends to borrow from GMAC up to approximately $35 million, of which approximately $20.2 million will be used to pay the nonaffiliated stockholders, approximately $1.8 million will be used to pay the costs and expenses of the merger, approximately $6.2 million will be used to pay the management stockholders for a portion of their shares of common stock and for their outstanding stock options, and up to $5.99 million will be loaned to the management stockholders to fund their purchase of up to 16% of our preferred stock through a tender offer. Acquiror Sub will distribute to the Acquiror the funds necessary to pay the merger consideration to the nonaffiliated stockholders and related costs, the purchase price to be paid to the management stockholders and the amount, up to $5.99 million, to be loaned by the Acquiror to the management stockholders for the purchase of preferred stock pursuant to a tender offer. Acquiror Sub will merge with and into the operating partnership, which will succeed to Acquiror Sub's indebtedness to GMAC and the operating partnership's assets will secure the indebtedness. Daniel M. Gottlieb is the manager of Acquiror Sub. The principal business address and business telephone number of the Acquiror Sub and the manager of the Acquiror Sub is c/o G & L Realty Corp., 439 N. Bedford Drive, Beverly Hills, California 90210, telephone (310) 273-9930. The principal business address and business telephone number of the management stockholders is c/o G&L Realty Corp. 439 N. Bedford Drive, Beverly Hills, California 90210. Telephone (310) 273-9430.

     During the past five years, none of the Acquiror, Acquiror Sub, or the management stockholders has been (1) convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or (2) a party to any civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining any future violations of, or prohibiting activities subject to, federal or state securities laws, or finding any violations with respect to such laws.

                                SPECIAL FACTORS

Background of the Merger

History of the Ownership Interest of Messrs. Gottlieb and Lebowitz

     Our company was formed in 1993 to continue the business of G&L Development, a partnership wholly owned by Messrs. Gottlieb and Lebowitz. Our company completed its initial public offering on December 16, 1993, selling 4,159,000 shares of common stock at $18.25 per share, and reducing the beneficial ownership of Messrs. Gottlieb and Lebowitz from 100% of G&L Development to 20.1% of our company. The ownership interest of Messrs. Gottlieb and Lebowitz immediately following the initial public offering consisted of 536,800 shares of common stock and 398,699 operating partnership units in the operating partnership controlled by our company. The operating partnership units are convertible into, at the election of our company, (1) common stock of our company on a one-for-one basis or (2) cash in an amount based on the value of our common stock on the conversion date.

     In March 1995, we adopted a stock repurchase program, granting management the authority to acquire $1.5 million of our common stock in the open market based on prevailing market prices. That program and the funding for the program has been renewed from time to time. Since the program's inception, we have repurchased 1,986,200 shares of our common stock (including the 1,000,000 shares purchased in a self-tender as described below) through the program at an aggregate cost of $21,275,115, or an average price of $10.71 per share. Set forth below is a table setting forth the amounts of stock repurchased by quarter and by average purchase price paid per share:

                                                                  Average
                                                   Shares          Price
                                                   ------          -----
                         1995     1st Quarter            -       $      -
                                  2nd Quarter       97,000           8.40
                                  3rd Quarter            -              -
                                  4th Quarter            -              -

                         1996     1st Quarter            -              -
                                  2nd Quarter            -              -
                                  3rd Quarter            -              -
                                  4th Quarter            -              -

                         1997     1st Quarter            -              -
                                  2nd Quarter       56,800          16.28
                                  3rd Quarter            -              -
                                  4th Quarter       19,600          18.01

                         1998     1st Quarter        8,900          18.37
                                  2nd Quarter       24,000          17.65
                                  3rd Quarter       58,100          15.93
                                  4th Quarter       60,700          13.58

                         1999     1st Quarter       27,200          12.64
                                  2nd Quarter       36,000          11.73
                                  3rd Quarter       60,900          10.91
                                  4th Quarter    1,235,200          10.23

                         2000     1st Quarter      237,800           9.18
                                  2nd Quarter       64,000           9.36
                                  3rd Quarter            -              -
                                  4th Quarter            -              -

                         2001     1st Quarter            -              -
                                  2nd Quarter            -              -

     In June 1996, an aggregate of 39,215 operating partnership units were issued to Messrs. Gottlieb and Lebowitz for a cash price of $14 per unit, which represented a premium of 7.69% over the closing price of our company's common stock on the day immediately preceding the day on which the executive committee of our board of directors approved the transaction. At the time, the executive committee was comprised of Messrs. Gottlieb and Lebowitz and three outside directors.

     In December 1997, Messrs. Gottlieb and Lebowitz exercised stock options to acquire an aggregate 134,000 shares of our common stock at $9.625 per share.

     In December 1998, the board of directors considered and approved, with Messrs. Gottlieb and Lebowitz abstaining, the acquisition by our company of a Southern California commercial property owned by Messrs. Gottlieb and Lebowitz for $9.5 million, to be paid through the issuance to Messrs. Gottlieb and Lebowitz of operating partnership units, priced at a 10% premium to the price of our company's common stock. The transaction was closed on December 30, 1998, through the issuance of 126,744 operating partnership units, priced at $14.87 per unit. As a consequence of this issuance of operating partnership units, the beneficial ownership of Messrs. Gottlieb and Lebowitz in our company increased from 24.9% to 26.9%, including their operating partnership units.

     In October 1999, we made a self tender for 1,000,000 shares of our common stock at $10.50 per share. The self tender was oversubscribed, with approximately 2,048,000 shares tendered in the offering. As a result, we purchased on a pro rata basis an aggregate of 1,000,000 shares. Messrs. Gottlieb and Lebowitz sold 17,410 and 14,245 shares, respectively, as part of this self tender. As a consequence of this self tender, the aggregate beneficial ownership of Messrs. Gottlieb and Lebowitz in our company increased from 28.3% to 35.6%, including their operating partnership units.

     On February 29, 2000, the compensation committee of the board of directors granted non-qualified stock options to purchase 50,000 shares of common stock to each of Messrs. Gottlieb and Lebowitz. The per share exercise price of the options was $8.875, the closing price of our company's common stock on February 29, 2000. The average closing price of our common stock on the New York Stock Exchange for the 30 days prior to February 29, 2000 was $9.15. In connection with the merger proposal, Messrs. Gottlieb and Lebowitz have advised the board of directors that they may exercise all of their stock options and intend to exchange up to 94.7% of their operating partnership units for common stock. If they were to exercise all of such options and to exchange 94.7% of their operating partnership units, Messrs. Gottlieb and Lebowitz would own common stock representing approximately 45% of our company's outstanding common stock.

Strategic Planning Committee

  In September 1998, we formed a strategic planning committee, comprised of Messrs. Gottlieb and Lebowitz, and S. Craig Tompkins as an outside director.
The purpose of the committee was to develop plans concerning the future growth and opportunities of our company. During its tenure, the strategic planning committee, among other things, met from time to time with investment bankers and financial advisors, our company's auditors and attorneys, and considered various strategic options, including:

  . the combination of our company, either through merger or strategic alliance, with other health oriented REITs,

  .  the acquisition of other REITs or other real estate entities,

  .  the sale of our company to another REIT,

  . the development of a separate company to engage in certain types of health care facility management and related services of the type not currently permissible for REITs under currently applicable tax code provisions,

  . the development of an opportunity fund to acquire distressed health care properties, using primarily capital from institutional investors in an investment partnership format,

  . the refocusing of the efforts of our company on the development, construction and turn-around aspects of our company's real estate business and away from the acquisition of mature health care properties,

  . the revision of our company's dividend policy, which had historically resulted in the payment of dividends substantially in excess of our company's taxable income, so as to provide more working capital to our company,

  . the continuation or expansion of our company's stock repurchase program, including the possibility of a tender offer for a portion of our company's outstanding shares,

  . the possible acquisition by Messrs. Gottlieb and Lebowitz of all or substantially all of the common stock not already owned by them in some type of going private transaction, and

  .  the adoption of certain anti-takeover and stockholder rights plans.

     Most of the strategic planning committee's activities took place in the last fiscal quarter of 1998 and the first three fiscal quarters of 1999, although the members of the strategic planning committee continued to meet informally from time to time thereafter to discuss opportunities that might be available to and issues facing our company.

     On August 31, 1999, the strategic planning committee made a report to the full board of directors. That report concluded that, in its opinion, the best strategy for our company was to focus on the principal management strengths of our company and to go forward as a growth oriented company, emphasizing the development, construction and turn-around aspects of our company's real estate business.

     The strategic planning committee noted that the adoption of such a development oriented strategy would necessitate a review of our company's dividend policy, since there would likely be longer lead times between the investment of capital and the realization of the returns resulting from stabilized cash flow. The adoption of such a strategy would also mean that, from time to time, profits would be taken in the form of the sale or other disposition of developed assets, and that our company would not necessarily hold our properties on an indefinite basis. This could result in material variations in the amount of taxable income generated by our company from period to period,
mandating material fluctuations in dividend payout.   Accordingly, the strategic
planning committee advised that, if a growth or development business plan were to be adopted, it would be appropriate to couple that action with a material reduction in the dividends being paid by our company.

     The strategic planning committee further noted that given the dividend expectation of our company's stockholder base, consideration should also be given to the coupling of such a shift in business focus and dividend policy with a tender offer, so as to provide a degree of liquidity to those stockholders who did not want to continue their investment in our company. Following discussion, the board of directors determined that the business focus suggested by the strategic planning committee would be a commercially reasonable way for our company to proceed, and that the board of directors should consider at its next meeting a revision to our company's dividend policy and a possible tender offer for a significant portion of our outstanding common stock.

     While the strategic planning committee did not have any formal meetings in 2000, Messrs. Gottlieb and Lebowitz advised Mr. Tompkins in April 2000 that they were seriously considering making an offer to purchase the common stock that they did not own, although they were uncertain at that time as to whether (1) such a transaction could be financed entirely with debt, (2) outside equity financing would be needed and (3) such a transaction would be structured as a tender offer for any and all shares or as a cash-out merger. In June 2000, Messrs. Gottlieb and Lebowitz advised Mr. Tompkins that they had retained Heller Ehrman White & McAuliffe LLP ("Heller Ehrman") as separate counsel to advise them with respect to such a possible transaction and that they were in conversations with several possible financing sources including GMAC. The strategic planning committee was formally disbanded on January 9, 2001, because of the formation of the special committee to review and consider the common stock buy-out proposal presented by Messrs. Gottlieb and Lebowitz.

The 1999 Charter Amendment

     Charters of REITs, including our charter, generally contain prohibitions on the transfer of shares that would result in a person owning in excess of the ownership limitation set forth in the charter. The purpose of this prohibition is, among other things, to assure compliance with the five-or-fewer rule under the Internal Revenue Code of 1986, as amended. Under this rule, in order for a company to qualify as a REIT, the ownership of more than 50 percent of a company's shares cannot be held by five or fewer individuals during the last half of such company's taxable year. At our annual meeting of stockholders held on August 31, 1999, our stockholders approved an amendment to our charter giving the board of directors the authority (i) to waive the ownership limitation under the charter for any person(s) and (ii) to decrease the ownership limit under the charter for all other persons (the "Amendment").

     The Amendment was approved by a 2,645,028 to 205,638 vote, with the holders of 68,926 shares abstaining. As disclosed in our proxy materials pertaining to that meeting, the intent of the Amendment is to:

  . give the board of directors more flexibility in considering proposals by individuals who wished to make a substantial investment in our company, which would be in excess of the ownership limit,

  . give the board of directors the ability to expand the number of potential bidders interested in making a competitive proposal if there is an interested bidder,

  . permit our company to continue to repurchase our stock from time to time, and

  . permit Messrs. Gottlieb and Lebowitz to convert their operating partnership units into common stock without exceeding the ownership limit.

     On May 10, 2001, in order to permit the transactions contemplated by the merger agreement, the board of directors (1) waived the ownership limitation found in our charter for Messrs. Gottlieb and Lebowitz so long as Messrs. Gottlieb and Lebowitz do not own more than 25% in the aggregate in value of the outstanding equity stock of our company, and (2) decreased the ownership limitation for all other "Persons" (which term includes any corporation, partnership, trust, association or group as that term is used for purposes of
Section 13(d)(3) of the Securities Exchange Act of 1934), other than Messrs. Gottlieb and Lebowitz, from 9.8% (in value or in number of shares, whichever is more restrictive) to 8.0% (in value or in number of shares, whichever is more restrictive) of the outstanding equity stock of our company.

The 1999 Tender Offer

     At its board meetings on August 31, 1999 and September 27, 1999, the board of directors considered:

  .  our company's cash flow and earnings projections,

  . the recommendation of the strategic planning committee that our company focus on the development, construction and turn-around aspects of our real estate business,

  . the advisability of reducing our company's dividends in light of the adoption of a growth or development oriented business plan to keep such dividends more in line with our company's taxable earnings, and

  . in light of the refocusing of our company's business efforts on real estate development, the nature of the proposed dividend reduction and the view of our board of directors that our company's common stock was at that time under priced by the market, the advisability of offering those stockholders wishing liquidity in their investment an opportunity to exit their investment through a self tender.

     On September 27, 1999, the board of directors determined to reduce our company's regular quarterly dividend from $0.39 to $0.125, and to approve a self tender offer to provide liquidity for those stockholders wishing to reduce their interest in our company as a result of this change in dividend policy. On October 1, 1999, we commenced a self tender offer for up to 1,000,000 shares of our company's common stock at $10.50 per share, a 6.0% premium to the market price of our common stock on September 16, 1999. The offer was substantially oversubscribed (approximately 2,048,000 shares being tendered), and was closed on October 29, 1999. Messrs. Gottlieb and Lebowitz sold 17,410 and 14,245 shares, respectively, as part of the self tender. As a result of the tender offer, the aggregate beneficial ownership of Messrs. Gottlieb and Lebowitz in our company increased from 28.3% to 35.6%.

The Merger Proposal

     Introduction. On November 30, 2000, our board of directors received a proposal from Messrs. Gottlieb and Lebowitz with respect to the acquisition by them of all of the common stock of the company not owned by them. In response to this proposal, our board of directors established a special committee comprised entirely of disinterested board members to assist and advise our company with respect to the proposal made by Messrs. Gottlieb and Lebowitz. In the eight months since its inception, the special committee has retained legal counsel and financial advisors, held numerous meetings to discuss the proposal and the alternatives available to our company, through its chairman and its financial advisor engaged in extensive negotiations with Messrs. Gottlieb and Lebowitz, and discussed the possibility of alternative transactions with four other potential acquirors. The special committee has been advised by three of such potential acquirors that they do not currently have an interest in pursuing an alternative transaction with our company. The fourth such potential acquiror has submitted an alternative proposal which is subject to certain contingencies, including the completion of due diligence by the potential acquiror. The special committee believes that its actions led to an increase in the original purchase price of $10.00 to ultimately $12.00 per share. The following discussion sets forth in greater detail the background of the merger.

     Events Leading Up to the November 30th Proposal. During the first half of 2000, the market for our securities as well as for those of other public REITs, particularly health care equity REITs, deteriorated while the S&P 500 index increased significantly. During this period, the sales prices of our common stock ranged from a low of $7.25 to a high of $9.56 on fairly light volume. In light of these market conditions and Messrs. Gottlieb and Lebowitz's belief that the self tender had failed to stabilize the price of our common stock, Messrs. Gottlieb and Lebowitz began considering, in the first half of 2000, the possibility of engaging in some type of "going private" transaction. While the strategic planning committee did not have any formal meetings in 2000, Messrs. Gottlieb and Lebowitz advised Mr. Tompkins in April 2000 that they were considering making an offer to purchase the common stock that they did not own. At that time, however, they were uncertain as to whether such a transaction could be financed entirely with debt or whether outside equity financing would be needed and how best to structure such a transaction. In June 2000, Messrs. Gottlieb and Lebowitz advised Mr. Tompkins that they had retained separate counsel to advise them with respect to such a possible transaction and that they
were in conversations with certain potential financing sources.   In July 2000,
Messrs. Gottlieb and Lebowitz commenced discussions with GMAC which ultimately led to the formulation of a plan of financing that would permit them to make a proposal.

     The November 30th Proposal and Events After the November 30th Proposal.
On November 30, 2000, we received a proposal from Daniel M. Gottlieb and Steven
D. Lebowitz, Chief Executive Officer and President, respectively, and the principal stockholders of our company, to acquire by merger all the outstanding shares of our common stock not already owned directly or indirectly by them for a cash price of $10.00 per share. The proposal was conditioned upon, among other things, approval of our board of directors and stockholders, the negotiation and execution of mutually satisfactory definitive agreements, the receipt of consents of third parties required under any of our material contracts, the cancellation of all outstanding options, including those held by Messrs. Gottlieb and Lebowitz, the receipt by Messrs. Gottlieb and Lebowitz of satisfactory financing to complete the transaction and the satisfaction of all applicable regulatory and governmental requirements. The proposal constituted an approximately 29% premium over the average closing price of the common stock on the New York Stock Exchange during the 10 trading days prior to the announcement of the proposal.

     After receiving the proposal from Messrs. Gottlieb and Lebowitz, our board of directors met to discuss the proposed acquisition transaction. Messrs. Gottlieb and Lebowitz recused themselves from the meeting during this discussion. Given that Messrs. Gottlieb and Lebowitz were executive officers and Co-Chairmen of the board of our company, the board of directors decided to appoint a special committee comprised of our company's four disinterested directors - S. Craig Tompkins, Richard L. Lesher, Leslie D. Michelson and

Charles P. Reilly - to review the proposal, consider alternatives and report back its recommendation to the entire board of directors at such time as it completed its investigation. The board of directors appointed Mr. Tompkins to serve as the Chairman of the special committee. The members of the special committee directed Mr. Tompkins to interview legal counsel and financial advisors to represent the special committee, the members of the committee making several recommendations as to suitable legal counsel and financial advisors. Following the meeting, we issued a press release announcing the receipt of the proposal from Messrs. Gottlieb and Lebowitz and the formation of the special committee.

     On December 4, 2000 and December 14, 2000, two purported class action lawsuits were filed against our company and our directors. See "Special Factors -Litigation Regarding the Merger" for a description of these lawsuits and the status of each.

     On December 8, 2000, the special committee received an inquiry from G. Realco LLC, a newly-formed Delaware limited liability company. In a letter addressed to the members of the special committee, G. Realco LLC indicated that it had reviewed publicly available information concerning our company and was confident that it would be able to present an offer to our common stockholders in excess of the $10.00 per share offered by Messrs. Gottlieb and Lebowitz. Realco LLC requested that the special committee prepare a confidentiality agreement for execution so that it could commence due diligence procedures.

     On December 21, 2000, the special committee met to discuss the retention of legal and financial advisors to assist the special committee in evaluating the proposed transaction between our company and Messrs. Gottlieb and Lebowitz. On January 9, 2001, the special committee formally retained the services of Ballard Spahr Andrews & Ingersoll, LLP ("Ballard Spahr") to act as counsel to the special committee in connection with the proposed acquisition transaction. Ballard Spahr is a large law firm with an office in Maryland which represents clients in a broad range of matters, including mergers, acquisitions, representation of boards of directors and board committees and other complex corporate transactions. Specifically, the special committee retained the services of James J. Hanks, Jr., a partner at Ballard Spahr, an adjunct Professor of Law at Cornell Law School and author of the leading treatise on Maryland corporation law. We are incorporated in Maryland and our internal affairs are governed by Maryland law.

     On January 9, 2001, after completing interviews with several financial advisor candidates, the special committee engaged the services of Houlihan Lokey to assist the special committee in understanding and evaluating the proposal and, if requested by the special committee, to opine as to the fairness of the consideration in the proposal. The engagement letter was subsequently amended to reflect a potential expansion in the scope of Houlihan Lokey's engagement with respect to its negotiations with other interested parties. As of the date of this proxy statement, the scope of Houlihan Lokey's services has not been expanded. Houlihan Lokey is a nationally recognized investment banking firm that is engaged in providing financial advisory services and rendering fairness opinions in connection with mergers and acquisitions, leveraged buyouts, business and securities valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings and private placements of debt and equity securities. It was further determined that Mr. Tompkins, as the Chairman of the special committee, should, on behalf of the special committee, lead the negotiations with Messrs. Gottlieb and Lebowitz.

     On January 12, 2001, we issued a press release announcing the retention by the special committee of Houlihan Lokey to serve as its financial advisor.

     Following its engagement, Houlihan Lokey performed a range of financial analyses, based on its review of various internal and public information regarding our company, in order to assist the special committee in evaluating the proposed transaction between our company and Messrs. Gottlieb and Lebowitz. On February 2, 2001, at a meeting of the special committee, Houlihan Lokey provided an overview of the proposed transaction and reviewed certain financial aspects of the proposed transaction. In addition, Houlihan Lokey discussed with the special committee the current real estate capital market environment, the various strategic alternatives available to our company and its conclusions as to the net asset and per share values of our company.

     At its February 2, 2001 meeting, the special committee discussed with Houlihan Lokey the alternatives available to the special committee, and the strategies it might employ in working to get the best possible price for stockholders. During these discussions, it was noted that in light of the fact that Messrs. Gottlieb and Lebowitz owned directly approximately 45.0% and beneficially approximately 45.7% of the common stock of our company, in each case assuming exercise of all stock options and conversion of all operating partnership units held by Messrs Gottlieb and Lebowitz, it would be difficult to consummate any transaction to which they were opposed. It was further noted that Messrs. Gottlieb and Lebowitz had advised both Mr. Tompkins and Houlihan Lokey that they would not be favorably inclined to sell their stock in our company at that time. The special committee was also concerned that, if an agreement were not reached with Messrs. Gottlieb and Lebowitz, the trading price of our company's common stock would likely return to its historic trading ranges. After discussion, the special committee concluded that, in light of the foregoing considerations, it would not be advisable or a good use of our company's resources to conduct a conventional auction of our company. Instead, the special committee determined that the best strategy for obtaining the best price for stockholders would be to attempt to negotiate definitive terms with Messrs. Gottlieb and Lebowitz while at the same time preserving for our company the ability to consider alternative acquisition proposals. Accordingly, the special committee authorized Mr. Tompkins, together with Houlihan Lokey, to enter into negotiations with Messrs. Gottlieb and Lebowitz regarding the price and other terms of the proposed transaction, with the objective of increasing the price proposed by Messrs. Gottlieb and Lebowitz, while preserving for our company the ability to consider and accept other potentially superior proposals.

     In addition, the special committee authorized Houlihan Lokey to communicate to G.Realco LLC that the special committee was pursuing matters further with Messrs. Gottlieb and Lebowitz but was interested in communicating with all other interested parties, including G.Realco LLC, once negotiations with Messrs. Gottlieb and Lebowitz were more advanced, at which time our company would anticipate entering into a confidentiality agreement with G.Realco LLC.

     Between February 2, 2001 and February 8, 2001, Mr. Tompkins and Houlihan Lokey had various preliminary discussions with Messrs. Gottlieb and Lebowitz concerning their proposal, during which they communicated to Messrs. Gottlieb and Lebowitz the view of the special committee that the purchase price offered needed to be increased. On February 8, 2001, the special committee met to discuss the status of the negotiations with Messrs. Gottlieb and Lebowitz and to consider certain additional information developed by Houlihan Lokey. Mr. Tompkins and Houlihan Lokey advised the special committee that Messrs. Gottlieb and Lebowitz were unwilling to increase their proposed purchase price, absent a counter offer from the special committee. Following discussion, the special committee determined that Mr. Tompkins and Houlihan Lokey should refrain from making a counter offer and continue their negotiations with Messrs. Gottlieb and Lebowitz, in an attempt to negotiate (1) an increase in the proposed purchase price and (2) the right for the special committee to entertain and recommend any competing offers that might be received.

     On February 9, 2001, Mr. Tompkins and Houlihan Lokey met again with Messrs. Gottlieb and Lebowitz. At this meeting, various issues were discussed, including an increase in the proposed purchase price, the structure of the proposed transaction, the special committee's right to consider and recommend superior acquisition proposals, and the reimbursement of expenses incurred by Messrs. Gottlieb and Lebowitz in connection with the proposed transaction in the event that an alternative acquisition proposal was approved by the board of directors.

     In early February, Trans Healthcare Inc., a privately owned corporation that develops and operates specialty hospitals, skilled nursing facilities and outpatient post-acute network services, contacted Mr. Tompkins to express interest in potentially entering into a transaction with us and seeking access to non-public information to develop a more specific proposal. Mr. Tompkins referred the call to Houlihan Lokey. On February 14, 2001, Houlihan Lokey discussed with Trans Healthcare Inc. its interest in our company and in acquiring non-public information regarding our company.

     On February 15, 2001, the special committee received a term sheet from Messrs. Gottlieb and Lebowitz outlining in general terms the proposed transaction. The term sheet included an increase in the proposed purchase price from $10.00 to $11.00 per share and provided, among other things, that we would not initiate, solicit or encourage any acquisition proposal (although we would retain the right to consider any unsolicited superior acquisition proposal), that the proposed transaction would be subject to the approval of our stockholders (including a majority of the shares of common stock voting on the transaction not held by Messrs. Gottlieb and Lebowitz) and that, if the proposed transaction were to be abandoned under circumstances to be agreed upon, we would reimburse Messrs. Gottlieb and Lebowitz for fees and expenses of accountants, financial advisors, attorneys and consultants relating to the transaction, as well as any commitment and other fees, charges and expenses relating to the proposed transaction.

     Between February 15, 2001 and February 27, 2001, Mr. Tompkins and Houlihan Lokey had various conversations with Messrs. Gottlieb and Lebowitz in order to ask questions about the revised proposal. On February 20, 2001, we issued a press release describing the revised proposal.

     On February 27, 2001, the special committee met to consider Messrs. Gottlieb and Lebowitz's revised proposal. After discussion, the special committee concluded that Mr. Tompkins should continue negotiations with Messrs. Gottlieb and Lebowitz and that those negotiations should focus on increasing the purchase price while retaining for our company the right, even after an agreement was reached with Messrs. Gottlieb and Lebowitz, to provide information to and to conduct negotiations with G. Realco LLC and Trans Healthcare, Inc. and the right to consider and accept any superior acquisition proposals. At this meeting, Mr. Tompkins was also authorized to make a counter offer at $13.00 per share.

     Between February 27, 2001 and March 3, 2001, Mr. Tompkins and Houlihan Lokey had various discussions with Messrs. Gottlieb and Lebowitz regarding the price and other terms of the proposed transaction. On March 1 and 2, 2001, Mr. Tompkins also participated in two conference calls with representatives of GMAC during which the status of the current stockholder litigation and the structure of the proposed transaction were discussed and assurances were given to Mr. Tompkins that a definitive loan commitment would be forthcoming. During the discussions with Messrs. Gottlieb and Lebowitz, the price of $13.00 was put forward by Mr. Tompkins as a price that would be acceptable to the special committee. However, that price was rejected by Messrs. Gottlieb and Lebowitz. Mr. Tompkins and Houlihan Lokey also explored with Messrs. Gottlieb and Lebowitz possible purchase prices of $12.50 and $12.00, neither of which was acceptable to Messrs. Gottlieb and Lebowitz.

     On March 4, 2001, Mr. Tompkins met with Messrs. Gottlieb and Lebowitz for approximately four hours in an attempt to work out a draft term sheet which would be acceptable to Messrs. Gottlieb and Lebowitz and which Mr. Tompkins would be prepared to present to the special committee for its consideration. During the course of that meeting, a draft term sheet was developed, with the understanding that it would not be presented to the special committee for consideration until it had been reviewed by Ballard Spahr on behalf of the special committee and Heller Ehrman on behalf of Messrs. Gottlieb and Lebowitz. Thereafter, the proposed draft term sheet was reviewed and negotiated between counsel for the special committee and counsel for Messrs. Gottlieb and Lebowitz.

     The March 4 meeting and subsequent negotiations between counsel resulted in a revised offer from Messrs. Gottlieb and Lebowitz in which the proposed purchase price increased from $11.00 to $11.25 per share, subject to adjustment if certain transaction costs exceeded an agreed upon amount. Messrs. Gottlieb and Lebowitz also agreed not to acquire any additional shares of our common stock (except through the exercise of existing options or conversion rights) for a period of 18 months, provided that we agree not to issue any additional shares of common stock or any debt or securities convertible into or exchangeable for common stock during the same 18-month period. Under the revised offer, the special committee would have the right to provide confidential information to, and to negotiate potentially competitive transactions with, G. Realco LLC and

Trans Healthcare Inc. and to recommend to our stockholders any superior acquisition proposal received from G. Realco LLC, Trans Healthcare Inc. or any other interested party. In addition, if the proposed transaction between our company and Messrs. Gottlieb and Lebowitz were to terminate because the special committee recommended an alternative transaction to the stockholders, the Company would pay Messrs. Gottlieb and Lebowitz a termination fee in an agreed upon amount and reimburse Messrs. Gottlieb and Lebowitz for their out of pocket expenses relating to the transaction, including any and all points, fees or cost reimbursements paid to their lender, GMAC Commercial Mortgage Corporation. In connection with their revised offer, Messrs. Gottlieb and Lebowitz indicated their intention to make a tender offer, at a price not less than current market, for approximately 20% of our outstanding preferred stock.

     On March 6, 2001, the special committee met and was briefed by Mr. Tompkins as to the general terms and structure of the transaction outlined in the draft term sheet. On March 17, 2001, Mr. Tompkins, together with representatives of Houlihan Lokey and Ballard Spahr, met with Messrs. Gottlieb and Lebowitz and their counsel, Heller Ehrman, to discuss various open issues relating to the revised proposal, including the mechanics of the proposed purchase price adjustment, the amount of the proposed termination fee and the relationship between the revised proposal and the preferred stock tender offer. During this meeting, Mr. Tompkins and Houlihan Lokey again attempted to negotiate an increase in the proposed purchase price, but were not successful.

     On March 31, 2001 and April 7, 2001, the special committee and its counsel met to discuss the terms of the revised proposal. Representatives of Houlihan Lokey participated in the March 31, 2001 meeting. Houlihan Lokey informed the special committee at the March 31, 2001 meeting that it had received a call on March 27, 2001 from a representative of Lillibridge Health Trust, a Maryland real estate investment trust, expressing an interest in obtaining non-public information about our company and in potentially doing a transaction with our company. The special committee determined that any agreement with Messrs. Gottlieb and Lebowitz should treat Lillibridge Health Trust in the same manner as G. Realco LLC and Trans Healthcare, Inc. Houlihan Lokey also reported that
G. Realco LLC continued to show interest. The special committee determined that it should continue to attempt to finalize an agreement with Messrs. Gottlieb and Lebowitz before pursuing discussions with other potential acquirors. Also discussed at these meetings were, among other things, the amount of the termination fee and the scope and extent of the cost reimbursement provisions that the special committee would be willing to recommend. At the request of the special committee, management of our company, including Messrs. Gottlieb, Lebowitz and Hamer, participated in the April 7, 2001 meeting, in order to respond to certain questions of the committee members as to the assets, business and prospects of our company, and to review certain projections prepared by management of our company.

     During the period from March 31, 2001 to April 12, 2001, Mr. Tompkins and Houlihan Lokey had various discussions with Messrs. Gottlieb and Lebowitz regarding the expense reimbursement and termination issues, and on April 11, 2001, a proposed form of agreement in principle approved by Messrs. Gottlieb and Lebowitz was distributed to the special committee.

     On April 13, 2001, the special committee met to consider the proposed agreement in principle between our company and Messrs. Gottlieb and Lebowitz as circulated to the special committee, and to receive the oral opinion of Houlihan Lokey as to the fairness, from a financial point of view, to our company's nonaffiliated stockholders of the consideration of $11.25 per share (subject to adjustment to not below $11.00 per share) to be received by them from Messrs. Gottlieb and Lebowitz. Following Houlihan Lokey's presentation, the special committee unanimously approved the terms and conditions of the proposed transaction between our company and Messrs. Gottlieb and Lebowitz and recommended to our board of directors that our company execute and deliver the agreement in principle outlining such terms and conditions. Immediately following the special committee meeting, our board of directors met and, based upon Houlihan Lokey's fairness opinion and the special committee's recommendation, approved, with Messrs. Gottlieb and Lebowitz abstaining, the execution and delivery of the agreement in principle. At this point in time, our company and Messrs. Gottlieb and Lebowitz were legally bound with respect to the principal economic and business points of the merger transaction, subject to execution of definitive agreements and other conditions. Our company had reserved the right to provide non-public information to G. Realco LLC, Trans Healthcare, Inc. and Lillibridge Health Trust if they entered into appropriate confidentiality and standstill agreements and to consider any and all superior proposals.

     On April 13, 2001, we issued a press release announcing the agreement in principle reached with Messrs. Gottlieb and Lebowitz pursuant to the term sheet.

     Between April 13, 2001 and May 9, 2001, Messrs. Gottlieb and Lebowitz, together with their counsel, and Mr. Tompkins, together with the special committee's counsel, negotiated the terms and conditions of a definitive merger agreement, based upon the approved agreement in principle, pursuant to which a newly formed limited liability company owned by Messrs. Gottlieb and Lebowitz would merge with and into our company, with our company being the surviving entity in the merger and the common stockholders of our company, other than Messrs. Gottlieb and Lebowitz as to a portion of their shareholdings, receiving $11.25 per share of common stock, subject to adjustment downward (but not below $11.00) if certain expenses incurred by the special committee in connection with the proposed transaction exceeded $650,000.

     During this period, Mr. Tompkins and Houlihan Lokey also conferred with representatives of each of G. Realco LLC and Lillibridge Health Trust regarding each entity's interest in obtaining confidential information about our company for the purpose of pursuing a transaction with our company. Upon being contacted by Houlihan Lokey, Trans Healthcare, Inc. advised that it was not currently interested in pursuing a transaction with our company, and accordingly, no further discussions have been held with Trans Healthcare, Inc. Following their meetings with Mr. Tompkins and Houlihan Lokey, representatives of each of G. Realco LLC and Lillibridge Health Trust met separately with Messrs. Gottlieb and Lebowitz. After these meetings, each of G. Realco LLC and Lillibridge Health Trust communicated to Houlihan Lokey that they were not, at that time, interested in further pursuing a possible transaction with our company. G.Realco LLC indicated that it would not be interested in further pursuing a possible transaction with our company unless the special committee was able to guarantee that a transaction between our company and G.Realco LLC at a price higher than the price of Messrs. Gottlieb and Lebowitz's proposal would be consummated. Lillibridge Health Trust communicated that it would only be interested in pursuing a possible transaction with our company that would include an acquisition of our company's medical office buildings but not our company's skilled nursing and assisted living facilities. As a result, neither
G. Realco LLC, Trans Healthcare Inc. nor Lillibridge Health Trust have entered into confidentiality and standstill agreements with our company.

     On April 17, 2001, following our announcement of the agreement in principle with Messrs. Gottlieb and Lebowitz, Lyle Weisman and Mr. Tompkins had an initial conversation, in which Mr. Weisman stated that he was currently a stockholder in our company, that he was interested in obtaining confidential information regarding our company and that he might be interested in making a proposal for the acquisition of our company. Mr. Tompkins explained to Mr. Weisman the status of the transaction, and that under the terms of our company's agreement with Messrs. Gottlieb and Lebowitz, the special committee could not provide confidential information to him without first entering into a confidentiality and standstill agreement with him. Although the providing of confidential information to and the entering into of negotiations with Mr. Weisman would have been prohibited by the "no solicitation" provision of the agreement in principle, at the request of Mr. Tompkins, Messrs. Gottlieb and Lebowitz consented to the treatment of Mr. Weisman in the same manner as G. Realco LLC, Trans Healthcare, Inc. and Lillibridge Health Trust for purposes of the "no solicitation" provision.

     On April 20, 2001, Houlihan Lokey discussed with Mr. Weisman the execution of a confidentiality and standstill agreement. Mr. Weisman advised Houlihan Lokey that he was not prepared to enter into such an agreement at that time.

     On May 3, 2001, Mr. Weisman and members of his group met with Messrs. Gottlieb and Lebowitz, at which time Messrs. Gottlieb and Lebowitz advised Mr. Weisman and the members of his group attending the meeting, among other things, that they were not interested in selling their interest in our company at that time. On May 4, 2001, Mr. Weisman, together with certain of his associates, participated in a conference call with Mr. Tompkins, Houlihan Lokey and counsel to the special committee, during which Mr. Weisman again declined to enter into a confidentiality and standstill agreement, but stated his intention to continue purchasing shares of our common stock with a view toward possibly presenting his own proposal at a price and upon terms he believed would be superior to the price and terms offered by Messrs. Gottlieb and Lebowitz. However, Mr. Weisman did not, at that time, commit to submitting an alternative offer or proposal.

     On May 9, 2001, Messrs. Gottlieb and Lebowitz contacted the special committee and delivered a revised offer increasing the merger consideration to $12.00 per share provided that the condition that the proposed transaction be approved by a majority of the shares of common stock voting on the transaction not held by Messrs. Gottlieb and Lebowitz be removed.

     On May 10, 2001, following further negotiations with Mr. Tompkins, Messrs. Gottlieb and Lebowitz agreed that the $12.00 price would not be subject to any downward adjustment (the then current $11.25 price per share was subject to adjustment downward under certain circumstances to not less than $11.00 per share). Thereafter, the special committee met to discuss the revised offer received from Messrs. Gottlieb and Lebowitz. The special committee determined that the waiver of the condition requiring approval by a majority of the shares of common stock voting on the transaction not held by Messrs. Gottlieb and Lebowitz was in the best interests of the common stockholders in view of, among other factors, the 9% increase above the previous minimum purchase price of $11.00 and the fact that the $12.00 per share price was at the top of the range of values indicated by Houlihan Lokey. It was also noted that three of the four potential alternative acquirors had decided not to proceed further and that Mr. Weisman and his group had thus far declined to enter into a confidentiality and standstill agreement. The special committee noted that the trading price for the common stock was currently above the proposed $12.00 purchase price, but was informed by its financial advisor that both the trading price and the recent high volume of trading in our common stock were aberrational. Following discussion with its legal and financial advisors regarding the revised proposal, the special committee unanimously recommended to our board of directors that our company execute and deliver the definitive merger agreement prepared by counsel to Messrs. Gottlieb and Lebowitz and counsel to the special committee, subject to such agreement being modified by counsel to reflect the terms and conditions of the revised offer. Immediately following the special committee meeting, the board of directors of our company met and, based upon the special committee's recommendation, approved, with Messrs. Gottlieb and Lebowitz abstaining, the execution and delivery of the definitive merger agreement, subject to such agreement being modified by counsel to reflect the terms and conditions of the revised proposal. At this meeting, the board of directors also (1) waived the ownership limitation contained in our charter with respect to Messrs. Gottlieb and Lebowitz so long as Messrs. Gottlieb and Lebowitz do not own more than 25% in the aggregate in value of the outstanding equity stock of our company, and
(2) decreased the ownership limitation for all other persons, other than Messrs. Gottlieb and Lebowitz, from 9.8% (in value or in number of shares, whichever is more restrictive) to 8.0% (in value or in number of shares, whichever is more restrictive) of the outstanding equity stock of our company.

     On May 10, 2001, we issued a press release announcing the approval by the board of directors of a definitive merger agreement with the Acquiror for the acquisition of our publicly held stock.

     On May 11, 2001, the Weisman Group, filed a Schedule 13D with the United States Securities and Exchange Commission. The Schedule 13D indicated that the Weisman Group had collectively purchased within the previous sixty days 170,910 shares of common stock of our company, bringing their collective number of shares of our common stock to 227,410 (or approximately 9.7% of the issued and outstanding shares of our common stock). In addition, the schedule stated that the Weisman Group might explore the possibility of presenting their own offer at a price and upon terms which might be superior to the price and terms offered by Messrs. Gottlieb and Lebowitz. On May 17 and 18, 2001, the Weisman Group filed amendments to their Schedule 13D to reflect additional common stock purchases.

     On May 17, 2001, Mr. Weisman, his associates and his advisors met with Mr. Tompkins and the special committee's legal and financial advisors. At this meeting, Mr. Weisman again declined to enter into a confidentiality and standstill agreement, but informed Mr. Tompkins that he and his associates intended to submit a proposal within two weeks at a price and upon terms they believed would be substantially better than the price and terms of Messrs. Gottlieb and Lebowitz's proposal.

     On May 17, 2001, a third purported class action lawsuit was filed against our company and our directors. See "Special Factors -Litigation Regarding the Merger" for a description of this lawsuit.

     On May 25, 2001, we filed a Current Report on Form 8-K disclosing the status of the discussions with the four entities that had expressed an interest in a possible transaction with our company. Specifically, we disclosed that each of G. Realco LLC, Trans Healthcare, Inc. and Lillibridge Health Trust had indicated to us that it was not currently interested in pursuing an opportunity with our company, and that on May 17, 2001, Mr. Weisman had indicated to our company that he and his associates intended to submit a proposal within two weeks at a price and upon terms that they believed would be substantially better than the price and terms of Messrs. Gottlieb and Lebowitz in their proposal.

     On May 31, 2001, the Weisman Group filed an amended Schedule 13D indicating that they intended to make a proposal to the special committee within seven days at a price they expected to be between $14.50 and $15.50 per share. According to the amended Schedule 13D, the Weisman Group intended to finance their proposal through a combination of personal funds and funds from committed financing sources. On June 4, 2001, we filed a Current Report on Form 8-K indicating that the Weisman Group had filed an amended Schedule 13D stating that they intended to make such a proposal to the special committee.

     On May 31, 2001, the purported class action lawsuit filed against our company and our directors on December 14, 2000 in the Circuit Court for Baltimore City, Maryland, was re-filed in the Superior Court for the State of California, County of Los Angeles. See "Special Factors-Litigation Regarding the Merger" for a description of this lawsuit.

     On June 1, 2001, a fourth purported class action lawsuit was filed against our company and our directors. See "Special Factors-Litigation Regarding the Merger" for a description of this lawsuit.

     On June 5, 2001, the special committee received a proposal from the Weisman Group to acquire, at the election of our company, either (a) all of the issued and outstanding common stock of our company (including common stock issuable upon conversion of partnership units), but not less than a majority, at a cash price equal to $15.00 per share of common stock, or (b) all of the assets of our company at an all cash purchase price equivalent to $15.00 per share of common stock (the "Weisman Proposal").

     On June 6, 2001, the Weisman Group filed an amended Schedule 13D to reflect the Weisman Proposal. On June 6, 2001, we issued a press release announcing receipt of the Weisman Proposal and filed a Current Report on Form 8-K attaching the Weisman Proposal.

     On June 7, 2001, the purported class action lawsuit filed against our company and our directors on December 14, 2000 in the Circuit Court for Baltimore City, Maryland was voluntarily dismissed without prejudice. See "Special Factors-Litigation Regarding the Merger" for a description of this lawsuit.

     On June 7, 2001, the special committee met immediately following a meeting
of the board of directors of our company.   During the meeting, Mr. Tompkins
briefed the other committee members on the Weisman Proposal.   He noted, among
other things, that the proposal was subject to a number of contingencies, including the satisfactory completion of due diligence by the Weisman Group, and that the special committee was limited by the definitive merger agreement with
the Acquiror in the ways in which it could respond to the Weisman Proposal.   It
was determined that the special committee should meet as soon as possible with its legal and financial advisors to determine a proper response to the Weisman Proposal.

     At a meeting held on June 11, 2001, the special committee reviewed the Weisman Proposal with Ballard Spahr and Houlihan Lokey and discussed the options available to the special committee under the definitive merger agreement with
the Acquiror and applicable Maryland law.   It was noted that, while, under the
definitive merger agreement, the special committee was empowered to provide non-public information to the Weisman Group provided that the Weisman Group entered into an appropriate confidentiality and standstill agreement in a form acceptable to our company, the special committee could not negotiate the terms of an offer with the Weisman Group but, rather, could only seek clarification of any proposals that the Weisman Group might make unless and until such time, if ever, as the Weisman Group made an offer that was, in the view of the special committee, superior to the transactions specified in the definitive merger agreement.

     The members of the special committee noted, among other things, that the Weisman Proposal was subject to contingencies, including an unrestricted and unqualified due diligence contingency. The members of the special committee further noted that the financing commitments referenced in the Weisman Proposal were subject to the satisfaction of the due diligence contingency. Additionally, no information had been provided to date by the Weisman Group detailing the specific terms of such financing. In this regard, it was also noted that the financing necessary to do an asset transaction would be substantially greater than that needed to complete a stock transaction. It was finally noted that the consideration of $12.00 per share to be paid by the Acquiror under the definitive merger agreement was, in the opinion of Houlihan Lokey, at the top of the range of values for our company's common stock. Accordingly, there was, in the view of the special committee, a high risk that, upon the completion of due diligence, the Weisman Group would choose not to proceed.

     After discussion, the special committee determined that it must make certain not to lose the benefits provided under the definitive merger agreement with the Acquiror unless it had a firm and financed offer from the Weisman
Group.    Accordingly, the special committee delegated to Messrs. Reilly and
Tompkins the authority to meet with the Weisman Group to attempt to gain clarification as to the terms of the Weisman Proposal and to attempt to work out an arrangement pursuant to which the Weisman Group would be permitted to conduct due diligence and the special committee would be able to obtain the information it needed to assess the capability of the Weisman Group to perform financially.

     During the period between June 11, 2001 and June 19, 2001, Ballard Spahr had various conversations with counsel for the Weisman Group in an attempt to work out the terms of a confidentiality and standstill agreement which would permit the Weisman Group to have access to non-public information concerning our company and the terms of a confidentiality agreement which would permit the special committee to have access to non-public financial information regarding the ability of the Weisman Group to finance an acquisition of our company.

     On June 19, 2001, Messrs. Reilly and Tompkins, together with representatives of Houlihan Lokey and Ballard Spahr, met for approximately two hours with representatives of the Weisman Group and their counsel. During the meeting, Messrs. Reilly and Tompkins reviewed with the representatives of the Weisman Group the constraints imposed on the special committee and our company by the definitive merger agreement and thereafter discussed with the representatives of the Weisman Group:

   . the possible parameters of a confidentiality and standstill agreement of the type needed to permit the special committee to grant the Weisman Group access to non-public information concerning our company;

   . the type of financial information that the special committee would need to receive in order to properly evaluate any offer made by the Weisman Group; and

   . the importance to the special committee of having a firm and fully financed offer before it could consider terminating the definitive merger agreement.

     Ultimately, the representatives of the special committee and the representatives of the Weisman Group were unable to come to terms as to an appropriate confidentiality and standstill agreement. The Weisman Group advised the special committee that it intended to consider whether it needed to conduct additional due diligence, whether it would be prepared to make a binding offer not subject to any review or consideration of non-public information or whether, in the alternative, there was a form of confidentiality and standstill agreement that it would be willing to accept.

     On June 20, 2001, Mr. Tompkins met with Messrs. Gottlieb and Lebowitz to explore with them the flexibility that they might be willing to grant the
special committee to negotiate with the Weisman Group.   Mr. Tompkins also
discussed with Messrs. Gottlieb and Lebowitz the possibility of an increase in the price offered by them in light of the $15.00 per share price contemplated in the Weisman Proposal. Messrs. Gottlieb and Lebowitz advised Mr. Tompkins that they were not prepared to increase the purchase provided for in the definitive merger agreement.

     On June 21, 2001 and June 22, 2001, meetings were held between Mr. Gottlieb and Mr. Weisman. During these meetings, Mr. Gottlieb confirmed that he and Mr. Lebowitz had no desire to sell their ownership in our company. He further advised Mr. Weisman that he and Mr. Lebowitz believed that their $12 per share proposal was fair and that they had no interest in paying more than the $12 price offered to all the existing common stockholders of our company. Also, in response to an inquiry by Mr. Weisman, Mr. Gottlieb informed Mr. Weisman that he and Mr. Lebowitz had no desire to form a partnership with Mr. Weisman and his group.

     On June 22, 2001, the Weisman Group delivered to the special committee a first amendment (the "First Amendment") to the Weisman Proposal. The First Amendment amended the Weisman Proposal as follows:

  . the price per share of common stock of our company was increased from $15.00 to $15.25;

  . the section of the Weisman Proposal referencing a purchase of our company's assets was deleted; and

  . the expiration of the proPosal was extended to 5:00 p.m., Pacific Time, on Friday, July 6, 2001.

     On June 25, 2001, we filed a Current Report on Form 8-K attaching the First Amendment.

     On July 5, 2001, the special committee met to discuss the First Amendment and to review the information that the Weisman Group had submitted to the special committee regarding its financial capability to consummate a possible transaction. The members of the special committee noted that, while the Weisman Group appeared capable of obtaining the financing necessary to acquire our company, the special committee could not provide the Weisman Group with the non-public information about our company needed to satisfy the due diligence contingency of the Weisman Proposal unless the Weisman Group would agree to enter into an appropriate standstill agreement in a form acceptable to our company.

     On July 6, 2001, the Weisman Group delivered to the special committee a second amendment (the "Second Amendment") to the Weisman Proposal that:

   . increased the price per share of our company's common stock from $15.25 to $16.00 (subject to adjustment following customary corporate and legal due diligence to no less than $15.25), provided that the amount of our company's common stock to be acquired by the Weisman Group would be 100%;

   . offered to purchase less than all, but not less than 50.1% on a fully diluted basis, of our company's common stock at a price per share of $15.25, without a due diligence contingency;

   . conditioned the Weisman Proposal upon the negotiation and execution of a definitive and customary acquisition agreement between our company and the Weisman Group and the termination of the definitive merger agreement between our company and the Acquiror;

   . provided that the Weisman Group deliver a deposit of $750,000 to the special committee's counsel upon our company's acceptance of the Weisman Proposal, but that the deposit would be refunded if an acquisition agreement were not executed or if the transaction between our company and the Weisman Group was unable to close prior to September 30, 2001, for any reason other than a breach of the acquisition agreement by the Weisman Group; and

   . extended the expiration of the Weisman Proposal to 6:00 p.m., Pacific Time, on Friday, July 13, 2001.

    On July 10, 2001, the special committee met to consider the Second Amendment. The members of the special committee expressed concern that, if our company were to terminate the definitive merger agreement between our company and the Acquiror and move forward with the Weisman Proposal, our stockholders and company would bear the risk of a failed transaction.

    On July 11, 2001, we filed a Current Report on Form 8-K attaching the Second Amendment. Also, on July 11, 2001, Mr. Tompkins met with Messrs. Gottlieb and Lebowitz, who provided Mr. Tompkins with a list of a small number of stockholders of our company who, according to Messrs. Gottlieb and Lebowitz,had advised them of their opposition to the Weisman Proposal and who, together with Messrs. Gottlieb and Lebowitz, held more than 50.1% of our company's common stock. In addition, Messrs. Gottlieb and Lebowitz indicated to Mr. Tompkins that they might be willing to waive the provisions of the definitive merger agreement between our company and the Acquiror preventing the special committee from making a counterproposal to the Weisman Group, if the counterproposal set forth a purchase price of not less than $16.00 per share for all of our company's common stock, contained contract terms substantially similar to those currently in place between our company and the Acquiror and required the Weisman Group to deposit approximately $2.5 million to reimburse our company for its costs and expenses in the event of a failed transaction.

     On July 12, 2001, the special committee met to determine how to respond to the Weisman Group. The members of the special committee discussed the information that Messrs. Gottlieb and Lebowitz had provided to Mr. Tompkins regarding the stockholders of our company who, according to Messrs. Gottlieb and Lebowitz, had stated that they would not vote for the Weisman Proposal if the Weisman Proposal were submitted for consideration by our company's common stockholders. The committee members also discussed, among other things (i) the fact that the Weisman Group had not submitted a business plan with respect to the manner in which our company would be operated were they to acquire control,
(ii) the fact that, to date, the Weisman Group had been unwilling to move forward on a basis other than one that assured them control of our company, and
(iii) the time limits imposed on our company by the merger agreement and the term of the Acquiror's financing commitment. The committee members noted that Messrs. Gottlieb and Lebowitz were not obliged under the merger agreement to permit the committee to make a counter proposal to the Weisman Group, and that the willingness of the Acquiror to permit such a counter offer was indicative of the strength of the belief apparently held by Messrs. Gottlieb and Lebowitz that our stockholders would not approve an acquisition of control by the Weisman Group.

     Following discussion, the members of the special committee determined that the special committee ought to provide this information to the Weisman Group so that the Weisman Group could determine whether the Weisman Group was willing to assume the financial risk of their failure to get the stockholder support required for the consummation of their proposal. In light of these facts, the special committee also determined that our company should not at this time terminate the merger agreement or take any action that would give the Acquiror the right to terminate the merger agreement. Accordingly, the special committee authorized Mr. Tompkins, provided that the special committee received the necessary waiver from the Acquiror from compliance with the non-solicitation provisions of the definitive merger agreement between our company and the Acquiror, to communicate the committee's concerns to the Weisman Group that the Weisman Proposal was not reasonably capable of consummation and to make the following counterproposal:

   . all common stockholders of our company would receive a purchase price of not less than $16.00 per share, payable all in cash;

   . outstanding options would be purchased for a cash price equal to the excess of the purchase price of not less than $16.00 over the exercise price of the options (less required withholding of taxes);

   . our company and the Weisman Group would promptly enter into a definitive acquisition agreement setting forth the structure of a transaction and containing terms substantially similar to those set forth in the definitive merger agreement between our company and the Acquiror (except as otherwise contemplated in the counterproposal);

   . there would be no contingencies for due diligence or financing;

   . the Weisman Group would deliver to our company a nonrefundable payment of $2.5 million representing a portion of the fees and expenses that have been incurred by our company to date in connection with the offer made by Messrs. Gottlieb and Lebowitz and the additional fees and expenses that would be incurred by our company and paid to the Acquiror upon the termination of the definitive merger agreement between our company and the Acquiror; and

   . the Weisman Group would be entitled to a termination fee of $2.5 million in the event that the Weisman Group's acquisition of our company did not take place due to a material breach by our company of its obligations under the acquisition agreement between our company and the Weisman Group, but under no other circumstances.

     On July 19, 2001, the special committee received a waiver from the Acquiror from compliance with the non-solicitation provisions of the definitive merger agreement between our company and the Acquiror for the purpose of delivering the counterproposal to the Weisman Group and entering into discussions and negotiations with the Weisman Group regarding the counterproposal. After receiving the waiver, the special committee delivered the counterproposal to the Weisman Group. In the letter setting forth the counterproposal, the special committee advised the Weisman Group that, if the terms of the counterproposal were satisfactory, it would be prepared to make its recommendation to our company's board of directors upon:

   . the execution and delivery of a mutually satisfactory, legally binding term sheet incorporating the terms of the counterproposal;

   . review and approval by the special committee of the Weisman Group's business plan for our company so that the special committee could assure itself that the contractual obligations of our company to holders of its preferred stock and debt would be adequately provided for after the change of control; and

   . the payment of $2.5 million to our company.

     In addition, the special committee reminded the Weisman Group that, under the definitive merger agreement between our company and the Acquiror, our company would be obligated to pay a termination fee of $750,000 plus the reasonable fees and expenses of Messrs. Gottlieb and Lebowitz and the Acquiror if our company's board of directors or the special committee approved or recommended a competing proposal and the definitive merger agreement between our company and the Acquiror were terminated, regardless of whether the competing proposal led to a consummated transaction. The special committee also advised the Weisman Group that, while the special committee had no independent knowledge as to whether the information was accurate, there was a question as to whether the proposed acquisition of our company by the Weisman Group could be consummated because the special committee had been informed by Messrs. Gottlieb and Lebowitz that:

   . they did not intend to support the Weisman Group's proposal to acquire our company;

   . a small number of stockholders of our company had advised Messrs. Gottlieb and Lebowitz that they did not intend to support the Weisman Proposal; and

   . these individual stockholders held a number of shares of our company's common stock that, when aggregated with the shares of common stock and common stock equivalents held by Messrs. Gottlieb and Lebowitz, could be sufficient to prevent the Weisman Group from either obtaining the vote necessary to approve a merger or acquiring 50.1% of the outstanding shares of our company's common stock.

     On July 19, 2001, we issued a press release announcing delivery of the counterproposal to the Weisman Group. On July 20, 2001, we filed a Current Report on Form 8-K attaching the counterproposal.

     On July 30, 2001, the Weisman Group delivered to the special committee a third amendment (the "Third Amendment") to the Weisman Proposal. In the Third Amendment, the Weisman Group reaffirmed its desire to acquire all, but not less than 50.1%, of our company's common stock. In addition, the Third Amendment:

   . increased the proposed cash purchase price to $16.35 per share, subject to satisfactory completion of customary corporate and legal due diligence, or $15.35 per share without a contingency for due diligence;

   . conditioned the amended proposal on the negotiation and execution of a definitive acquisition agreement between our company and the Weisman Group and the termination of the definitive merger agreement between our company and the Acquiror;

   . provided that the Weisman Group would deliver a deposit of $750,000 to the special committee's counsel if our company accepted the amended proposal and would increase the deposit by an additional $400,000 upon execution of a definitive acquisition agreement between our company and the Weisman Group;

   . provided that the deposit was to be refunded if the transaction between our company and the Weisman Group was unable to close prior to October 30, 2001, for any reason other than a breach of the acquisition agreement by the Weisman Group; and

   . extended the expiration date of the Weisman Proposal to 6:00 p.m., Pacific
     Time, on Tuesday, August 7, 2001.

     On July 31, 2001, we issued a press release announcing receipt of the Third Amendment. On August 1, 2001, we filed a Current Report on Form 8-K attaching the Third Amendment.

     On August 6, 2001, the special committee met to discuss the Third Amendment. The members of the special committee noted that the Weisman Group had failed to address the special committee's concern about the possibility of a failed transaction, if the special committee were to terminate the definitive merger agreement between our company and the Acquiror and to recommend to our board of directors that the Weisman Proposal be submitted for consideration by our common stockholders. The committee members discussed at length the fact that while the proposal presented by the Weisman Group was at a significant premium to the merger consideration provided to the holders of our company's common stock in the merger agreement, there was considerable uncertainty as to whether that proposal could be consummated and our company could not present the Weisman Proposal to our common stockholders without either terminating or giving the Acquiror the right to terminate the merger agreement. If the merger agreement were terminated on such a basis, and if the Weisman Proposal were to fail to

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

obtain the support of the holders of more than 50% of the outstanding common stock of our company, then our company and our stockholders would be responsible for costs and expenses in excess of $2.5 million in addition to having lost the opportunity to complete an agreed to transaction. Additionally, in the absence of a consummated transaction, the special committee had reason to believe, based on the prior advice of Houlihan Lokey, that the market price of shares of our company's common stock might return to levels which had existed prior to the announcement of offer by Messrs. Gottlieb and Lebowitz to purchase all of the shares of our company's common stock which they did not own. As a result, the special committee decided to request an extension of the expiration date of the Weisman Proposal to 7:00 p.m., Pacific Time, on Tuesday, August 14, 2001, to seek clarification from the Weisman Group as to whether they understood that their proposal did not address the special committee's concern that the cost of a failed transaction not be imposed upon our company and our stockholders, and to retain an independent expert to advise the special committee on the likelihood, in light of the fact that Messrs. Gottlieb and Lebowitz intended to oppose the Weisman Proposal and that a small number of stockholders might also oppose the Weisman Proposal, that the Weisman Group could obtain the vote necessary to approve a merger or acquire 50.1% of the outstanding shares of our company's common stock.

     On August 7, 2001, counsel for the Weisman Group indicated that the Weisman Group was aware of the special committee's concern regarding the cost of a failed transaction and felt that those concerns should be largely mitigated by what the Weisman Group perceived to be a liquidation value of our company's assets in excess of the merger consideration. The Weisman Group did agree to extend the expiration date of the Weisman Proposal to 7:00 p.m., Pacific Time, on Tuesday, August 14, 2001.

Purpose of the Merger; Structure of the Merger

     Purpose. The purpose of the merger is to enable the Acquiror and management stockholders to acquire the entire common equity interest in our company, while providing the stockholders, including the management stockholders as to a portion of their shareholdings, with the opportunity to liquidate their investment in our company for cash at a price representing an approximately 55% premium over the average closing price of the common stock on the New York Stock Exchange during the 10 day period prior to the announcement of the management stockholders' initial merger proposal to our board of directors on November 30, 2000. The merger also provides liquidity to stockholders who may not have otherwise been able to sell their shares due to the low trading volume of our common stock.

     Acquiror and the management stockholders determined that it was an appropriate time to make the merger proposal based on their knowledge of our industry, their belief that the trading price of our common stock undervalued our company and our assets and their desire to take advantage of the benefits described below under "-- Benefits and Detriments of the Merger to the Acquiror, Acquiror Sub and Management Stockholders".

     Structure. The transaction is structured as a merger of the Acquiror into our company. We will survive the merger. In connection with financing the transactions, Acquiror Sub will also merge into the operating partnership. The operating partnership will survive the merger.

Recommendation of the Special Committee and the Board of Directors; Fairness of the Merger to Nonaffiliated Stockholders

     At a meeting held on May 10, 2001, the special committee unanimously determined (1) to recommend that the board of directors approve the merger proposal, and (2) that the terms of the merger proposal are fair to, and in the best interests of, our company's nonaffiliated stockholders.

     At a meeting of the board of directors held on May 10, 2001, at which all of the directors were present, the board of directors, based on the unanimous recommendation of the special committee, (1) declared that the transactions contemplated by the merger agreement are advisable and approved the merger proposal; (2) directed that the merger proposal be submitted for consideration by our common stockholders and determined to recommend to the stockholders that they vote to approve the merger proposal; and (3) determined that the terms of the merger proposal are fair to, and in the best interests of, our company's nonaffiliated stockholders. The management stockholders who are also directors abstained from voting.

     The Special Committee. In determining to recommend to the board of directors that it approve the merger proposal, and in determining that the merger proposal is fair to, and in the best interests of, our company's nonaffiliated stockholders, the special committee considered a variety of factors, each of which, in the special committee's view, supported the special committee's determination to recommend the merger proposal. The material supporting factors considered were:

     . the opinion of Houlihan Lokey dated as of April 13, 2001 as to the fairness from a financial point of view to our company's nonaffiliated stockholders of the proposed consideration of $11.25 per share (subject to adjustment to not below $11.00 per share) to be received by the nonaffiliated common stockholders in the merger, and the analyses presented to the special committee by Houlihan Lokey (see "-- Opinion of the Financial Advisor for the Special Committee");

     . the history of the negotiations with respect to the merger proposal that, among other things, led to an increase in the management stockholders' offer from $10.00 to $11.00 per share, then to $11.25 per share (subject to adjustment downward to not below $11.00 per share), and then ultimately to $12.00 per share, and the belief of the special committee that $12.00 per share was the best price reasonably available from the management stockholders;

     . the limited trading volume, institutional ownership and public float of our common stock, our small market capitalization and lack of research coverage from market analysts, all of which the special committee believed continued to adversely affect the trading market for, and the market value of, our common stock;

     . that $12.00 per share represents a premium of approximately 55% over the average closing price of the common stock on the New York Stock Exchange during the 10 day period prior to the announcement of the management stockholders' initial merger proposal to our board of directors on November 30, 2000;

     . that $12 per share is greater than the average price at which our company had repurchased our common stock during the preceding two years (See "Common Stock Purchase Information");

     . the advice of Houlihan Lokey which the special committee specifically relied upon to the effect that, given the business conditions at that time, if a transaction were not proposed to our stockholders, it was likely that our stock price would decrease to the price levels preceding the announcement of the merger proposal;

     . the advice of Houlihan Lokey that $12.00 per share was at the top of its range of values for our company's common stock (a value that reflected no discount for the fact that Messrs. Gottlieb and Lebowitz appeared to hold a controlling block of our company's common stock);

     . our ability to continue to declare regular quarterly dividends on our shares of common stock consistent with past practice until consummation of the merger;

     . the terms and conditions of the merger agreement, including the merger consideration, the scope of the parties' representations, warranties, covenants and agreements, the number of conditions to the obligations of the Acquiror and the rights of the special committee and the board of directors, consistent with their duties, to withdraw or modify their respective recommendations, subject to payment of a termination fee and costs and expenses;

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

     .  the commitment for debt financing from GMAC;

     . that the NAREIT index had remained virtually constant during the period commencing February 2, 2001 through the approval of the merger on May 10, 2001, indicating that the increase in the proposed purchase price was not based on fluctuations in the market for REITs, but rather reflects an increase in the underlying valuation of our business;

     . that from the time of the management stockholders' initial acquisition proposal which was publicly announced on November 30, 2000 through the approval of the merger by the special committee and the board of directors on May 10, 2001, the proposed transaction had been publicized to the market through a number of press releases and public filings, that four separate parties, G. Realco LLC, Trans Healthcare Inc., Lillibridge Health Trust and Lyle Weisman, had expressed interest in discussing a transaction with us and that the merger agreement provides that, if we receive a superior proposal from one of these parties or any other entity, we are entitled to present and recommend to the stockholders such proposal so long as we pay a termination fee and costs and expenses;

     . that, as of the date the merger agreement was recommended by the special committee and approved by our board of directors, three of these potential acquirors had decided not to proceed further and the fourth had declined to enter into a confidentiality and standstill agreement with our company (such an agreement being required by the agreement in principle before we could provide any non-public information concerning our company); and

     . the special committee's knowledge of our business and the real estate sector in which we operate, and based on this knowledge and other factors considered by the special committee the conclusion that, from the perspective of the nonaffiliated stockholders, it would be preferable to receive $12.00 in cash per share than to continue to bear the risk of any decreases in the trading price of our common stock as seen prior to the November 30, 2000 announcement by Messrs. Gottlieb and Lebowitz. See "-- Background of the Merger--The Merger Proposal."

     In light of the number and variety of factors the special committee considered in connection with its evaluation of the merger proposal, the special committee did not find it practicable to assign relative weights to the foregoing factors; accordingly, the special committee did not do so. The special committee did not specifically consider the net book value, going concern value or liquidation value of our company except insofar as they were included in the analyses presented to the special committee by Houlihan Lokey and served as the basis for its opinion.

     Subsequent to May 10, 2001, the special committee has received a proposal from the Weisman Group to acquire the common stock of our company. Such proposal has not changed the special committee's view that the merger proposed by the Acquiror is fair to, and in the best interests of, our company's nonaffiliated stockholders because there is considerable uncertainty that the proposal by the Weisman Group can be consummated and the Weisman Group is unwilling to protect our company against the significant out-of-pocket costs it would incur if the Weisman Group's proposal were recommended by our board for consideration by our stockholders and cannot consummated. See "--Background of the Merger--The Merger Proposal."

     In determining to recommend to the board of directors that it approve the merger proposal, and in determining that the merger proposal is fair to, and in the best interests of, our company's nonaffiliated stockholders, the special committee considered factors which did not support the special committee's determination to recommend the merger proposal. The material negative factors considered were:

     . that, following the merger, nonaffiliated stockholders will cease to participate in future earnings or growth, if any, of our company or benefit from increases, if any, in our value;

     . conflicts of interest of our officers and directors in connection with the merger (see "-- Interests of Certain Persons in the Merger" and "Certain Relationships and Transactions");

     . that the special committee would not be able to provide confidential information to or solicit alternative offers from future interested parties, other than the four parties specified in the merger agreement, unless a superior proposal was made;

     . that, due to the significant ownership position of Messrs. Gottlieb and Lebowitz, only a relatively small number of additional shares would be required to approve the transaction; and

     . the risk that the merger will not be consummated because the conditions to the merger have not been satisfied or waived. See "The Merger - - Conditions to the Merger" for a description of these conditions.

     The special committee concluded that these negative factors were outweighed by the supporting factors described above. The special committee consulted with Houlihan Lokey during the course of Houlihan Lokey's work in connection with its analysis of our company and evaluation of the proposed merger. The special committee did not request Houlihan Lokey to conduct a separate liquidation analysis of our company, although Houlihan Lokey did incorporate liquidation analyses in arriving at a range of market value for our company through several different methodologies and in its ultimate conclusion as to the fairness of the consideration to be received by the nonaffiliated stockholders in the merger.

     The special committee believes that the merger proposal is procedurally fair because:

     . the special committee consisted of disinterested directors appointed to represent the interests of, and to negotiate on an arm's-length basis with the management stockholders on behalf of, the nonaffiliated stockholders;

     .  the special committee retained and was advised by outside legal counsel;

     . the special committee retained Houlihan Lokey as financial advisor to assist it in evaluating the proposed merger and Houlihan Lokey confirmed that it had full and complete access to all of our records and officers in conducting its due diligence;

     . the merger consideration and the other terms and conditions of the merger agreement resulted from active arm's-length bargaining between the special committee and the management stockholders;

     . the merger consideration is at the top of the range of values of our company's common stock determined by Houlihan Lokey and provided by Houlihan Lokey to the special committee;

     . the terms of the proposal and the progress of the transaction were publicized to the market through a number of press releases and public filings; and

     . our company has reserved the right to consider and accept superior proposals.

     The special committee's determination that the merger proposal is procedurally fair was made in the absence of the following procedural safeguards:

     . the transaction was not structured so as to require the approval of a majority of nonaffiliated stockholders. The special committee had originally required that the transaction be approved by a majority of the shares of common stock voting on the transaction not held by Messrs. Gottlieb and Lebowitz but agreed to forgo it on May 10, 2001 in consideration of an increase in the purchase price per share (See "-- Background of the Merger -- The Merger Proposal); and

     . a majority of directors who are not employees of our company did not retain an unaffiliated representative to act solely on behalf of the nonaffiliated stockholders for purposes of negotiating the terms of the transaction. The special committee believed its members were capable of negotiating the terms of the transaction themselves.

     The Board of Directors. The board of directors, at its May 10, 2001 meeting, considered the unanimous recommendation of the special committee and adopted the analysis of the special committee, as well as the factors enumerated above that were considered by the special committee, and determined that the merger proposal is fair to, and in the best interests of, the nonaffiliated stockholders, approved the merger proposal, and recommended that the stockholders vote to approve the merger proposal. The nonaffiliated stockholders should be aware in considering the recommendation of the special committee that was adopted by the board of directors, that the management stockholders are also members of the board of directors and pursuant to the terms of the merger agreement will receive an aggregate of approximately $6.2 million in consideration for a portion of their common stock and for their outstanding stock options. Although each of the management stockholders abstained from voting on the merger proposal, such relationships could present such members of the board of directors with actual or potential conflicts of interest. The board of directors and the special committee considered the actual or potential conflicts of interest in making their recommendation and in approving the merger proposal. The special committee was formed, in part, to address these conflicts and to act on behalf of the nonaffiliated stockholders in relation to the merger. See "Special Factors -- Interest of Certain Persons in the Merger" for a discussion of these conflicts.

Benefits and Detriments to Nonaffiliated Stockholders

     We believe that the merger will result in the following benefits to the nonaffiliated stockholders: (1) realizing the value of their investment in our company in cash at a price which represents a premium to the market price for the common stock prior to the announcement of the management stockholders' offer to acquire all of our common stock and (2) eliminating the risk of a decline in the value of their investment in our company.

     The primary detriment to nonaffiliated stockholders of the completion of the merger is that they will cease to have any ownership interest in our company and will cease to participate in future earnings or growth, if any, of our company or benefit from increases, if any, in our value. In addition, the nonaffiliated stockholders may recognize a taxable gain, or loss, upon the completion of the merger.

Benefits and Detriments of the Merger to Acquiror, Acquiror Sub and Management Stockholders

     Following the merger, the management stockholder through their ownership of the Acquiror will become the beneficiary of any future earnings growth and any increase in our value. Acquiror believes the value of our company will be enhanced following the merger by the following:

   . by becoming a private company (which will occur as a result of the merger), we will have access to capital from our controlling investors rather than being dependant upon the cyclical public capital markets;

   . by eliminating certain costs associated with the public ownership of our common stock such as costs relating to preparation, printing and mailing proxy statements, the overall operational and administrative costs of the surviving company will be reduced. Although our company will remain a reporting company under the reporting requirements of the Exchange Act, it will not be subject to the proxy rules.

 . The detriments of the completion of the merger to Acquiror are:

     . the significant cash outlay and personal guarantees by the management stockholders required to complete the merger;

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

     . the inability of the surviving company to pay for acquisitions with publicly traded securities;

     . the inability of the surviving company to grant options to its employees exercisable for publicly traded securities.

Opinion of the Financial Advisor for the Special Committee

     The special committee retained Houlihan Lokey to render an opinion to the special committee as to the fairness, from a financial point of view, of the consideration to be received by the nonaffiliated stockholders. On April 13, 2001, Houlihan Lokey delivered its oral opinion to the special committee to the effect that, as of the date of such opinion, on the basis of its analysis summarized below and subject to the limitations described below, the proposed consideration of $11.25 per share (subject to adjustment to not below $11.00 per share) to be received by the nonaffiliated stockholders pursuant to the merger is fair to the nonaffiliated stockholders from a financial point of view. Subsequent to the date Houlihan Lokey delivered its opinion, the management stockholders increased their offer from $11.25 per share (subject to adjustment to not below $11.00 per share) to $12.00 per share. At such time, the special committee did not request that Houlihan Lokey update its opinion to reflect the increased merger consideration because it did not believe that one was necessary and because it would have entailed additional cost and expenses to our company. In light of the time that has passed since April 13, 2001, and the possibility that market conditions may have changed since that date, the special committee is currently considering requesting Houlihan Lokey to update its opinion as to the fairness, from a financial point of view, of the $12.00 per share to be received by the nonaffiliated stockholders.

     The full text of the written opinion of Houlihan Lokey directed to the special committee and dated as of April 13, 2001, which sets forth the assumptions made, matters considered, procedures followed and limitations of the review undertaken in connection with the opinion, is attached as Appendix B to this proxy statement and is incorporated herein by reference. Houlihan Lokey's opinion addresses only the fairness of the per share consideration of $11.25 (subject to adjustment to not below $11.00) proposed to be received by the nonaffiliated stockholders pursuant to the merger from a financial point of view to such stockholders. The opinion of Houlihan Lokey is directed to the special committee for its use in connection with its consideration of the merger proposal. The Houlihan Lokey opinion does not address the underlying business decision to effect the merger, nor does it constitute a recommendation to any stockholder as to how they should vote at the annual meeting with respect to the merger proposal. The summary of the opinion of Houlihan Lokey set forth herein is qualified in its entirety by reference to the full text of the opinion. The nonaffiliated stockholders are urged to, and should, read the opinion carefully and in its entirety. Houlihan Lokey has no obligation to update its opinion and has not done so following the changes in the structure of the merger and increased consideration to be paid after the date of its opinion.

     The special committee retained Houlihan Lokey based upon Houlihan Lokey's experience in the valuation of businesses and their securities in connection with recapitalizations and similar transactions, especially with respect to real estate investment trusts and other real estate-related companies. Houlihan Lokey is a nationally recognized investment banking firm that is engaged in providing financial advisory services and rendering fairness opinions in connection with mergers and acquisitions, leveraged buyouts, business and securities valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings and private placements of debt and equity securities.

     As compensation to Houlihan Lokey for its services in connection with the merger, we agreed to pay Houlihan Lokey an aggregate fee of $300,000 in addition to Houlihan Lokey's expenses in connection therewith. No portion of Houlihan Lokey's fee is contingent upon the successful completion of the merger, any other related transaction, or the conclusions reached in the Houlihan Lokey opinion. We also agreed to indemnify Houlihan Lokey and related persons against certain liabilities, including liabilities under federal securities laws that arise out of the engagement of Houlihan Lokey, and to reimburse Houlihan Lokey for certain expenses. In addition, Houlihan Lokey may receive additional financial advisory fees to evaluate alternative proposals if any are submitted to our company.

     Houlihan Lokey was not asked to opine and does not express any opinion as to: (1) the fairness of the merger to any of our company's security holders other than the nonaffiliated stockholders, (2) the tax consequences of the merger to either our company or any of our security holders, (3) the proposed tender offer, or (4) any of our security holders' underlying business decision to participate in the merger.

     Houlihan Lokey has not been requested to, and did not, solicit third party indications of interest in acquiring all or a part of our company or make any recommendations with respect to the form or amount of consideration to be paid in the merger. Although Houlihan Lokey analyzed our current financial situation and compared it to alternatives available in the market, Houlihan Lokey did not counsel the special committee as to the advisability of any particular alternative to the merger.

     In arriving at its fairness opinion, among other things, Houlihan Lokey:

     1) met with certain members of the senior management of our company to discuss the operations, financial condition, future prospects and projected operations and performance of our company;

     2) reviewed our company's annual report to stockholders on Form 10-K for the fiscal year ended 1999 and quarterly reports on Form 10-Q for the three quarters ended September 30, 2000, and company-prepared interim financial statements for the period ended December 31, 2000, which our management had identified as being the most current financial statements available at the time;

     3) reviewed forecasts and projections prepared by our management with respect to our company and each of our individual properties for the years ending December 31, 2001 through 2005 (the "Financial Forecasts");

     4) reviewed the historical market prices and trading volume for our publicly traded securities;

     5) reviewed certain other publicly available financial data for certain companies that Houlihan Lokey deemed comparable to our company;

     6) reviewed copies of the following documents and agreements delivered to Houlihan Lokey by our company:

          - Draft term sheet dated as of March 23, 2001 to the Board of Directors from Messrs. Gottlieb and Lebowitz regarding the proposed terms of the merger;

          - Draft term sheet between our company and GMAC Commercial Mortgage Corporation regarding the proposed financing dated as of March 20, 2001;

          - Appraisals for the medical office properties and selected senior care properties dated between January 2000 and 2001;

          - A letter from the Law Offices of Browne & Woods LLP on behalf of Jerry Magnin dated as of January 16, 2001;

          - Company-prepared net asset value calculations as of March 31, 2001, November 30, 2000 and December 31, 1999 and projected net asset value calculations as of year end for the years ending 2001 through 2004;

          -   Our organization chart and marketing materials;

          -   A schedule of projected capital expenditures by asset;

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

          - A schedule of current stock ownership including common stock, preferred stock, operating partnership units and stock options; and

          - Agreement of Limited Partnership of G & L Realty Partnership, L.P. dated as of November 15, 1993.

     7) reviewed certain other documents related to our company delivered to Houlihan Lokey by us; and

     8) conducted such other studies, analyses and inquiries as Houlihan Lokey have deemed appropriate.

     Analyses. The following is a summary of the material financial analyses used by Houlihan Lokey in connection with providing its opinion. This summary is qualified in its entirety by reference to the full text of Houlihan Lokey's opinion, which is attached as Appendix B to this proxy statement. You are urged to read the full text of the Houlihan Lokey opinion carefully and in its entirety.

     Houlihan Lokey used several methodologies to assess the fairness, from a financial point of view, of the consideration to be received by our company's nonaffiliated stockholders. Each methodology provided an estimate as to the aggregate value of the enterprise equity.

     Public Market Pricing:  Houlihan Lokey considered our public market price
     ---------------------
to estimate the value of our company. Houlihan Lokey calculated the aggregate market value of the common equity of our company by multiplying our stock price on March 22, 2001 by our common shares outstanding on a fully diluted basis as of September 30, 2000 (which it understood is not materially different than the common shares outstanding as of March 22, 2001, the date Houlihan Lokey performed its analysis). The resulting market value of common equity and per share indications, as calculated by Houlihan Lokey, totaled $33.4 million and $10.66, respectively.

     Build-Up Method:  Houlihan Lokey derived an indication of the range of
     ---------------
enterprise value for our company by: (1) applying capitalization rates to our adjusted net operating income for the year ended December 31, 2000, (2) applying capitalization rates to our projected adjusted net operating income for the year ending December 31, 2001, and (3) discounted cash flow approaches on each of our individual properties based upon the Financial Forecasts. After calculating the net present value of the individual property cash flows for the applicable periods using discount rates of 10.5 % to 14.5 %, a terminal value was calculated based upon the type of asset and exit capitalization rates ranging from approximately 8.0% to 15.0%, and (4) reviewing appraisals. Houlihan Lokey utilized publicly available information regarding capitalization rates exhibited in transactions involving assets similar in type and location to our properties.

     Based on the above analysis, Houlihan Lokey calculated a range of enterprise value indications of approximately $254.6 million and $269.6 million. Based on the above and after adding cash on hand as of December 31, 2000 and subtracting interest-bearing debt and the liquidation value of our preferred stock as of December 31, 2000 from the range of enterprise values, the resulting indications of the market value of the common equity of our company ranged from $23.3 million to $38.2 million or $7.41 to $12.19 per share, respectively.

     Direct Cap Approach:  Houlihan Lokey reviewed certain financial information
     -------------------
of two sectors of publicly traded comparable REITs selected solely by Houlihan
Lokey: Healthcare REITs and Office REITs. The first sector of public comparable Healthcare REITs included: Health Care Property Investors, Inc., Health Care REIT, Inc., Healthcare Realty Trust, Inc., LTC Properties, Inc., Meditrust Corporation, National Health Investors, Inc., and Omega Healthcare Investors, Inc. (collectively, the "Healthcare REIT Comparables"). The second sector of public comparable Office REITs included: Alexandria Real Estate Equities, Arden Realty, Inc., Great Lakes REIT, Kilroy Realty Corporation, Koger

Equity, Inc., Prentiss Properties Trust, and Reckson Associates Realty Corporation (collectively, the "Office REIT Comparables" and together with the Healthcare REIT Comparables, the "Comparables"). Houlihan Lokey calculated certain financial ratios of the Comparables based on the most recent publicly available information. The analysis showed, among other things, the following:
(1) the percentage of net operating income ("NOI") to the latest twelve months ("LTM") enterprise value ("EV") exhibited by the Healthcare REIT Comparables ranged from a low of 8.7% to a high of 16.7%; (2) the percentage of NOI to the LTM EV exhibited by the Office REIT Comparables ranged from a low of 7.0% to a high of 11.5%; (3) the percentage of NOI to the next fiscal year ("NFY") EV exhibited by the Healthcare REIT Comparables ranged from a low of 8.2% to a high of 16.3%; and (4) the percentage of NOI to the NFY EV exhibited by the Office REIT Comparables ranged from a low of 7.4% to a high of 10.4%.

     Houlihan Lokey derived enterprise value indications for the Company by:
(1) applying a selected LTM NOI multiple to our representative NOI for the fiscal year 2000 and (2) applying a selected NFY NOI multiple to our representative pro forma NOI for the fiscal year 2001. Houlihan Lokey calculated indications of the range of enterprise values between $233.4 million and $260.4 million. Based on the above and after adding cash as of December 31, 2000 and subtracting interest-bearing debt and the weighted average value of our preferred stock as of December 31, 2000 from the range of enterprise values, the resulting indications of the market value of the common equity of our company ranged from $1.3 million to $27.5 million or $0.42 to $8.77 per share, respectively.

     Consolidated Discounted Cash Flow Approach.  Houlihan Lokey utilized the
     ------------------------------------------
Financial Forecasts as prepared by management with respect to years 2001 through 2005. After calculating the net present value of cash flows for the applicable periods using discount rates of 10.5% to 14.5%, a terminal value was calculated based upon exit capitalization rates of 8.5% to 10.5%. Based on the Financial Forecasts and this analysis, Houlihan Lokey calculated indications of the range of enterprise values between $251.4 million and $288.4 million. Based on the above and after adding cash as of December 31, 2000 and subtracting interest-bearing debt and the weighted average value of our preferred stock as of December 31, 2000 from the range of enterprise values, the resulting indications of the market value of the common equity of our company ranged from $18.8 million to $54.7 million or $5.99 to $17.43 per share, respectively.

     Funds From Operations Approach:  Houlihan Lokey reviewed certain financial
     ------------------------------
information of the Healthcare REIT Comparables and the Office REIT Comparables. Houlihan Lokey calculated certain financial ratios of the Comparables based on the most recent publicly available information. The analysis showed, among other things, the following: (i) the ratio of the NFY price to funds from operations ("FFO") exhibited by the Healthcare REIT Comparables ranged from a low of 1.9x to a high of 9.6x, and (ii) the ratio of the NFY price to FFO exhibited by the Office REIT Comparables ranged from a low of 7.1x to a high of 10.3x.

     Houlihan Lokey derived market value of the equity indications for our company by: (1) applying a selected LTM FFO multiple to our representative FFO for the year 2000 and (2) applying a selected NFY FFO multiple to our representative pro forma FFO for the year 2001. Based on the above, the resulting indications of the market value of the common equity of our company ranged from $13.7 million to $20.1 million or $4.37 to $6.39 per share, respectively.

     Yield Approach.  Houlihan Lokey calculated the FFO payout ratios and
     ---------------
percentage yield for the dividends paid by the Healthcare REIT Comparables and the Office REIT Comparables as of January 2001. Houlihan Lokey then derived an indication of the market value of the equity for our company by applying (1) a current yield range to our implied common dividends for projected fiscal year 2001 based on FFO payout ratios demonstrated by the Comparables and (2) an optimal yield range as determined by selected publicly traded company comparables to our implied common dividends for projected fiscal year 2001 based on FFO payout ratios demonstrated by the Comparables. Based on this analysis, the indications of the market value of the common equity of our company ranged from $10.4 million to $45.7 million or $3.32 to $14.43 per share, respectively.

     Strategic Alternatives. Houlihan Lokey analyzed our current financial situation and compared it to alternatives available in the market, including the merger. Houlihan Lokey's analysis determined that given our current financial situation, market perception, outlook for public equity REITs, in general, and healthcare REITs, in particular, the ownership positions of Messrs. Gottlieb and Lebowitz, terms and conditions of the Series A and B preferred stock, cost of capital, and other factors, there were few alternatives in the capital markets in the form of reasonably priced debt, preferred stock and/or equity offerings available to us.

     Conclusion. Based on the aforementioned Build-Up Approach, Direct Cap Approach, Consolidated Discounted Cash Flow Approach, Funds From Operations Approach, and Yield Approach, Houlihan Lokey determined that the appropriate range of the market value of the common equity of our company was from approximately $19.0 million to $39.0 million or $6.00 to $12.00 per share, respectively. Based on the above analyses, Houlihan Lokey determined that the proposed consideration of $11.25 per share (subject to adjustment to not below $11.00 per share) to be received by the nonaffiliated stockholders in the merger is fair, from a financial point of view, to the nonaffiliated stockholders. After Houlihan Lokey delivered its oral opinion to the special committee on April 13, 2001, the management stockholders increased their offer to $12.00 per share, the top of Houlihan Lokey's range of values for our company's common stock. Houlihan Lokey did not update its opinion to reflect the increased offer price.

     As a matter of course, we do not publicly disclose forward-looking financial information. Nevertheless, in connection with its review, Houlihan Lokey considered Financial Forecasts. These financial projections were prepared by the management of our company. The Financial Forecasts were prepared under market conditions as they existed as of approximately December 31, 2000 and management does not intend to provide Houlihan Lokey with any updated or revised Financial Forecasts in connection with the merger. The Financial Forecasts do not take into account any circumstances or events occurring after the date they were prepared. In addition, factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operation of our company, may cause the Financial Forecasts or the underlying assumptions to be inaccurate. As a result, the Financial Forecasts should not be relied upon as necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on such Financial Forecasts.

     In arriving at its fairness opinion, Houlihan Lokey reviewed key economic and market indicators, including, but not limited to, growth in the U.S. Gross Domestic Product, inflation rates, interest rates, consumer spending levels, manufacturing productivity levels, unemployment rates and general stock market performance. Houlihan Lokey's opinion is based on the business, economic, market and other conditions as they existed as of April 13, 2001 and on the Financial Forecasts provided to Houlihan Lokey as of such date.

     In rendering its opinion, Houlihan Lokey has relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to Houlihan Lokey, including, without limitation, information furnished to it orally or otherwise discussed with it by our management, or publicly available. In addition, Houlihan Lokey has relied upon and assumed, without independent verification, that the Financial Forecasts were reasonably prepared and reflect the best currently available estimates of the financial results and condition of our company; and that no material changes have occurred in the information reviewed between the date the information was provided and the date of the Houlihan Lokey opinion. Houlihan Lokey did not independently verify the accuracy or completeness of the information supplied to it with respect to our company and does not assume responsibility for it.

Houlihan Lokey relied upon the assurances of our management that they were not aware of any facts that would make such information inaccurate or misleading. Furthermore, Houlihan Lokey did not make any independent appraisal of the specific properties or assets of our company.

     The summary set forth above describes the material points of more detailed analyses performed by Houlihan Lokey in arriving at its fairness opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In arriving at its opinion, Houlihan Lokey made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes that its analyses and summary set forth herein must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, or portions of this summary, could create an incomplete and/or inaccurate view of the processes underlying the analyses set forth in Houlihan Lokey's fairness opinion. In its analysis, Houlihan Lokey made numerous assumptions with respect to our company, the merger, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the respective entities. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. Additionally, analyses relating to the value of businesses or securities of our company are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

Position of the Acquiror, Acquiror Sub and the Management Stockholders

     The Acquiror, Acquiror Sub and the management stockholders have each concluded that the merger is fair to the nonaffiliated stockholders based on the following factors:

     . the recommendation of and approval by the special committee described under "-- Recommendation of the Special Committee and the Board of Directors; Fairness of the Merger to Nonaffiliated stockholders";

     . the receipt by the special committee of the opinion of Houlihan Lokey that the consideration to be received by the nonaffiliated stockholders in the merger is fair to such stockholders from a financial point of view;

     . that $12.00 per share represents a premium of approximately 55% over the average closing price of the common stock on the New York Stock Exchange during the 10 day period prior to the announcement of the management stockholders' initial merger proposal to our board of directors on November 30, 2000;

     . the management stockholders' belief that the price of our common stock during the period between the first announcement of a potential transaction until the execution of the merger agreement reflected the expectations of our investors based on the announcement of the proposed merger and that if the merger is not completed, the common stock price of our company would fall significantly;

     . that the principal terms of the merger were established through arm's-length negotiation between the special committee and its legal and financial advisors and the management stockholders and their legal advisors; and

     . that during the negotiation of the merger agreement, the interests of the nonaffiliated stockholders were represented by the special committee and its legal and financial advisors.

     In addition to the other factors considered by the Acquiror, Acquiror Sub and the management stockholders in concluding that the merger is substantively and procedurally fair to nonaffiliated stockholders, the Acquiror, Acquiror Sub and the management stockholders adopted the conclusion and analysis of the special committee described under "--Recommendation of the Special Committee and the Board of Directors; Fairness of the Merger to Nonaffiliated Stockholders" that the merger is fair to the nonaffiliated stockholders. The Acquiror, Acquiror Sub and the management stockholders did not attach relative weights to the specific factors considered in reaching their conclusions as to the fairness of the merger to nonaffiliated stockholders, although they considered the arm's-length negotiations between the parties, the receipt by the special committee of the opinion of Houlihan Lokey and the recommendation of the special committee to be the most significant.

Interests of Certain Persons in the Merger

     General. In considering the recommendation of the special committee and the board of directors, stockholders should be aware that our officers and directors may have interests in the merger or relationships, including those referred to below, that may present potential or actual conflicts of interest in connection with the merger. The special committee and the board of directors were aware of these potential or actual conflicts of interest and considered them along with other matters described under "-- Recommendation of the Special Committee and the Board of Directors; Fairness of the Merger to Nonaffiliated Stockholders." See also "Certain Relationships and Transactions."

     Messrs. Gottlieb and Lebowitz. Mr. Gottlieb is our Chief Executive Officer and co-Chairman of our board. Mr. Lebowitz is our President and the co-Chairman of our board. Messrs. Gottlieb and Lebowitz are also members of the Acquiror. In the merger, the Acquiror will merge with and into us, with the nonaffiliated stockholders receiving the right to receive $12.00 in cash for each share of our common stock, without interest. In addition, Messrs. Gottlieb and Lebowitz will receive an aggregate of approximately $6.2 million as merger consideration for a portion of their shares of common stock and for their outstanding stock options. In addition, at their discretion, the management stockholders may convert into the right to receive the merger consideration all but a nominal number of shares held by them if the aggregate purchase price of the preferred stock tendered in their tender offer for our preferred stock is less than $7.75 million. To the extent that the management stockholders convert the maximum number of shares, they will receive approximately an additional $2.1 million in merger consideration.

     The management stockholders have advised us that they and their affiliates intend to vote their shares of common stock for approval of the merger proposal. As of the record date, the management stockholders beneficially owned an aggregate of _________ shares of common stock (approximately ____% of the outstanding common stock), including _______ shares of common stock issued in exchange for their partnership units in the operating partnership.

     After the merger, all of the outstanding shares of our common stock will be held by Messrs. Gottlieb and Lebowitz. After Messrs. Gottlieb and Lebowitz delivered their initial acquisition proposal to our board on November 30, 2000, Messrs. Gottlieb and Lebowitz recused themselves from all discussions of our board of directors involving the potential merger until the April 13, 2001 meeting of the board of directors. Messrs. Gottlieb and Lebowitz also abstained from voting on the merger proposal. These events are described more fully in "Special Factors -- Background of the Merger."

     Treatment of Options. Certain of our directors, officers and employees have received options to acquire common stock pursuant to our 1993 Stock Incentive Plan.

     Pursuant to the merger agreement, we will take all actions necessary to cancel, immediately prior to the time the merger becomes effective, each outstanding option. The merger agreement provides that we will take all actions necessary to assure that, prior to the effective time of the merger, each option holder will be entitled to receive a cash amount equal to $12.00 less the exercise price for each share of common stock subject to the option, payable after the effective time of the merger for a vested or unvested option. In addition, upon the execution of the merger agreement, all unvested options held by the management stockholders became fully vested and exercisable.

     The table below shows the options currently held by each of our executive officers and directors (and all other individuals as a group) and the amounts in respect of such options such individuals (and such group) will be entitled to receive at the effective time of the merger.

                                                  Options           Payment at
Name                                              Granted         Effective Time
---------------------------------------------  -------------    ----------------

Independent Directors:
Richard L. Lesher..........................         1,500          $  2,812.50
Leslie D. Michelson........................         5,500             7,687.50
Charles P. Reilly..........................         6,000             4,250.00
S. Craig Tomkins...........................         6,000             4,250.00

Executive Officers:
Daniel M. Gottlieb.........................        83,500           235,812.50
Steven D. Lebowitz.........................        83,500           235,812.50
John H. Rauch..............................        15,000             7,125.00
David E. Hamer.............................         8,000               ----

All Other Individuals as a Group...........        38,500             4,750.00


     Indemnification and Insurance. Pursuant to the merger agreement, from and after the effective time of the merger, our company, as the surviving corporation, will indemnify and hold harmless our present and former officers and directors in respect of acts or omissions occurring prior to the effective time of the merger to the extent provided under our charter and bylaws in effect on the date of the merger agreement. For five years after the effective time of the merger, the surviving company will provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the effective time of the merger covering each such person currently covered by our officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date, provided that the surviving corporation shall not be obligated to make premium payments in excess of 150% of the premiums on the date of the merger agreement.

     Position of Executive Officers, Directors and Affiliates of the Company. Certain of our executive officers and directors hold shares of common stock. See "Securities Ownership of Certain Beneficial Owners and Management." After inquiry of these stockholders, we believe that they intend to vote their shares in favor of the approval of the merger. Except as otherwise set forth in this proxy statement (with respect to the management stockholders and their affiliates), such stockholders have not informed us of the reasons for their vote.

Certain Consequences of the Merger

     Pursuant to the merger agreement, following approval of the merger proposal and subject to the fulfillment or waiver of certain conditions, the Acquiror will be merged with and into us. Our company will continue as the surviving company in the merger.

     Because all shares of common stock held by the nonaffiliated stockholders will be cancelled in the merger, the nonaffiliated stockholders will cease to participate in future earnings or growth, if any, of our company or benefit from any increases, if any, in our value, and they no longer will bear the risk of any decreases in our value. In addition, upon completion of the merger, public trading of the common stock will cease and the common stock will be delisted from the New York Stock Exchange.

     Distributions by the surviving company after completion of the merger (other than any distribution for which the record date is a date prior to the date of completion of the merger) will be paid to the equity owners of the surviving company and not to the nonaffiliated stockholders.

     The common stock is currently registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Following the merger, the common stock will become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act, and its registration under the Exchange Act will be terminated. Our preferred stock will remain outstanding following the merger; thus our obligation to file reports pursuant to the Exchange Act will continue.

     After the merger, we will no longer be subject to the proxy rules under Exchange Act Regulation 14A with respect to our common stock. Therefore, we expect to save approximately $200,000 annually relating to the preparation, printing and mailing of proxy statements and the holding of an annual meeting for our public common stockholders. Also as a result of the merger, our company will no longer have immediate access to public equity markets and will be highly leveraged.

     At the effective time of the merger, unexercised options to purchase common stock with an exercise price of less than $12.00 will be converted into the right to receive cash. See "-- Interests of Certain Persons in the Merger - Treatment of Options" for a further description.

     Our executive officers immediately prior to the merger will be the executive officers of the surviving company immediately after the merger. Our charter and bylaws in effect immediately prior to the merger will be the charter and bylaws of the of the surviving company immediately after the merger.

Effects on Interests in Our Net Book Value and Net Loss

     The Acquiror and Acquiror Sub do not currently have any interest in our net book value or net loss and will not obtain any interest after the merger.

     The following table sets forth the interest of each of the management stockholders in our net book value, after the preferred stock liquidation preference of $25.00 per share, in terms of both dollar amounts and percentages, immediately prior to the merger and immediately following the merger. We have used our net book value, after the preferred stock liquidation preference, of negative $32.0 million as of December 31, 2000 and the equity interest of each of the management stockholders as of that date to compute the amount prior to the merger. To compute the amount following the merger, we adjusted our net book value, after the preferred stock liquidation preference, as of December 31, 2000 to give effect to the merger and related transactions, which resulted in a pro forma net book value, after the preferred stock liquidation preference, of negative $60.0 million, and we adjusted the equity interest of each of the management stockholders to give effect to the merger.

                         Interest in Net Book Value    Interest in Net Book Value
                            After Preferred Stock         After Preferred Stock
                           Liquidation Preference        Liquidation Perference
                             Prior to the Merger           Following the Merger
Name of Affiliate              ($ in millions)                ($ in millions)
-----------------              ---------------                ---------------
Daniel M. Gottlieb               $ (7.4)/23%                    $ (32.4)/54%
Steven D. Lebowitz               $ (6.0)/19%                    $ (27.6)/46%

     The following table sets forth the interest of each of the management stockholders in our net loss, after the payment of preferred stock dividends, in terms of both dollar amounts and percentages, immediately prior to the merger and immediately following the merger. We have used our net loss, after the payment of preferred stock dividends, of $6.0 million for the year 2000 to compute the amount prior to the merger and the equity interest of each of the management stockholders as of that date to compute the amount prior to the merger. To compute the amount following the merger, we adjusted our net loss, after the payment of preferred stock dividends, for the year 2000 to give effect to the merger and related transactions, which resulted in a pro forma net loss, after the payment of preferred stock dividends, of $10.5 million, and we adjusted the equity interest of each of the management stockholders to give effect to the merger.

                         Interest in Net Loss After   Interest in Net Loss After
                          Preferred Stock Dividend     Preferred Stock Dividend
                             Prior to the Merger          Following the Merger
Name of Affiliate              ($ in millions)               ($ in millions)
-----------------              ---------------               ---------------
Daniel M. Gottlieb               $ (1.4)/23%                   $ (5.7)/54%
Steven D. Lebowitz               $ (1.1)/19%                   $ (4.8)/46%

Plans for the Company After the Merger

     As of the date of this proxy statement, we have not approved any specific plans or proposals for any extraordinary corporate transaction involving the surviving company after the completion of the merger or any sale or transfer of a material amount of assets currently held by us after the completion of the merger. In addition, we have been advised by the Acquiror that neither the Acquiror nor the management stockholders have, as of the date of this proxy statement, approved any such plans or proposals for any extraordinary corporate transaction involving the surviving company after the completion of the merger. We have been advised by the Acquiror that it is the Acquiror's and the management stockholders' intention to hold their shares of our common stock as a long term investment. Although the Acquiror deems it unlikely, it reserves the right to change its plan at any time, and the Acquiror may elect to sell, transfer or otherwise dispose of all or any portion of the assets currently held by us to one or more of its affiliates or to any other parties as warranted by future conditions. In addition, we have been advised by the Acquiror that it currently plans to retain the members of our senior management, in their current positions with the surviving company after the merger. The Acquiror reserves the right to make whatever personnel changes with respect to the current members of our management it deems necessary after completion of the merger.

     The management stockholders have stated that they intend to make a cash tender offer for up to approximately 16% of the total number of outstanding shares of our preferred stock at a price of $17.50 per share of Series A preferred stock and $17.00 per share of Series B preferred stock. On ___, 2001, the closing prices of the Series A preferred stock and the Series B preferred stock were $___ per share and $___ per share, respectively. The tender offer would occur during the period in which we solicit proxies for the annual meeting to consider, among other things, the proposed merger and would close concurrently with, and be subject to, the closing of the merger. The management stockholders' plans are subject to change, and the management stockholders reserve the right to effect such changes.

     If required by the terms of the financing with GMAC or another financing source, we will prior to the effective time of the merger transfer to a newly formed limited partnership the assets of the operating partnership that are not related to medical office buildings.

Conduct of the Business of the Company if the Merger is not Consummated

     If the merger is not consummated, our business and operations are expected to continue to be conducted substantially as currently conducted. We anticipate that the management stockholders will continue to be substantial stockholders.

Material Tax Consequences

     The following discussion summarizes the material United States federal income tax considerations of the merger to our stockholders based upon the law as currently in effect. It does not address any state, local or foreign tax consequences and does not address the tax consequences to any stockholder in special circumstances.

     EACH STOCKHOLDER SHOULD CONSULT HIS OR HER OWN FINANCIAL AND TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE MERGER TO HIM OR HER.

     The exchange of common stock for cash by a stockholder in the merger will be a taxable transaction under the Internal Revenue Code of 1986, as amended. In general, a stockholder will recognize capital gain or loss equal to the difference between the tax basis of his or her common stock and the amount of cash received in exchange therefor if the common stock is a capital asset in the hands of the stockholder. Such gain or loss will be long-term capital gain or loss if the stockholder has held the common stock for more than one year as of the effective time of the merger. In limited circumstances, certain stockholders may receive a "dividend," taxed as ordinary income, for cash received in the merger to the extent of our current or accumulated earnings and profits at the effective time of the merger. We currently do not anticipate that there will be such earnings and profits at the effective time of the merger.

     These rules may not apply to stockholders who acquired their common stock pursuant to the exercise of stock options or other compensation arrangements with us or to stockholders who are not citizens or residents of the United States or who are otherwise subject to special tax treatment under the Internal Revenue Code.

Foreign Stockholders

     A "Foreign Stockholder" is a person that, for United States federal income tax purposes, is a non-resident alien individual or a foreign corporation. Pursuant to the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), a Foreign Stockholder will be subject to United States federal income tax at regular graduated rates on gain realized with respect to the common stock exchanged for cash in the merger, if such stock constitutes a "United States real property interest." Furthermore, a Foreign Stockholder or other foreign entities will be subject to withholding in respect of this tax at a rate of 10% of the amount realized in the merger.

     However, the stock will not be treated as a "United States real property interest" and, as a result, any gain realized by a Foreign Stockholder on the exchange of common stock for cash in the merger will not be subject to the United States tax imposed by FIRPTA if (1) our company is a "domestically-controlled REIT" within the meaning of the Internal Revenue Code; or (2) our common stock is regularly traded on an established securities market within the meaning of the Internal Revenue Code, except with respect to certain 5% stockholders. We believe that the common stock is regularly traded on an established securities market within the meaning of the Internal Revenue Code.

Backup Withholding

     The disbursing agent will be required to file information returns with the Internal Revenue Service with respect to payments made in connection with the merger. In addition, certain United States persons may be subject to a 30.5% backup withholding tax in respect of such payments if they do not provide their taxpayer identification numbers to the disbursing agent or in certain other situations. Our stockholders who are not United States persons may be required to comply with applicable certification procedures to establish that they are not United States persons in order to avoid the application of such information reporting requirements and backup withholding tax.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the stockholder's federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

     The federal income tax discussion set forth above is included for general information only and is based upon present law. Due to the individual nature of tax consequences, stockholders are urged to consult their tax advisors as to the specific tax consequences to them of the merger, including the effects of applicable state, local or other tax laws.

Litigation Regarding the Merger

     A number of stockholder class actions have been filed against us and our directors arising out of the proposal by Daniel M. Gottlieb, our Chief Executive Officer, and Steven D. Lebowitz, our President, to acquire all of the outstanding shares of our common stock not currently owned by them. The first suit, Lukoff v. G & L Realty Corp. et al., case number BC 241251, was filed in the Superior Court for the State of California, County of Los Angeles, on December 4, 2000. A second suit, Abrons v. G & L Realty Corp. et al., case number 24-C-00-006109, was filed in the Circuit Court for Baltimore City, Maryland, on December 14, 2000. This suit was voluntarily dismissed without prejudice on June 7, 2001, although Abrons re-filed in the Superior Court for the State of California, County of Los Angeles, case number BC 251479, on May 31, 2001. Morse v. G & L Realty Corp. et al., case number 221719-V, was filed in the Circuit Court for Montgomery County, Maryland, on May 17, 2001. Another suit, Harbor Finance Partners v. Daniel M. Gottlieb et al., case number BC 251593, was filed in the Superior Court for the State of California, County of Los Angeles, on June 1, 2001. All these actions assert claims for breach of fiduciary duty and seek, among other things, compensatory damages and/or to enjoin the transaction. Defendants deny the claims, although it is premature to predict the outcome of these actions.

                                  THE MERGER

     The following is a summary of the material provisions of the merger agreement. The following summary does not purport to be complete and is qualified in its entirety by reference to the merger agreement which is attached as Appendix A to this proxy statement and is incorporated herein by reference. Stockholders are urged to read the merger agreement in its entirety and to consider it carefully.

The Merger

     The merger agreement provides for the merger of the Acquiror with and into us. We will be the surviving company. At the effective time of the merger, the separate corporate existence of the Acquiror will cease. The surviving company will possess all the rights, privileges, immunities, powers and purposes of our company, and it will assume and become liable for all liabilities and obligations of the Acquiror.

Merger Consideration

     In the merger, each outstanding share of common stock held by the nonaffiliated stockholders will be converted, by virtue of the merger and without any action on the part of the stockholders, into the right to receive $12.00 in cash, without interest. In addition, 475,000 shares held by the management stockholders will be converted into the right to receive $12.00 in cash, without interest. Their remaining shares will not be converted and will remain outstanding after the merger. At the discretion of the management stockholders, the management stockholders may increase the number of shares of their common stock that convert into the right to receive the merger consideration if the aggregate purchase price of the preferred stock tendered in their tender offer is less than $7.75 million.

     In the merger, each option to purchase our common stock, whether or not fully vested or exercisable, will be converted automatically into the right to receive in cash the excess, if any, of $12.00 over the exercise price per share of such option.

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

     The merger consideration was determined as the result of arm's-length negotiations between the special committee and the Acquiror. See "Special Factors -- Background of the Merger," "--Recommendation of the Special Committee and the Board of Directors; Fairness of the Merger" and "-- Opinion of the Financial Advisor for the Special Committee."

Effective Time

     The merger will become effective at the time (1) of the filing with and acceptance for record of the Articles of Merger by the State Department of Assessments and Taxation of the State of Maryland or (2) at such time as we and the Acquiror specify in the Articles of Merger (not to exceed 30 days after the Articles of Merger are accepted for record by the Maryland Department). The Articles of Merger will be filed as soon as practicable after the requisite approval of the merger proposal by the stockholders at the annual meeting is obtained and the other conditions precedent to the consummation of the merger have been satisfied, or waived. We cannot assure you that all conditions to the merger contained in the merger agreement will be satisfied or waived. See "-- Conditions to the Merger."

Exchange And Payment Procedures

     As soon as practicable after the effective time of the merger, Mellon Investor Services, the disbursing agent, will mail to each record holder of an outstanding certificate representing common stock immediately prior to the effective time, a letter of transmittal and instructions for use in effecting the surrender of such certificate in exchange for the merger consideration. Upon surrender to the disbursing agent of a certificate representing common stock, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the disbursing agent, the holder of such certificate shall be entitled to receive the merger consideration. Until surrendered in accordance with the foregoing instructions, each certificate representing common stock will represent for all purposes only the right to receive the merger consideration.

     Stockholders should not send their common stock certificates now; they should send them only pursuant to instructions set forth in letters of transmittal to be mailed to stockholders as soon as practicable after the effective time. In all cases, the merger consideration will be provided only in accordance with the procedures set forth in this proxy statement, the merger agreement and such letters of transmittal.

     We strongly recommend that certificates representing common stock and letters of transmittal be transmitted only by registered United States mail, return receipt requested, appropriately insured. Stockholders whose certificates are lost will be required at the holder's expense to furnish a lost certificate affidavit and bond acceptable in form and substance to the disbursing agent.

     Any merger consideration made available to the disbursing agent that remains unclaimed by stockholders for nine months after the effective time of the merger will be delivered to the surviving company, and any stockholders who have not theretofore made an exchange must thereafter look to the surviving company for payment of their claim for merger consideration.

     The surviving company will pay all charges and expenses of the disbursing agent in connection with the merger and the payment and issuance of the merger consideration.

Transfer of Common Stock

     No transfer of common stock will be made on our stock transfer books after the effective time of the merger. If, at or after the effective time, certificates of common stock are presented, they will be canceled and exchanged for the right to receive the merger consideration as provided in "--Exchange and Payment Procedures."

Additional Agreements

     Preparation of SEC filings; Stockholders Meeting. We and the Acquiror have agreed in the merger agreement to prepare and file with the Securities and Exchange Commission this proxy statement and the Schedule 13E-3. We have agreed to use all reasonable best efforts to cause this proxy statement to be mailed to the stockholders at the earliest practicable date. We and the Acquiror have agreed to cooperate with each other and use reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or appropriate to consummate and make effective the merger and the other transactions contemplated by the merger agreement.

     The merger agreement provides that we will (1) as soon as practicable, call and convene a stockholders meeting for the purpose of obtaining the required stockholder approvals and (2) through the board of directors recommend to the stockholders that they approve the merger proposal. Notwithstanding the foregoing, the board of directors may at any time prior to the effective time of the merger withdraw, modify or change any recommendation regarding the merger or the merger agreement, or recommend any other offer or proposal, if the special committee or the board of directors, after consultation with its counsel and financial advisor, determines that taking any such action is required in accordance with its duties to the stockholders under applicable law.

     Access. The merger agreement provides that we will afford the representatives of the Acquiror reasonable access to our and our subsidiaries' properties, books, contracts, commitments, personnel and records.

     Stock Option Plan. Pursuant to the merger agreement, we have agreed to take all actions necessary to assure that, prior to the effective time of the merger, our 1993 Stock Incentive Plan is terminated.

     No Solicitation. The merger agreement provides that we will not, directly or indirectly initiate, solicit or encourage any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, tender offer, exchange offer, consolidation, share exchange, sale of assets or similar transaction (each an "acquisition proposal"), or engage in any negotiations concerning or providing confidential information to any person relating to an acquisition proposal. Notwithstanding the foregoing, the board or the special committee, on our behalf, may undertake to engage in certain of the above prohibited acts in connection with a superior proposal, which is a written, bona fide acquisition proposal by a third party which the board or special committee determines in its good faith judgment (1) to be superior from a financial point of view to the holders of common stock than the transactions contemplated by the merger agreement, after consultation with our financial advisors, taking into account all of the terms and conditions of such acquisition proposal and the merger agreement, including any proposal by Acquiror to amend the terms of the merger agreement, and (2) is reasonably capable of being completed, taking into account all financial, regulatory and other aspects of such acquisition proposal. The merger agreement also permits us to provide confidential information to G. Realco LLC, Trans Healthcare, Inc., Lillibridge Health Trust, and Lyle Weisman, each of which had expressed interest in discussing a transaction with us, as long as they sign confidentiality agreements with us.

     Standstill. Until October 13, 2002, neither the management stockholders nor any entity owned by them will acquire any additional shares of common stock without the written approval of the special committee, other than through the exercise of existing options, conversion rights with respect to operating partnership units or exchange of operating partnership units for shares of our common stock. This provision terminates in the event that a third party makes an acquisition proposal, other than an acquisition proposal that has received the recommendation of the board.

     Until October 13, 2002, we will not issue any additional shares of common stock, any debt securities or equity securities convertible into common stock, or any new class of debt or equity securities having voting rights. This provision does not apply to issuance of additional shares of common stock through the exercise of existing options, conversions of operating partnership units or exchange of operating partnership units for shares of common stock.

     Tender Offer. The management stockholders propose to make a tender offer to purchase up to 16% of the aggregate number of preferred stock at a purchase price of $17.50 per share of Series A preferred stock and $17.00 per share of Series B preferred stock, subject to consummation of the merger. The management stockholders intend to commence the tender offer and make the required filings with the Securities and Exchange Commission as soon as practicable following the mailing of this proxy statement.

     Exchange of Partnership Units. We or our affiliates will exchange a portion of our interest in 435 North Roxbury, Ltd., a California limited partnership, for operating partnership units held by Reese L. Milner and his affiliates on terms satisfactory to Mr. Milner and us. Mr. Milner is a former director of our company.

     Spinoff of Non-MOB Assets. If required by the terms of the GMAC financing, we will, with the approval of the holders of operating partnership units, prior to the effective time, transfer to a newly formed limited partnership the assets of the operating partnership that are not related to medical office buildings.

     Section 16 Matters. We have agreed to take all steps required to cause any dispositions of our shares of common stock resulting from the transactions contemplated by the merger agreement by our officers or directors to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with the Securities and Exchange Commission's interpretations.

Conduct of Business Pending The Merger

     Pursuant to the merger agreement, from the date of the merger agreement to the effective time of the merger, we must, and cause our subsidiaries to:

     . carry on our and our subsidiaries' business in the usual, regular and ordinary course in all material respects and in substantially the same manner as presently conducted and take all action necessary to continue to qualify as a REIT;

     . use all commercially reasonable efforts to preserve intact our and our subsidiaries' business organization and goodwill, and keep available the services of officers and key employees;

     . maintain our and our subsidiaries' books and records in accordance with generally accepted accounting principles consistently applied and not change in any material manner any of our or our subsidiaries' methods, principles or practices of accounting, except as may be required by the Securities and Exchange Commission, applicable law or generally accepted accounting principles;

     . duly and timely file all material tax returns and other documents required to be filed with federal, state, local and other tax authorities, subject to timely extensions permitted by law, provided such extensions do not adversely affect our status as a qualified REIT under the Internal Revenue Code; and

     . perform all agreements required to be performed by us and our subsidiaries.

     In addition, we may not, and may not permit any of our subsidiaries to:

     . make, rescind or revoke any material express or deemed election relative to taxes (unless required by law or necessary to preserve our status as a REIT or the status of any subsidiary as a partnership for federal income tax purposes or as a qualified REIT subsidiary under Section 856(i) of the Internal Revenue Code, as the case may be);

     . amend our charter or bylaws, or the articles or certificate of incorporation, bylaws, code of regulations, partnership agreement, operating agreement or joint venture agreement or comparable charter or organization document of any of our subsidiaries;

     . make changes in the number of our or our subsidiaries' shares of capital stock, membership interests or units of limited partnership interest, as the case may be, issued and outstanding or reserved for issuance, other than pursuant to the exercise of options;

     . grant options or other rights or commitments relating to our or our subsidiaries' shares of capital stock, membership interests or units of limited partnership interest or any security convertible into or exercisable for our or our subsidiaries' shares of capital stock, membership interests or units of limited partnership interest, or any security the value of which is measured by shares of capital stock, or any security subordinated to the claim of our general creditors, and not amend or waive any rights under any of the options;

     . authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of common stock or preferred stock, except consistent with past practice, or directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock, membership interests or units of partnership interest or any option, warrant or right to acquire, or security convertible into or exercisable for, shares of capital stock, membership interests, or units of partnership interest, except in order to preserve our status as a REIT under the Internal Revenue Code;

     . guarantee the indebtedness of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing;

     . increase any compensation or enter into or amend any employment, severance or other agreement with any of our officers, directors or employees earning a base salary of more than $100,000 per annum, other than as required by any contract or employee benefit plan or pursuant to waivers by employees of benefits under such agreements;

     . adopt any new employee benefit plan or amend or terminate or increase the benefits under any existing plans or rights, and not grant any additional options, warrants, rights to acquire stock, stock appreciation rights, phantom stock, dividend equivalents, performance units or performance stock to any officer, employee or director;

        accelerate, waive, amend or change the period of exercisability or vesting with respect to any grant of shares of common stock or options for the purchase of common stock, or authorize cash payments in exchange for any options or other similar rights granted by us;

     . enter into or amend or otherwise modify or waive any material rights under any agreement or arrangement for the persons who are our executive officers or directors or any of our subsidiaries; and

     . amend, terminate or otherwise modify or waive any conversion rights with respect to the operating partnership units.

     Pursuant to the merger agreement, each party has agreed not to knowingly take any action that would result in any representation or warranty made by it in the merger agreement becoming untrue.

Representations And Warranties

     Our material representations and warranties to the Acquiror contained in the merger agreement relate to the following matters:

     . the due organization and valid existence of our company and our subsidiaries and similar corporate matters;

     .  the capitalization of our company and our subsidiaries;

     . the due authorization, execution and delivery of the merger agreement by us and its binding effect on us;

     . the lack of required regulatory filings and approvals for the consummation of the merger, and the lack of conflicts between the merger agreement (and the transactions contemplated thereby) and our charter or bylaws, contracts to which we or our subsidiaries are parties, or any law, rule, regulation, order or decree applicable to us or our subsidiaries;

     . the accuracy of the information provided by us for inclusion in this proxy statement and the Schedule 13E-3;

     . the absence of current material litigation or actions pending or threatened in connection with our business;

     .  no default under our material contracts and indebtedness;

     . the absence of any event that has or would have a material adverse effect on us;

     . the inapplicability to the merger of certain provisions of state takeover law;

     . the absence of brokers and finders (other than Houlihan Lokey) engaged by us who would be entitled to payment in connection with the merger; and

     .  the receipt by the special committee of Houlihan Lokey's opinion.

     These representations and warranties are subject, in certain cases, to specified exceptions and qualifications.

     The merger agreement also contains representations and warranties of the Acquiror to us, including with respect to the following matters:

     . the due formation and valid existence of the Acquiror and similar corporate matters;

     . the due authorization, execution and delivery of the merger agreement by the Acquiror and its binding effect on the Acquiror;

     .  the capital structure of the Acquiror;

     . the lack of required regulatory filings and approvals for the consummation of the merger, and the lack of conflicts between the merger agreement (and the transactions contemplated thereby) and the articles of organization or operating agreement of the Acquiror, contracts to which it is a party, or any law, rule, regulation, order or decree applicable to the Acquiror;

     . the Acquiror's access to funds sufficient to consummate the transactions contemplated by the merger agreement;

     . the accuracy of the information provided by the Acquiror for inclusion in this proxy statement and the Schedule 13E-3;

     .  the absence of brokers and finders entitled to payment from Acquiror;
        and

     . the absence of current material litigation pending or threatened against the Acquiror.

     These representations and warranties are subject, in certain cases, to specified exceptions and qualifications.

Conditions To The Merger

     There are a number of conditions that must be satisfied before we or the Acquiror is obligated to complete the merger. These conditions are:

     . the holders of a majority of the total number of outstanding shares of common stock must approve the merger;

     .  required consents must be received; and

     . the fairness opinion delivered by Houlihan Lokey shall not have been withdrawn or adversely modified.

     There are additional conditions that must be met before the Acquiror is obligated to complete the merger. These conditions are:

     . the representations and warranties we made in the merger agreement must be true and correct in all material respects;

     . we must comply in all material respects with the terms of the merger agreement;

     .  the Acquiror must have obtained the necessary financing; and

     .  there shall have been no material adverse effect on our company.

     There are additional conditions that must be met before we are obligated to complete the merger. These conditions are:

     . the representations and warranties the Acquiror made in the merger agreement must be true and correct in all material respects;

     . the Acquiror must comply in all material respects with the terms of the merger agreement; and

     . our guarantee of an aggregate $1 million line of credit to the management stockholders from Tokai Bank must have been extinguished.

     The mutual conditions can be waived if both parties agree. The additional conditions to our obligations to complete the merger can be waived by us, and the additional conditions to the Acquiror's obligations to complete the merger can be waived by the Acquiror. Waivers by us require action by the board, with the special committee's recommendation, and waivers by the Acquiror require action by the members of Acquiror. If stockholder approval is obtained, no condition can be waived if it would adversely affect the nonaffiliated stockholders prior to the effectiveness of the merger without the further approval of the nonaffiliated stockholders.

Termination of The Merger Agreement

     Either we or the Acquiror may terminate the merger agreement and abandon the merger, generally whether before or after approval by the stockholders:

     .  by mutual written consent;

     .  if the merger has not been completed by October 15, 2001;

     . if the other party has materially breached a representation or warranty or failed to perform under the merger agreement;

     . if a final nonappealable order, decree or ruling from a court or other governmental entity prohibits the merger; or

     . if the merger proposal is not approved by the holders of a majority of the total number of outstanding shares of common stock.

     We may terminate the merger agreement:

     . if the board or special committee determines that an acquisition proposal constitutes a superior proposal and that failing to terminate the merger agreement would be inconsistent with the board's or special committee's duties under the Maryland General Corporation Law; or

     . if the board or special committee has determined that continuing to recommend approval of the merger would be reasonably likely to be a breach of the board's duties under the Maryland General Corporation Law.

     The Acquiror may terminate the merger agreement:

     . if the special committee or the board of directors withdraws or modifies its recommendation of the merger or the merger agreement or approves any acquisition proposal by a party other than the Acquiror;

     .  if there has been a material adverse effect on our company; or

     . if we fail to call and hold a stockholders meeting by September 15, 2001 and any entity or group has become the beneficial owner of 15% of our outstanding common stock or a third person disclosed its intention to make a bona fide acquisition proposal.

Termination Fees And Expenses

     We have agreed to pay or reimburse the management stockholders for up to $400,000 of their expenses. Such expenses include any and all fees of accountants, financial advisors, attorneys and consultants, as well as fees and costs paid or owed to their financing source. The management stockholders have agreed to refund such amounts if they materially breach their obligations under the merger agreement.

     We must pay all of the reasonable expenses incurred by the management stockholders and the Acquiror, and pay a termination fee equal to $750,000 if:

     . we terminate the merger agreement because, prior to the approval of the merger proposal by the stockholders, the board or special committee determines to accept a superior acquisition proposal from a third party;

     . we terminate the merger agreement because the board or special committee has determined that continuing to recommend approval of the merger would reasonably likely be a breach of the board's duties to the stockholders;

     . the Acquiror terminates the merger agreement because the special committee or the board of directors withdraws or modifies its recommendation of the merger or the merger agreement or approves any acquisition proposal by a party other than the Acquiror; or

     . the Acquiror terminates the merger agreement because we fail to call and hold a stockholder meeting by September 15, 2001 and any entity or group has become the beneficial owner of 15% of the outstanding common stock or a third person disclosed its intention to make a bona fide acquisition proposal.

     We must pay 50% of the reasonable expenses incurred by the management stockholders and the Acquiror if the Acquiror terminates the merger agreement because of a material adverse effect on our company and such material adverse effect was caused by a force majeure event. Force majeure event means the occurrence of an event that is beyond the reasonable control of the management stockholders or our company, such as natural disasters, war, labor unrest, power shortage or changes in law that would result in our company not qualifying as a REIT.

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

Amendment And Waiver

     The merger agreement provides that it may be amended by the parties thereto by an instrument in writing signed on behalf of each of the parties, at any time before or after approval of the merger proposal by the stockholders. However, after any such stockholder approval, no amendment may be made which reduces the amount or changes the form of consideration to be received in the merger or otherwise changes or effects any change which would adversely affect the nonaffiliated stockholders prior to the effectiveness of the merger without the further approval of the stockholders. It is not likely that the merger agreement will be amended after approval of the merger in a manner materially adverse to the nonaffiliated stockholders. However, if such an amendment is made, the board of directors will resolicit proxies prior to consummating the merger.

     At any time prior to the effective time of the merger, the parties to the merger agreement, by action taken by the board of directors, with the recommendation of the special committee, or the Acquiror's members, as the case may be, may (1) extend the time for the performance of any of the obligations or other acts of the other party to the merger agreement, or (2) waive compliance with any of the agreements or conditions contained in the merger agreement. The ability of a party to waive compliance with an agreement or condition in the merger agreement is subject to the provision described above requiring stockholder approval if they are materially adversely affected.

Financing; Source Of Funds

     The total amount of funds required to pay the merger consideration to the nonaffiliated stockholders is approximately $20.2 million. Approximately $1.8 million will be used to pay the fees and expenses related to the merger. In addition, approximately $6.2 million will be used to pay the management stockholders for a portion of their shares of common stock and for their outstanding stock options. The management stockholders will also borrow up to $5.99 million to fund their purchase of our preferred stock through a tender offer. In the merger agreement, the management stockholders have agreed to apply any dividends paid on preferred stock purchased by them in the tender offer, first to interest on any personal loans secured by the preferred stock and next to their $5.99 million loan. These funds will be loaned by GMAC to the Acquiror Sub, which will lend the funds to the management stockholders directly or indirectly through the Acquiror. The management stockholders have entered into a commitment letter with GMAC pursuant to which GMAC has committed up to $35 million in borrowings.

     Under the commitment letter, upon the consummation of the proposed merger, the operating partnership will ultimately become the borrower. The commitment letter provides that the financing will have a maturity date of ten years from the initial funding. The interest rate on the loan will be the 30 day London Interbank Offered Rate ("LIBOR") plus a spread of between 5.5% and 7.5%. As interest rate protection, a LIBOR cap on such terms and covering such amounts as GMAC shall request will be maintained by the operating partnership and all rights relating to the LIBOR cap will be assigned to GMAC. The total of the interest rate, plus any amortization payment, is due and payable monthly in arrears. The commitment fees are 2.25% of the total loan amount, or $787,500.

     The loan is secured by (1) unless prohibited by any existing first mortgage documents, a second mortgage on the real properties included within our portfolio of medical office buildings (other than the real property located at 435 North Roxbury Drive, Beverly Hills) (2) a lien on and assignment of the excess cash flow after first mortgage debt service, reserves and operating expenses for such properties, (3) a lien on all personal property, all rights, contracts and agreements, including limited partnership and limited liability operating agreements and insurance, and (4) a lien on and a pledge of the ownership interests of our medical office building subsidiaries.

     In addition to the pledged collateral described above, the Acquiror, and upon consummation of the merger, we, as the surviving company, will guarantee the obligations under the loan on a secured limited recourse basis. This guaranty will be secured by our partnership interest in the operating partnership, and to the extent permitted by existing debt, our shares in G & L Medical, Inc. and G & L Realty Financing II, Inc. In addition, Messrs. Gottlieb and Lebowitz will guarantee the obligations under the loan on a secured limited recourse basis. This guaranty will be secured by Mr. Gottlieb's and Mr. Lebowitz's common stock in our company and their partnership interests in the operating partnership. Also, to the extent permitted by the terms of the existing debt of the subsidiaries of the operating partnership, each subsidiary of the operating partnership and G & L Realty Financing II, Inc. will guarantee the loan on a secured basis. In addition, at GMAC's request, Messrs. Gottlieb and Lebowitz will execute a bottom guaranty in an amount not to exceed $3 million in favor of GMAC in respect of the obligations under the loan documents.

     Subject to limitations contained in existing first mortgage debt instrument on our medical office building properties, all after debt cash flow and required reserves from such properties will be placed in cash collateral accounts, with GMAC as the pledgee of such accounts.

     Until December 10, 2004 the operating partnership will be required, at its option, to either (1) post a letter of credit in favor of GMAC in an amount equal to approximately $860,000 or (2) post cash as collateral in the amount equal to approximately $860,000.

     Subject to the provisions described in the paragraph below, the loan may be prepaid in whole or in part in multiples of $100,000 on any payment date commencing with the 7/th/ month after the initial funding, upon 30 days prior written notice. Any such prepayment must be accompanied by the applicable prepayment premium, if any, and accrued interest on the amount prepaid. The prepayment premium if the loan is prepaid in the 7/th/ through 12/th/ months after the initial funding is 3.0% on amounts above $4.0 million. If the loan is prepaid in the 13/th/ through 24/th/ months after initial funding, amounts above a cumulative $8.0 million prepayment amount are subject to a prepayment premium of 2.0%. If the loan is prepaid in the 25/th/ through 36/th/ months after the initial funding, amounts above a cumulative $12.0 million prepayment amount are subject to a prepayment premium of 1.0%. Finally, if the loan is prepaid in the 37/th/ month after the initial funding through the maturity date, unlimited prepayments are allowed with no prepayment premium.

     In addition, generally, the net proceeds from the sale or refinancing of any individual medical office building property of our company must be applied to reduce the principal balance of the loan, with a prepayment premium of 3.0% in year 1, 2.0% in year 2, 1.0% in year 3 and no prepayment premium thereafter. Generally, the loan may not be repaid with the proceeds of a refinancing of our company or the operating partnership for two years following the closing of the loan. After two years, the loan may be prepaid in full with the proceeds of a refinancing by our company or the operating partnership of all or substantially all of our portfolio of medical office buildings and/or our other properties, in each case without a prepayment penalty, other than LIBOR breakage costs. The loan must by prepaid in full upon the sale of all or any portion of the management stockholders' equity interest in our company. Any such prepayment occurring in the first two years of the term of the loan must be accompanied by a prepayment premium equal to 2% of the amount prepaid.

     The commitment letter requires that the proceeds of the loan be used to provide financing for the mergers of the Acquiror and our company and the Acquiror Sub and the operating partnership, including related transaction costs and costs associated with the redemption or other acquisition of any outstanding options to purchase common stock of our company.

     The commitment letter provides for certain customary affirmative covenants and negative covenants applicable to our company and the operating partnership, including without limitation, limitation on other debt and encumbrances, limitation on transfers of our properties, and limitations on equity offerings.

     The financing commitment provided for in the commitment letter is subject to a number of conditions, including the consummation of the merger of the Acquiror with and into the company and the merger of the Acquiror Sub with and into the operating partnership on terms satisfactory to GMAC, the receipt of all necessary governmental, stockholder and third party consents and approvals, and the receipt of certain legal opinions.

     A copy of the commitment letter has been filed with the Commission as an exhibit to the Schedule 13E-3.

     The operating partnership plans to repay the loan with its cash flow from operations and from proceeds received from the refinancing of its existing properties. In addition, in the merger agreement, the management stockholders have agreed to apply dividends paid on any preferred stock purchased by them pursuant to the tender offer first to interest on any personal loans secured by the preferred stock and next to the loan from the Acquiror or Acquiror Sub to the management stockholders to fund the tender offer.

     The management stockholders currently do not have any alternative financing arrangements.

No Appraisal Rights

     Holders of common stock are not entitled to dissenting stockholders' appraisal rights or other similar rights under the Maryland General Corporation Law and will be bound by the terms of the merger agreement. The Maryland General Corporation Law does not provide appraisal rights or other similar rights to stockholders of a corporation in connection with a merger if their shares are listed on a national securities exchange, such as the New York Stock Exchange, on the record date for determining stockholders entitled to vote on such merger. All of the shares of common stock outstanding on the record date for determining stockholders entitled to vote on the merger were listed on the New York Stock Exchange.

Fees and Expenses

     The estimated aggregate costs and fees of our company and the Acquiror in connection with the merger and related transactions are as follows:

                                                                     To be Paid by the        To be Paid by the
                                                                          Company                Acquiror (1)
                                                                     -----------------        -----------------
Investment Banking Fees and Expenses............................       $  300,000                $    - - -
Filing Fees.....................................................            5,300                     - - -
Legal Fees and Expenses.........................................          500,000                   600,000
Financing Fees and Services.....................................            - - -                   787,500
Special Committee Fees and Expenses.............................                                      - - -
Accounting Fees and Advisory Services...........................          100,000                    50,000
Printing, Mailing and Vote Solicitation Fees....................          125,000                     - - -
Miscellaneous Fees (2)..........................................          250,000                     - - -
                                                                     -----------------        -----------------
     Total......................................................       $1,280,300                $1,437,500
                                                                     =================        =================

__________________

(1) We have agreed to pay or reimburse the Acquiror for up to $400,000 of the Acquiror's costs and expenses.

(2) Contingency for consultant fees and related costs.

     The merger agreement calls for such fees and expenses to be paid by the party that incurred them, except (1) for up to $400,000 in costs and expenses that we will pay or reimburse the Acquiror for and (2) under certain circumstances in which the merger agreement is terminated. See "-- Termination Fees and Expenses" for a description of these circumstances.

Regulatory Requirements

     Except for the filing of the Articles of Merger with the State Department of Assessments and Taxation of the State of Maryland pursuant to the Maryland General Corporation Law and the Maryland Limited Liability Company Act, and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the Delaware Revised Uniform Limited Partnership Act with respect to the partnership merger, after the approval of the merger proposal, and compliance with federal and state securities laws, neither we nor the Acquiror is aware of any material United States federal or state or foreign governmental regulatory requirement necessary to be complied with or approval that must be obtained in connection with the merger.

                     SELECTED FINANCIAL DATA OF THE COMPANY

     The following table sets forth consolidated selected financial and operating information for us for each of the years ended December 31, 2000, 1999, 1998, 1997 and 1996 and for the three months ended March 31, 2001 and 2000. The following information should be read in conjunction with all of the financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2000 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001. This data also should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K for the year ended December 31, 2000 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001. The consolidated selected financial and operating data as of December 31, 2000, 1999, 1998, 1997 and 1996 and for each of the years ended December 31, 2000, 1999, 1998, 1997 and 1996 have been derived from audited financial statements. The consolidated selected financial and operating data as of March 31, 2001 and 2000 and for each of the quarters ended March 31, 2001 and 2000 have been derived from unaudited financial statements.

                                              Three Months Ended March 31,               Year Ended December 31,
                                              ---------------------------    -------------------------------------------------
                                                 2001            2000          2000      1999      1998      1997      1996
                                              ------------  -------------    --------- ---------  -------  --------  ----------
                                                                (In thousands, except per share amounts)
Operating Data:
---------------
Revenues:
 Rental....................................        $ 6,581         $ 6,789   $25,889   $27,928   $24,639   $20,307   $15,796
 Patient revenues..........................          5,008             899    17,820       ---       ---       ---       ---
 Tenant reimbursements.....................            409             355     1,495     1,275       781       707       728
 Parking...................................            346             303     1,273     1,148     1,501     1,439     1,251
 Interest and loan fees....................            510             484     2,532     2,797     4,517     4,322     6,712
 Net gain on sale of assets................            ---           1,263     1,263       ---       ---       ---       ---
 Other income..............................            437             109       573       398       254       274       549
                                                   -------         -------   -------   -------   -------   -------   -------
   Total revenues..........................         15,904          10,202    50,845    33,546    31,692    27,049    25,036
                                                   -------         -------   -------   -------   -------   -------   -------
Expenses:
 Property operations.......................          2,177           1,855     7,854     7,569     6,171     6,280     5,696
 Skilled nursing operations................          4,530             818    16,548       ---       ---       ---       ---
 Depreciation and amortization.............          1,473           1,533     6,015     5,690     4,597     3,570     2,773
 Interest..................................          3,298           3,423    13,802    12,393     8,683     9,088     9,322
 General and administrative................            848             700     2,892     3,196     2,554     2,044     1,787
 Provision for doubtful accounts, notes
  and bonds receivable..................               ---           2,288     2,288     2,000     5,603       ---       ---
 Impairment of long-lived assets                       ---             ---       ---     6,400       ---       ---       ---
 Loss on disposition of real estate........            ---             ---       ---       ---       ---       ---     4,874
                                                   -------         -------   -------   -------   -------   -------   -------
   Total expenses..........................         12,326          10,617    49,399    37,248    27,608    20,982    24,452
                                                   -------         -------   -------   -------   -------   -------   -------
 Income (loss) from operations before
  minority interests, equity in (loss)
  earnings of unconsolidated affiliates
  and extraordinary (losses) gains.........          3,578            (415)    1,446    (3,702)    4,084     6,067       584
 Equity in (loss) earnings of
  unconsolidated affiliates................            (83)           (143)     (417)     (269)       80     1,195       ---


 Minority interest in consolidated
     affiliates...............................            (62)            (67)     (182)     (175)     (225)     (156)     (129)

 Minority interest in Operating
     Partnership..............................            ---             533       460     2,202       404      (545)      (65)
                                                      -------         -------   -------   -------   -------   -------   -------

                                                      -------         -------   -------   -------   -------   -------   -------
 Income (loss) before extraordinary
     gains (losses)...........................          3,433             (92)    1,307    (1,944)    4,343     6,561       390

 Extraordinary (losses) gains (net of
     minority interest).......................            ---            (158)     (158)     (171)      ---       ---     9,311
                                                      -------         -------   -------   -------   -------   -------   -------

                                                      -------         -------   -------   -------   -------   -------   -------
 Net income (loss)............................        $ 1,643         $(2,043)  $ 1,149   $(2,115)  $ 4,343   $ 6,561   $ 9,701
                                                      =======         =======   =======   =======   =======   =======   =======
Per share data:...............................
 Basic:
     Before extraordinary (losses) gains......        $  0.70         $ (0.75)  $ (2.46)  $ (2.44)  $ (0.70)  $  0.91   $  0.10
     Extraordinary (losses) gains.............            ---           (0.06)    (0.07)    (0.04)      ---       ---      2.29
                                                      -------         -------   -------   -------   -------   -------   -------
     Net income (loss)........................        $  0.70         $ (0.81)  $ (2.53)  $ (2.48)  $ (0.70)  $  0.91   $  2.39
                                                      =======         =======   =======   =======   =======   =======   =======
 Fully Diluted:
     Before extraordinary (losses) gains......        $  0.70         $ (0.75)  $ (2.46)  $ (2.44)  $ (0.70)  $  0.89   $  0.09
     Extraordinary (losses) gains.............            ---           (0.06)    (0.07)    (0.04)      ---       ---      2.24
                                                      -------         -------   -------   -------   -------   -------   -------
     Net income (loss)........................        $  0.70         $ (0.81)  $ (2.53)  $ (2.48)  $ (0.70)  $  0.89   $  2.33
                                                      =======         =======   =======   =======   =======   =======   =======

                                                   At and for the Three Months
                                                        ended March 31,                 At or for the Year ended December 31,
                                                   ------------------------  -------------------------------------------------------
                                                      2001           2000      2000      1999         1998         1997        1996
                                                   -----------  -----------  --------  ----------  -----------  ----------  --------
                                                                       (In thousands, except per share amounts)
Cash Flow Data:
--------------
Net cash provided by operating activities.....     $  5,898       $  2,086  $  7,490  $  8,708      $ 12,666    $  9,045   $  5,726
Net cash used in investing activities.........         (831)        (1,063)     (373)  (12,330)      (51,094)    (49,534)   (23,413)
Net cash (used in) provided by financing
 activities...................................       (3,840)        (5,880)  (11,871)    9,788        26,198      53,833     17,283

Balance Sheet Data:
------------------
Land, buildings and improvements, net.........     $167,592       $185,086  $168,280  $180,367      $186,751    $139,082   $ 93,231
Mortgage loans and bonds receivable, net......       11,398         15,725    11,244    16,026        12,101      14,098     34,576
Total investments.............................      178,990        200,811   179,524   196,393       198,852     153,180    127,807
Total assets..................................      205,126        227,521   205,466   232,396       219,499     189,380    135,996
Total debt....................................      158,229        175,798   158,942   177,371       134,880      95,172    109,025
Total stockholders' equity....................       41,165         45,338    39,891    51,385        79,584      88,924     22,448

Other Data:
----------
Ratio of earnings to fixed charges and
 preferred dividends (1)......................         0.97x          0.27x     0.71x     0.53x         0.82x       1.36x      1.59x
Ratio of funds from operations to fixed
 charges and preferred dividends (2)..........         1.08x          0.59x     0.91x     0.70x         1.05x       1.77x      1.88x
Ratio of total debt to total market
 capitalization (3)...........................         60.8%          63.8%     65.3%     63.8%         50.6%       35.9%      63.8%
Book value per common share...................     $  17.53       $  18.03  $  17.09  $  15.43      $  19.25    $  21.54   $   5.38
Number of properties..........................           40             46        40        45            36          25         15

 ____________________________________

1) For purposes of these computations, earnings consist of net income plus fixed charge. Fund charges and preferred dividends consist of interest expense capitalized interest, amortization of deferred financing costs and preferred dividends paid to preferred stockholders during the period. The deficit of earnings to fixed charges and preferred dividends for the three months ended March 31,2001 and 2000 was $147,000 and $3,836,000 respectively, and for the years ended December 31, 2000 and 1999 was $6,015,000 and $9,327,000 respectively.

2) For purposes of these computations ratio of funds from operations to fixed charges consists of FFO plus fixed charges and preferred dividends paid to preferred stockholders during the period. FFO represents net income (computed in accordance with GAAP consistantly applied), excluding gains (or losses) from debt restructuring and sales of property plus depreciation of real property less preferred stock dividends paid to holders of preferred stock during the period and after adjustments for consolidated and unconsolidated entitles in which our company holds a partial interest. See our Annual Report on Form 10-k for the year ended December 31 2000 for more information on how FFO is composed Fixed charges and preferred dividends consist of interest expense capitalized interest amortization of deferred financing costs and preferred dividends paid to preferred stockholders during the period. The deficit of funds from operations to fixed charges for the three months ended March 31, 2000 was $2,164,000 and for the year ended December 31, 2000 and 1999 was $1,786,000 and $5,966,000 respectively

3) Total market capitalization as of the dates presented is long-term debt plus the aggregate market value of our common stock and operating partnership units not owned by us, assuming one operating partnership unit is equivalent in value to one share of common stock plus the liquidation value of the preferred stock outstanding.

                        PRO FORMA FINANCIAL INFORMATION

          The following table sets forth unaudited pro forma financial information for us for the year ended December 31, 2000, which has been derived by the application of pro forma adjustments to our historical consolidated financial statements incorporated by reference in this proxy statement. The pro forma balance sheet data give effect to the merger and related transactions as if such transactions had occurred as of December 31, 2000. The pro forma results of operations for the period presented gives effect to the merger and related transactions as if such transactions were consummated as of January 1, 2000 for the year ended December 31, 2000. The adjustments are described in the footnotes that follow this table. You should not consider the pro forma financial information indicative of actual results that would have been achieved had the merger and related transactions been consummated on the date or for the periods indicated and do not purport to indicate balance sheet data or results of operations as of any future date or for any future period. You should read these data in conjunction with our financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2000.

                               G&L REALTY CORP.
                          CONSOLIDATED BALANCE SHEET
                                (In Thousands)

                                                             Actual                                 Pro Forma
                                                          December 31,                             December 31,
                                                              2000          Adjustments               2000
                                                              ----         ------------               ----
ASSETS:
-------
Rental properties:
    Land                                                     28,599                                    28,599
    Building and improvements                               167,718                                   167,718
    Projects under development                                  171                                       171
                                                          ---------                                ----------
    Total                                                   196,488                                   196,488
    Accumulated depreciation                                (28,208)                                  (28,208)
                                                          ---------                                ----------
    Total rental properties                                 168,280                                   168,280
Cash and cash equivalents                                     2,791                                     2,791
Restricted cash                                               4,624                                     4,624
Tenant rent and reimbursements receivable, net                6,669                                     6,669
Unbilled rent receivable, net                                 2,412                                     2,412
Other receivables, net                                           46                                        46
Mortgage loans and bonds receivable, net                     11,244              5,989          (D)    17,233
Investments in unconsolidated affiliates                      4,851                                     4,851
Deferred charges and other assets, net                        4,549              1,288          (C)     5,837
                                                          ---------                                ----------

    TOTAL ASSETS                                            205,466                                   212,742
                                                          =========                                ==========

LIABILITIES:
------------
Notes payable                                               158,942             35,000                193,942
Accounts payable and other liabilities                        6,099                                     6,099
Distributions payable                                           433                                       433
Tenant security deposits                                      1,367                                     1,367
                                                          ---------                                ----------
    Total liabilities                                       166,841                                   201,841

Minority interest in consolidated affiliates                 (1,266)                32          (E)    (1,234)
Minority interest in Operating Partnership                        -                310          (H)       310

STOCKHOLDERS' EQUITY:
---------------------
Series A preferred stock                                         15                                        15
Series B preferred stock                                         14                                        14
Common stock                                                     23                (16)         (A)         7
Additional paid-in capital                                   72,441            (27,708)         (B)    44,733
Distributions in excess of net income                       (32,602)              (342)         (L)   (32,944)
                                                          ---------                                ----------
    Total stockholders' equity                               39,891                                    11,825
                                                          ---------                                ----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                  205,466                                   212,742
                                                          =========                                ==========

                               G&L REALTY CORP.
                     CONSOLIDATED STATEMENT OF OPERATIONS
                                (In Thousands)

                                                                      Actual                                     Pro Forma
                                                                    December 31,                                December 31,
                                                                        2000               Adjustments              2000
                                                                        ----               -----------              ----
REVENUES:
    Rental                                                               25,889                                      25,889
    Patient Revenues                                                     17,820                                      17,820
    Tenant reimbursements                                                 1,495                                       1,495
    Parking                                                               1,273                                       1,273
    Interest and loan fees                                                2,532                                       2,532
    Gain on sale of assets                                                1,263                                       1,263
    Other                                                                   573                                         573
                                                                         ------                                      ------
           Total revenues                                                50,845                                      50,845
                                                                         ------                                      ------
EXPENSES:
    Property operations                                                   7,854                                       7,854
    Skilled nursing operations                                           16,548                                      16,548
    Depreciation and amortization                                         6,015                                       6,015
    Interest                                                             13,802             4,338     (F)            18,140
    Provision for doubtful accounts, notes and bonds receivable           2,288                                       2,288
    General and administrative                                            2,892                                       2,892
                                                                         ------                                      ------
           Total expenses                                                49,399                                      53,737
                                                                         ------                                      ------
Income (loss) from continuing operations before minority interests
    and earnings from unconsolidated affiliates                           1,446                                      (2,892)

Equity in loss of unconsolidated affiliates                                (417)                                       (417)
Minority interest in consolidated affiliates                               (182)             (154)    (G)              (336)
Minority interest in Operating Partnership                                  460               (13)    (I)               447
                                                                         ------                                      ------
Income (loss) from continuing operations before extraordinary item        1,307                                      (3,198)

Extraordinary loss on early extinguishment of debt                         (158)                                       (158)
                                                                         ------                                      ------
Net income (loss)                                                         1,149                                      (3,356)
Dividends on preferred stock                                             (7,164)                                     (7,164)
                                                                         ------                                      ------
Net loss available to common stockholders                           $    (6,015)                                  $ (10,520)
                                                                         ------                                      ------
Per share earnings:
------------------
Basic:
-----
    (Loss) income before extraordinary loss                         $     (2.46)                                  $  (14.67)
    Extraordinary loss                                                    (0.07)                                      (0.22)
                                                                         ------                                      ------
    Net (loss) income                                               $     (2.53)                                  $  (14.89)
                                                                         ------                                      ------
Fully diluted:
-------------
    (Loss) income before extraordinary loss                         $     (2.46)                                  $  (14.67)
    Extraordinary loss                                                    (0.07)                                      (0.22)
                                                                         ------                                      ------
    Net (loss) income                                               $     (2.53)                                  $  (14.89)
                                                                         ------                                      ------
Weighted average shares outstanding:
-----------------------------------
    Basic                                                                 2,379            (1,673)    (J)               706
    Fully diluted                                                         2,379            (1,673)    (J)               706

Ratio of earnings to fixed charges and preferred dividends                 0.71             (0.13)                     0.58

Book value per share                                                $     16.77            $(0.03)    (K)         $   16.74

FOOTNOTES

 (A) Par value of common stock
     Current common stock shares outstanding                                                            2,334
     Less: Nonaffiliated common stock shares                                                           (1,687)
                                                                                                    ---------
     Common stock currently held by management stockholders                                               646
     Plus: Management stockholder operating partnership units to be converted to common stock             535
     Less: Management stockholder common stock to be sold to Company                                     (475)
                                                                                                    ---------
     Common stock outstanding held by management stockholders after merger                                706
     Multiply by $0.01 par value                                                                    $    0.01
                                                                                                    ---------
     Par value of common stock outstanding after merger                                             $       7
     Par value of common stock outstanding before merger                                                   23
                                                                                                    ---------
     Adjustment to par value of common stock                                                        $     (16)
                                                                                                    ---------

 (B) Cost to purchase common stock
     Purchase of outstanding common stock                                                           $  25,949
     Payment for employee options                                                                         500
     Legal costs                                                                                          500
     Fairness opinion                                                                                     300
     Printing, SEC fees, and related costs                                                                125
     Accounting fees                                                                                      100
     Contingency                                                                                          250
                                                                                                    ---------
     Total cost to purchase common stock                                                            $  27,724
     Less: Adjustment for par value of common stock                                                       (16)
                                                                                                    ---------
     Adjustment to additional paid-in capital                                                       $  27,708
                                                                                                    ---------
 (C) Deferred loan fees
     GMAC loan fees per loan agreement                                                              $     788
     Interest rate hedge                                                                                  500
                                                                                                    ---------
     Total loan fees                                                                                $   1,288
                                                                                                    ---------
 (D) Represents note receivable to be given by management stockholders to the Company in exchange for using $5.989 million of the loan proceeds to repurchase a portion of the
     Company's preferred stock.

 (E) Minority interest in consolidated affiliates
     Pro forma minority interest in 435 N. Roxbury Drive, Ltd. at December 31, 2000                 $  (2,265)
     Actual minority interest in 435 N. Roxbury Drive, Ltd. at December 31, 2000                       (2,297)
                                                                                                    ---------
     Adjustment to minority interest in consolidated affiliates                                     $      32
                                                                                                    ---------
 (F) Interest expense and loan fee amortization
     Interest expense for year one of GMAC loan                                                     $   4,269
     Loan fee amortization for year one of GMAC loan                                                       69
                                                                                                    ---------
     Adjustment to interest expense and loan fee amortization                                       $   4,338
                                                                                                    =========
 (G) Minority interest in consolidated affiliates
     Limited partner interest in 435 N. Roxbury Drive, Ltd. after conversion of operating
     partnership units held by limited partners into equity in 435 N. Roxbury Drive, Ltd.                  51%
     Current limited partnership interest in 435 N. Roxbury Drive, Ltd.                                    16%
                                                                                                    ---------
     Increase in limited partner percentage interest in Roxbury                                            35%
     Multiply by 435 N. Roxbury Drive, Ltd. net income for 2000                                     $     441
                                                                                                    ---------
     Increase in minority interest in consolidated affiliates                                       $     154
                                                                                                    =========
 (H) Minority interest in operating partnership
     Minority interest at December 31, 1999                                                         $     772
     Less: Dividends paid to limited partners during 2000                                                 (15)

     Less: Allocation of net loss to limited partners during 2000                                        (447)
                                                                                                    ---------
     Adjusted minority interest at December 31, 2000                                                      310
     Less: Actual minority interest at December 31, 2000                                                    -
                                                                                                    ---------
     Adjustment to minority interest in operating partnership                                       $     310
                                                                                                    =========
 (I) Minority interest in income of operating partnership
     Actual minority interest in income for 2000                                                    $     460
     Adjusted minority interest in income for 2000                                                       (447)
                                                                                                    ---------
     Adjustment to minority interest in income of operating partnership                             $      13
                                                                                                    ---------

 (J) Weighted average shares outstanding
     Current common stock shares outstanding                                                            2,334
     Plus: Management stockholder operating partnership units converted to common stock                   535
     Less: Nonaffiliated common stock shares                                                           (1,687)
     Less: Management stockholder common stock to be sold to Company                                     (475)
                                                                                                    ---------
     Weighted average shares outstanding after merger                                                     706
     Weighted average shares outstanding as of December 31, 2000                                        2,379
                                                                                                    ---------
     Adjustment to weighted average shares outstanding                                                 (1,673)
                                                                                                    ---------
 (K) Book value per share
     Pro forma stockholder's equity                                                                 $  11,825
     Divided by pro forma weighted average shares outstanding                                             706
                                                                                                    ---------
     Pro forma book value per share                                                                 $   16.74
     Less: actual book value per share                                                                 (16.77)
                                                                                                    ---------
     Adjustment to book value per share                                                             $   (0.03)
                                                                                                    ---------
 (L) Distributions in excess of net income - Represents the sum of the adjustments in footnotes
     (E) and (H).

          COMMON STOCK MARKET PRICE INFORMATION; DIVIDEND INFORMATION

     Our common stock is listed on the New York Stock Exchange under the symbol "GLR." It has been our policy to declare quarterly distributions to holders of our common stock so as to comply with applicable sections of the Internal Revenue Code governing REITs. Operating partnership units and shares of common stock receive equal distributions. Distributions are declared and paid at the discretion of our board of directors and generally depend on our cash flow, our financial condition, capital requirements, the distribution requirements under the REIT provisions of the Internal Revenue Code and such other factors as our directors deem relevant.

     The table below sets forth the high and low sales prices of our common stock for each full quarterly period from January 1, 1999 to June 30, 2001 and for the period beginning July 1, 2001 to July 31, 2001, as reported by the New York Stock Exchange. The table also includes, on a per share basis, the quarterly cash distribution declared and paid to holders of our common stock and operating partnership units for each of the last two fiscal years and the current year to date.

                                                                High            Low        Distribution
                                                                ----            ---        ------------
2001            Third Quarter (through July 31, 2001).....     $14.05         $12.99           $    -
                Second Quarter............................      14.26          10.15            0.125
                First Quarter.............................      10.75           8.88            0.125

2000            Fourth Quarter............................       9.50           7.56            0.125

                                              High       Low      Distribution
                                             ------     -----     ------------

         Third Quarter....................    7.94       6.63         0.125
         Second Quarter...................    9.00       7.25         0.125
         First Quarter....................    9.56       8.63         0.125

1999     Fourth Quarter...................    9.75       7.50         0.125
         Third Quarter....................   12.13       8.81         0.125
         Second Quarter...................   12.94      10.06          0.39
         First Quarter....................   15.19      11.88          0.39


     If the merger is not consummated, the declaration of future dividends, if any, will necessarily be dependent upon business conditions, our earnings and financial position and our plans with respect to operating and capital expenditures and such other matters as our board of directors deems relevant. See "Questions and Answers About the Merger - What will happen to my dividends?"

                 CERTAIN FINANCIAL PROJECTIONS OF THE COMPANY

     We do not as a matter of course publicly disclose internal budgets, plans, estimates, forecasts or projections as to future revenues, earnings or other financial information. The projected financial data set forth below reflect information which was contained in projections prepared by our management. These projections were based upon a variety of estimates and assumptions, the material ones of which are set forth below. The estimates and assumptions underlying the projections involved judgments with respect to, among other things, future economic, competitive, and financial market conditions and future business decisions which may not be realized and are inherently subject to significant business, economic and competitive uncertainties, all of which are difficult to predict and many of which are beyond our control. While we believe these estimates and assumptions are reasonable, there can be no assurance that the projections will be accurate, and actual results may vary materially from those shown. In light of the uncertainties inherent in forward looking information of any kind, the inclusion of these projections herein should not be regarded as a representation by us, the Acquiror or any other person that the anticipated results will be achieved and investors are cautioned not to place undue reliance on such information.

     We do not intend to update or otherwise revise the information set forth below to reflect circumstances existing after the date of the most recent financial statements incorporated by reference in this proxy statement or to reflect the occurrence of unanticipated events. The information set forth below should be read together with the information contained in our Annual Report on Form 10-K for the year ended December 31, 2000 and the other information included or incorporated by reference in this proxy statement. In addition, as of June 15, 2001, our company is under contract to purchase, with a local partner, an approximately $6 million skilled nursing facility located in Western Massachusetts. This project which is conditioned on obtaining long-term financing is not included in the below projections. Our company is currently considering refinancing, through the Department of Housing and Urban Development, its assisted living facility located in Tarzana, California. The estimated net proceeds of approximately $2 million to $3 million from the refinancing are also not included in the projections below.

                               G&L REALTY CORP.
                          PROJECTED NET INCOME & FFO
                     YEARS ENDING DECEMBER 31, 2001 - 2007

                                   YEAR          YEAR          YEAR          YEAR          YEAR          YEAR          YEAR
                                   2001          2002          2003          2004          2005          2006          2007
 Rent - Mob                     $25,684,817   $26,975,303   $27,898,565   $28,727,262   $29,565,444   $30,427,459   $31,299,786
 Rent - Senior Care (3)          28,762,412    30,118,102    31,501,117    33,171,139    34,938,364    36,809,137    38,790,272
 Interest and Loan Fees (1)       4,353,815       710,762       411,174       317,912       331,160       992,981     1,756,845
 Other Income                       164,848       165,270       166,791       168,331       169,890       171,468       173,066
 Gain On Sale Of Assets                   -     2,500,000             -             -             -             -             -
Total Revenues                  $58,965,892   $60,469,436   $59,977,647   $62,384,644   $65,004,858   $68,401,045   $72,019,969

 Property Operations (3)        $28,518,384   $29,380,942   $30,380,260   $31,424,337   $32,515,015   $33,654,520   $34,845,189
 Depreciation &                   6,000,102     6,173,563     6,361,163     6,589,913     6,834,837     7,097,259     7,378,620
     Amortization
 Interest (2)                    14,530,185    16,439,555    15,411,713    14,897,401    14,296,827    13,700,041    14,071,481
 General & Administrative         2,926,017     2,982,027     2,984,431     2,986,860     2,989,312     2,991,789     2,994,291
Total Operating Expense         $51,974,688   $54,976,087   $55,137,568   $55,898,510   $56,635,991   $57,443,609   $59,289,582

Operating Income                $ 6,991,205   $ 5,493,349   $ 4,840,079   $ 6,486,133   $ 8,368,867   $10,957,436   $12,730,387

 Earnings From Uncons.              138,217       405,773       578,663       765,886       970,037     1,197,665     1,439,051
     Affiliates
 Min Int in Cons. Affiliates       (470,539)     (523,685)     (656,451)     (808,332)     (974,444)   (1,154,610)   (1,346,224)
 Min Int in Oper.                    14,128             -             -             -             -             -             -
     Partnership
 Extraordinary Gain               2,727,566             -             -             -             -             -             -
Net Income                      $ 9,400,577   $ 5,375,438   $ 4,762,292   $ 6,443,687   $ 8,364,460   $11,000,491   $12,823,214


Funds From Operations:

Net Income                      $ 9,400,577   $ 5,375,438   $ 4,762,292   $ 6,443,687   $ 8,364,460   $11,000,491   $12,823,214

Add Back:
 Min Int In Oper.                   (14,128)            -             -             -             -             -             -
     Partnership
 Real Estate Depreciation         5,247,758     5,423,108     5,612,298     5,841,048     6,085,972     6,348,394     6,629,755
 Amortization-Leasing               277,913       276,024       274,434       274,434       274,434       274,434       274,434
     Comm
 Gain On Sale Of Assets                   -    (2,500,000)            -             -             -             -             -
 Extraordinary Gain              (2,727,566)

 Min Int In Cons. Affiliates       (222,505)     (264,814)     (267,704)     (270,706)     (273,826)     (277,069)     (280,440)

 Depr. From Uncons.                 304,431       360,681       360,681       360,681       360,681       360,681       360,681
     Affiliates

Funds From Operations           $12,266,480   $ 8,670,436   $11,009,705   $12,649,143   $15,085,547   $17,706,931   $20,088,084

Dividends On Series A            (3,653,727)   (3,451,193)   (3,451,193)   (3,451,193)   (3,451,193)   (3,451,193)   (3,451,193)
Preferred Stock (4)
Dividends On Series B            (3,217,079)   (3,012,628)   (3,012,628)   (3,012,628)   (3,012,628)   (3,012,628)   (3,012,628)
Preferred Stock (4)

FFO To Common Stock (1)(2)(3)   $ 5,395,674   $ 2,206,615   $ 4,545,884   $ 6,185,322   $ 8,621,726   $11,243,110   $13,624,263

__________________________
  (1) Interest and Loan Fees in 2001 includes a projected $3 million in early prepayment penalty interest on the projected repayment of our company's $10.5 million notes receivable on a skilled nursing facility located in Hyattsville, Maryland. The prepayment will be used as partial consideration for our company to purchase the aforementioned skilled nursing facility for approximately $15 million as part of a sale-leaseback transaction which is projected to occur during 2001.

  (2) These projections assume that the $35 million in debt to complete the merger transaction is secured as of September 1, 2001 at an interest rate of 12.5% per annum with principal amortized over 10 years. Said note carries a floating rate priced over 30-day LIBOR, which rate could change depending on possible interest rate hedging by our company and principal paydowns. These projections also assume that the principal balance, beyond the normal amortization, is repaid as follows: $4 million in March 2002, $4 million in September 2002, $1.5 million in September 2003, $333,000 per month from March 2005 through September 2005, $12 million in August 2005 and $4.4 million in August 2006. The major source of repayment of principal is refinancings of our company's existing properties. These projections also include net proceeds of $1.7 million to our company from the refinancing of two medical office buildings located in Tustin, California. We recently signed a term sheet to refinance these buildings and could now potentially net up to $2 million from the refinancing.

 (3) Rent - Senior Care and Property Operations include the gross revenues and gross expenses related to four of our company's skilled nursing facilities for which we hold the operating license. During the first and second quarter of 2000, we took ownership of the licenses to operate four of our skilled nursing facilities. Consequently, our projected financial statements reflect all of the projected gross revenues and gross expenses of these facilities.

 (4) These projections assume that Messrs. Gottlieb and Lebowitz purchase approximately 20% of our company's outstanding preferred stock using the proceeds from a $9 million loan from our company. These projections also assume that Messrs. Gottlieb and Lebowitz would then assign approximately $700,000 annually in preferred dividend payments to our company. Note that the financial projections do not reflect Messrs. Gottlieb and Lebowitz's current intention to purchase approximately 16% of our company's preferred stock, rather than 20%.

                       COMMON STOCK PURCHASE INFORMATION

     None of our company, our directors or executive officers, Acquiror or Acquiror Sub, the management stockholders or their affiliates has engaged in any transaction in our common stock within 60 days of the date of this proxy statement. In addition, neither of the management stockholders has purchased shares of our common stock during the past two years.

Purchases by Our Company

     The following table sets forth purchases of our common stock by us during the past two years, including, on a per quarter basis, the number of shares purchased and the high, low and average price paid.

                                                                     Price Per Share
                                       Number of       ---------------------------------------------
                                        Shares                High           Low            Average
                                  ------------------------------------------------------------------
Fiscal Year 1999
 Second Quarter                              36,000          12.44           10.92             11.73
 Third Quarter                               60,900          12.20           10.55             10.91
 Fourth Quarter (1)                       1,235,200          10.55            8.33             10.23
Fiscal Year 2000
 First Quarter                              237,800           9.78            8.71              9.18
 Second Quarter                              64,000           9.42            8.62              9.36
 Third Quarter                                    0             --              --                --
 Fourth Quarter                                   0             --              --                --
Fiscal Year 2001
 First Quarter                                    0             --              --                --
 Second Quarter                                   0             --              --                --
 Third Quarter (through July 31, 2001)            0             --              --                --

(1) In the fourth quarter of 1999, we completed our tender offer for 1 million shares of our common stock.

                      PROPOSAL 2:  ELECTION OF DIRECTORS

     Our board of directors is currently comprised of six members. All directors are elected each year at the annual meeting.

     The board of directors has nominated Daniel M. Gottlieb, Steven D. Lebowitz, Richard D. Lesher, Leslie D. Michelson, Charles P. Reilly and S. Craig Tompkins to continue to serve as directors of our company. Each of the nominees is currently serving as our directors. Proxies cannot be voted for a greater number of persons than the number of nominees named. Accordingly, proxies will only be voted for six directors.

     In the absence of instructions to the contrary, the persons named as proxy holders in the accompanying proxy intend to vote in favor of the election of each of the nominees designated below, to serve until the next annual meeting and until their respective successors are elected and qualify. The board of directors expects that each of the nominees will be available to serve as a director, but if any such nominee should become unavailable for election, the shares of common stock represented by the enclosed proxy may (unless such proxy contains instructions to the contrary) be voted for such other person or persons as may be determined by the holders of such proxies, or the board may amend the bylaws to reduce the number of directors to be elected at the annual meeting.

     Nominations of persons for election to the board at the annual meeting may be made by a stockholder of record if the stockholder submits the nomination in compliance with the requirements of our bylaws. If the merger is consummated, nonaffiliated stockholders will no longer vote for the election of members to our board of directors after this annual meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES. PROXIES RECEIVED WILL BE VOTED FOR EACH OF THE NOMINEES UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THE PROXY.

Information Regarding Nominees and Directors

     The following table sets forth certain information with respect to the nominees for director, based on information furnished to us by each such nominee.

                                                                                               Director
Name                           Age      Position                                               Since
----                           ---      --------                                               -----
Daniel M. Gottlieb             60       Chief Executive Officer, Co-Chairman of the Board       1993
                                        and Director
Steven D. Lebowitz             60       President, Co-Chairman of the Board and Director        1993
Richard L. Lesher              67       Director                                                1993
Leslie D. Michelson            50       Director                                                1995
Charles P. Reilly              58       Director                                                1993
S. Craig Tompkins              50       Director                                                1993

     The following is a biographical summary of the experience of our directors. Each director is a United States citizen. None of our directors has been convicted in a criminal proceeding during the past five years, or been a party to any judicial or administrative proceeding, excluding traffic violations and similar misdemeanors, during the past five years that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws, or finding any violation of federal or state securities law. Unless otherwise indicated below, the principal business address of each of our directors is 439 North Bedford Drive, Beverly Hills, CA 90210.

     Mr. Gottlieb is our Chief Executive Officer and Co-Chairman of our board and has held these positions since we commenced operations in 1993. Mr. Gottlieb co-founded G & L Development in 1976 and has been a general partner of G & L Development and active in commercial real estate management and development since that time. Mr. Gottlieb received his B.A. with honors from the University of Southern California and earned a J.D. from Boalt Hall School of Law at the University of California at Berkeley. Prior to forming G & L Development, Mr. Gottlieb first served as a Los Angeles County Deputy District Attorney and later entered private practice specializing in real estate law and business management. Mr. Gottlieb has also served on the board of directors of the United States Chamber of Commerce, Washington, D.C. since February 1996.

     Mr. Lebowitz is our President and Co-Chairman of our board and has held these positions since we commenced operations in 1993. Mr. Lebowitz is the co-founder and a general partner of G & L Development and has been active in the development, management and ownership of a wide range of real estate properties since 1968. Mr. Lebowitz received a B.S. in Accounting from the University of Southern California, where he also received his MBA with highest honors in 1965. From 1962 to 1964, Mr. Lebowitz worked for Deloitte & Touche, LLP and was licensed as a Certified Public Accountant in 1964. From 1965 to 1968, Mr. Lebowitz worked with the U.S. Department of Commerce and the Brookings Institution in Washington D.C. Mr. Lebowitz served on the board of directors of the United States Chamber of Commerce, Washington, D.C. from 1989 to 1994.

     Dr. Lesher has served as our director since we commenced operations in 1993. Dr. Lesher is currently retired. Dr. Lesher was President of the United States Chamber of Commerce, Washington D.C. from 1975 to 1997, and has been a member of its board of directors since 1975. He served on numerous committees of the board, including the executive and budget committees. In addition, Dr. Lesher is a member of the board of directors of World Heart Corporation (Ottawa, Canada), an artificial heart research and development company and AIT Corporation, a high-tech company. Dr. Lesher received a B.B.A. from the University of Pittsburgh in 1958, a M.S. from Pennsylvania State University in 1960 and a D.B.A. from Indiana University in 1963 and holds four Honorary Doctorates.

     Mr. Michelson has served as our director since 1995 and serves as Chairman of our compensation committee. Mr. Michelson has been active in the creation and management of a number of health care companies. He co-founded Protocare, 2400 Broadway, Suite 100, Santa Monica, CA 90404, a clinical trials and disease management company, and served as its Chairman and Co-CEO from 1998 to present. Prior to forming Protocare, Mr. Michelson was a founder of Value Health Sciences, Inc., a leading disease management company serving the pharmaceutical and managed care industries, and served as its Chairman and co-Chief Executive Officer from 1988 to 1998. Mr. Michelson is also a director of Catellus Development Corporation, a New York Stock Exchange traded real estate developer. He served as Special Assistant to the General Counsel of the U.S. Department of Health and Human Services from 1979 to 1981. He received a B.A. from The Johns Hopkins University and a J.D. from Yale Law School.

     Mr. Reilly has served as our director since we commenced operations in 1993. Mr. Reilly is the managing general partner of Shamrock Investments, 2049 Century Park East, Suite 3300, Los Angeles, CA 90067, an investment and merchant banking firm that specializes in the health care industry. Prior to forming Shamrock Investments in 1987, Mr. Reilly served as Senior Executive Vice President and Chief Development Officer for American Medical International, Inc. In this position, Mr. Reilly was responsible for growth through the acquisition and development of new health care facilities and related business in the United States and abroad. Mr. Reilly was a member of American Medical International's board of directors and served on its finance, management, and executive committees. Mr. Reilly is the former Chairman of the board of directors of Dynamic Health, Inc., an owner/operator of acute care hospitals, the former Chairman of the board of directors of Paragon Ambulatory Surgery Centers, Inc., an owner/operator of freestanding ambulatory surgery centers, and the former Chairman of the board of directors of PHP Healthcare Corp., a managed care provider. Mr. Reilly holds a law degree from the University of Pennsylvania and a bachelor's degree in accounting and finance from Pennsylvania State University. He has served as a director, trustee, and governing council member of the Federation of American Healthcare Systems, the National Committee for Quality Health Care and the American Hospital Association and is a past President of the Beverly Hills Chamber of Commerce.

     Mr. Tompkins has served as our director since we commenced operations in 1993. Mr. Tompkins is the President and a director of The Craig Corporation, 550 South Hope Street, Suite 1825, Los Angeles, CA 90071, a New York Stock Exchange company engaged in the ownership and strategic management of its controlling interests in other operating companies, including a 78% voting interest in Reading Entertainment, Inc. and a 33% interest in Citadel Holding Corporation. Reading Entertainment, whose shares are quoted on the NASDAQ, is principally in the beyond-the-home entertainment business, developing and operating multiplex cinemas and cinema based entertainment centers in Australia, New Zealand and Puerto Rico. Citadel Holding Corporation, is an American Stock Exchange company, whose assets consist primarily of commercial and agricultural real estate in California, the Manhattan based City Cinemas chain of movie theaters and off-Broadway style live theaters in Manhattan and Chicago. Mr. Tompkins also serves on the boards of directors of Reading Entertainment (where he is Vice-Chairman) and Citadel Holding Corporation (where he is also Vice- Chairman). Since April 2000, Mr. Tomkins has served on the board of directors of Fidelity Federal Bank, FSB, a Southern California based savings bank and as a member of the audit and compensation committees of that company. Beginning in 1984 and prior to joining Craig and Reading Entertainment in March 1993, Mr. Tompkins was a partner specializing in corporate and real estate law in the law firm of Gibson, Dunn & Crutcher LLP. Mr. Tompkins holds a bachelor's degree from Claremont McKenna College and a J.D. from Harvard Law School.

The Board of Directors and its Committees

     Board of Directors. We are managed under the direction of a board of directors, a majority of whom are independent of our management. The board currently consists of six members. The board of directors met five times in 2000. Each of the directors attended all of the meetings of the board of directors and of each committee on which he served during the year, except for one board meeting that was not attended by Mr. Michelson and one executive committee meeting that was not attended by Mr. Tompkins. The board of directors has executive, audit and compensation committees and until January 2001, had a strategic planning committee. The board does not have a nominating committee. On November 30, 2000, the board formed a special committee to review the proposal by the management stockholders.

     Executive Committee. The executive committee of the board of directors consists of Messrs. Gottlieb, Lebowitz, Reilly and Tompkins. The executive committee has such authority as is delegated by the board of directors, including to authorize (1) the acquisition and disposition of real property and
(2) the execution of certain contracts and agreements.

     Audit Committee. The audit committee consists of Messrs. Michelson and Tompkins. The function of the audit committee is to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of our internal accounting controls. The audit committee held one meeting in 2000. All audit committee members attended this meeting.

     Compensation Committee. The compensation committee consists of Messrs. Michelson and Lesher. The compensation committee determines officers' salaries and bonuses and administers our 1993 Stock Incentive Plan. The compensation committee held one meeting in 2000. All compensation committee members attended this meeting.

     Strategic Planning Committee. Prior to its termination in January 2001, the strategic planning committee consisted of Messrs. Gottlieb, Lebowitz and Tompkins. The function of the strategic planning committee was to develop plans concerning our future growth and opportunities.

     Special Committee. The special committee consists of Messrs. Lesher, Michelson, Reilly and Tompkins. The special committee was formed to consider and negotiate the merger proposal submitted by the management stockholders. See "Special Factors - Background of the Merger" for a summary of the meetings of the special committee.

Compensation of Directors

     We pay an annual fee of $12,500 plus a fee of $1,000 for attending regular meetings and $500 for attending committee meetings to our directors who are not our employees. In addition, for his services on the strategic planning committee, Mr. Tompkins received an additional directors fee of $50,000 per year. Our employees who are also directors are not paid any director fees. Messrs. Gottlieb and Lebowitz are the only directors who are also our employees. The reasonable expenses incurred by each director in connection with the performance of the director's duties are also reimbursed by us. In addition, pursuant to the 1993 Stock Incentive Plan, each nonemployee director is automatically granted an option to purchase 500 shares of common stock each year on the first business day after the date of the annual meeting and each person who becomes a nonemployee director is granted an option to purchase 3,000 shares of common stock upon joining the board of directors. The exercise price of these option grants is equal to 100% of the fair market value of the common stock at the date of grant.

     On June 15, 2000, Messrs. Lesher, Michelson, Milner, Reilly and Tompkins were each granted an option to purchase 500 shares of common stock at a price of $7.875 per share. These options became fully exercisable on December 15, 2000. The options generally expire on the earlier of the first anniversary of the date upon which the director shall cease to be a director as a result of death or total disability, the 90th day after the date upon which the director shall cease to be a director for any other reason or ten years after the date of grant.

       SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of August 7, 2001 regarding the beneficial ownership of common stock and operating partnership units by (1) each person or company known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock, (2) each of our directors, (3) each of the Named Executive Officers (as defined under "Executive Compensation") and (4) our directors and executive officers as a group. As of August 7, 2001 we had 2,333,800 shares of common stock outstanding. In addition there were 625,272 operating partnership units outstanding which were not owned by us. Each person named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by such person except as provided under applicable state marital property laws or as set forth in the notes following the table.

                                   Number of     Percentage of                    Percentage                     Number of
                                   Shares of       Shares of                     Interest In      Percentage     Shares of
        Name and address             Common       Common Stock     Number of      Operating      Ownership in    Preferred
      of Beneficial Owner           Stock(1)     Outstanding(2)     Units(3)    Partnership(4)    Company(5)       Stock
      -------------------          ---------     --------------    ---------    --------------   ------------    ---------
Daniel M. Gottlieb(6)...........    464,822           18.2%         300,771            10.2%            24.5%           --
 439 N. Bedford Drive
 Beverly Hills, CA 90210

Steven D. Lebowitz(7)...........    371,883           14.5          263,887             8.9             20.3            --
 439 N. Bedford Drive
 Beverly Hills, CA 90210

Lyle Weisman, Asher Gottesman,      324,110           12.7               --              --             10.4
Len Fisch and Igor Korbatov(8)

                                        Number of     Percentage of                    Percentage                     Number of
                                        Shares of       Shares of                     Interest In      Percentage     Shares of
        Name and address                  Common       Common Stock     Number of      Operating      Ownership in    Preferred
      of Beneficial Owner                Stock(1)     Outstanding(2)     Units(3)    Partnership(4)    Company(5)       Stock
      -------------------               ---------     --------------    ---------    --------------   ------------    ---------
Richard Abrons; Louise & Anne.........   222,196            8.7               --            --             7.1              --
Abrons Foundation, Inc.;
Richard & Iris Abrons
Foundation, Inc.; Iris Abrons;
Richard & Mimi Abrons Trustees
Trust u/w/o Louis Abrons f/b/o
John Abrons u/w/o 6/3/75 (9)
 First Manhattan Company
 437 Madison Avenue
 New York, NY 10017

Richard Lesher........................    10,000            *                 --             *              *               --
 1126 Cider Press Road
 Chambersburg, PA 17201

Leslie D. Michelson...................     5,500            *                 --             *              *               --
 2400 Broadway, Suite 100
 Santa Monica, CA 90404

John H. Rauch.........................    15,000            *                 --            --              *               --
 439 N. Bedford Drive
 Beverly Hills, CA 90210

Charles P. Reilly.....................     6,000            *                 --            --              *               --
 2049 Century Park East
 Suite 3330
 Los Angeles, CA 90067

S. Craig Tompkins (10)................    11,500            *                 --            --              *            2,000
 550 South Hope Street
 Suite 1825
 Los Angeles, CA 90071

David E. Hamer........................     8,000            *                 --            --              *               --
 439 N. Bedford Drive
 Beverly Hills, CA 90210

Directors and Executive...............   892,705           34.9%         564,658          19.1%           46.6%          2,000
 Officers
 as a group (8 persons)

*  Less than 1%
   See numbered footnotes on the following page.

(1) The number of shares beneficially owned includes shares that the following individuals have the right to acquire within 60 days of August 7, 2001 upon exercise of stock options, but not shares that such individuals have the right to acquire upon conversion or exchange of operating partnership units, in the following amounts: (a) 83,500 shares as to each of Messrs. Gottlieb and Lebowitz, (b) 1,500 shares as to Dr. Lesher, (c) 4,500 shares as to Mr. Michelson, (d) 15,000 shares as to Mr. Rauch, (e) 6,000 shares as to each of Messrs. Reilly and Tompkins and (f) 8,000 as to Mr. Hamer.

(2) For the purposes of determining the percentage of outstanding common stock held by each person or group set forth in the table, the number of shares indicated as beneficially owned by such person or group is divided by the sum of the number of outstanding shares of common stock as of August 7, 2001 plus the number of shares of common stock subject to options exercisable currently or within 60 days of August 7, 2001 by such person or group, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended. Assumes that none of the outstanding operating partnership units are converted into shares of common stock.

(3) Units in the operating partnership (other than those held by us) are convertible at the option of the holder for shares of common stock or cash, at our election, at the date one year from the date of issuance. All operating partnership units are currently convertible. The conversion ratio is one operating partnership unit for one share of common stock.

(4) Based on a total of 2,959,072 operating partnership units outstanding (excluding preferred units all of which are held by us), including the 2,333,800 operating partnership units held by our company as of August 7, 2001.

(5) Assumes that all operating partnership units held by the person or group and all options exercisable within 60 days of August 7, 2001 held by the person or group are converted for shares of common stock and that none of the operating partnership units held by other persons are converted into shares of common stock, notwithstanding the percentage limitations under our charter that limits the number of shares that may be acquired by such person.

(6) Mr. Gottlieb has pledged 99,590 shares of common stock and 239,219 operating partnership units to Mr. Milner, members of the Milner family and related entities to secure certain indebtedness. In addition his remaining 281,732 shares of common stock and 61,552 operating partnership units have been pledged to various financial institutions to secure other indebtedness.

(7) Mr. Lebowitz has pledged 98,655 shares of common stock and 159,480 operating partnership units to Mr. Milner, members of the Milner family and related entities to secure certain indebtedness. In addition his remaining 187,268 shares of common stock and 104,407 operating partnership units have been pledged to various financial institutions to secure other indebtedness. Also includes 2,460 shares of common stock held in trust for the benefit of Mr. Lebowitz's children.

(8) Based solely upon a Schedule 13D filed with the Securities and Exchange Commission on May 11, 2001, as amended on May 17, 2001, May 18, 2001, May 31, 2001, June 4, 2001, June 13, 2001, June 25, 2001, July 10, 2001, August
     1, 2001 and August 8, 2001. Such amended schedule indicates that Lyle Weisman has sole voting and dispositive power for 89,600 shares, Asher Gottesman has sole voting and dispositive power for 40,310 shares, and Len Fisch and Igor Korbatov have joint voting and dispositive power for 194,200 shares. The address for Messrs. Weisman and Gottesman is 14001 Ventura Boulevard, Los Angeles, California 91423, and for Messrs. Fisch and Korbatov is 922 Santee Street, Los Angeles, California 90015.

(9) Based solely upon a Schedule 13G filed with the Securities and Exchange Commission on May 20, 2000. Such schedule indicates that Richard Abrons, the Louise & Anne Abrons Foundation, Inc., the Richard & Mimi Abrons Trustees Trust have shared voting power for 222,196 shares.

(10) Includes 1,400 shares of common stock held in trust for the benefit of Mr. Tompkins' child's trust account, as to which Mr. Tompkins disclaims beneficial ownership.

                              EXECUTIVE OFFICERS

     The following table sets forth the names, ages and positions of each of our executive officers. Subject to rights pursuant to any employment agreements, our officers serve at the pleasure of the board of directors. Each executive officer is a United States citizen. None of our executive officers has been convicted in a criminal proceeding during the past five years, or been a party to any judicial or administrative proceeding, excluding traffic violations and similar misdemeanors, during the past five years that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws, or finding any violation of federal or state securities law. The principal business address of each of our executive officers is 439 North Bedford Drive, Beverly Hills, California 90210.

                                                                                                   Officer
Name                           Age         Position                                                 Since
----                           ---         --------                                                 -----
Daniel M. Gottlieb             60          Chief Executive Officer, Co-Chairman of the Board          1993
Steven D. Lebowitz             60          President, Co-Chairman of the Board                        1993
John H. Rauch                  70          Senior Vice President, Operations                          1996
David E. Hamer                 27          Vice President, Chief Accounting Officer, and              1998
                                           Secretary

     The following is a biographical summary of the experience of our executive officers. For the biographical summary of the experience of Messrs. Gottlieb and Lebowitz, see the biographical summary of the experience of our directors.

     Mr. Rauch has been our Senior Vice President, Operations since 1996. Mr. Rauch is responsible for the asset management of all our medical office buildings. From 1975 to 1996 he was founder and President of Camden Consultants, Inc., an economic consulting firm providing clients with real estate and corporate planning information. Mr. Rauch had been a consultant to our company from 1985 to 1996. Mr. Rauch received his law degree from the University of Southern California with honors in 1961 and his bachelor's degree in economics from the University of California, Los Angeles in 1954.

     Mr. Hamer has been our Controller and Chief Accounting Officer since 1998. The board of directors elected Mr. Hamer as a Vice President in March 2000 and as Secretary in May 2001. Mr. Hamer worked for Deloitte & Touche, LLP, 350 South Grand Avenue, Suite 200, Los Angeles, California, 90071, from 1995 to 1998 specializing in real estate. He graduated from the University of California, Los Angeles in 1995 with a Bachelor of Arts degree in political science and a specialization in business administration. Mr. Hamer is a registered Certified Public Accountant.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth certain information with respect to our chief executive officer and our four other most highly compensated executive officers whose cash compensation exceeded $100,000 during the year ended December 31, 2000 (collectively, the "Named Executive Officers"). We did not grant any restricted stock awards or stock appreciation rights or make any long-term incentive plan payouts during the year ended December 31, 2000.

                                                                                                        Long Term
                                                                                                       Compensation
                                                                                                          Awards
                                                                 Annual Compensation                    Securities
                                  Fiscal Year    -------------------------------------------------      Underlying
                                     Ended                                           Other Annual        Options/
Name and Principal Position       December 31       Salary($)        Bonus($)      Compensation($)       SARS(#)
---------------------------      -----------        ---------        --------      ---------------       -----------
Daniel M. Gottlieb.............      2000             $255,000         $35,000            ---               50,000
  Chief Executive Officer,           1999              255,000             ---            ---                  ---
  Co-Chairman of the Board           1998              255,000             ---            ---                  ---
  and Director

Steven D. Lebowitz.............      2000             $255,000         $35,000            ---               50,000
  President, Co-Chairman             1999              255,000             ---            ---                  ---
  of the Board and Director          1998              255,000             ---            ---                  ---

John H. Rauch..................      2000             $100,000         $25,000            ---                  ---
  Senior Vice President              1999               80,000          20,000            ---                  ---
                                     1998              108,864          10,000            ---                  ---

George I. Nagler...............      2000             $160,000         $10,000            ---                  ---
  Vice President, General            1999              150,000          25,000            ---                  ---
  Counsel and Secretary              1998              100,000(1)       25,000            ---               20,000

David E. Hamer.................      2000             $100,000         $15,000            ---                  ---
  Vice President and Chief           1999               85,000           7,500            ---                  ---
  Accounting Officer                 1998               39,532(2)        5,000            ---                8,000
-------------------------------------------------------------------------------------------------------------------

___________________________

(1) Mr. Nagler joined us in March 1998. On an annualized basis, Mr. Nagler would have earned a base salary of $120,000 in 1998. Mr. Nagler ceased to be an employee of the company effective April 30, 2001.

(2) Mr. Hamer joined us in June 1998. On an annualized basis, Mr. Hamer would have earned a base salary of $75,000 in 1998.

Employment Agreements and Arrangements

     In December 1993, each of Daniel M. Gottlieb and Steven D. Lebowitz entered into separate but identical employment agreements with us and the operating partnership for a term of three years. The agreements provide for automatic renewal for succeeding terms of one year unless we or Messrs. Gottlieb or Lebowitz give notice at least three months prior to expiration of any term. The employment agreements provide for automatic annual increases in base compensation equal to 5% per annum; however, the compensation committee of the board of directors may review the annual base compensation every twelve months in light of various factors, and following each such review, the annual base compensation may be increased above the 5% automatic increase.

     In addition, each of Messrs. Gottlieb and Lebowitz are entitled to receive an annual bonus as determined by the compensation committee in an amount not to exceed a maximum of 100% of annual base compensation. Furthermore, each agreement provides that Messrs. Gottlieb and Lebowitz are entitled: (1) to participate in all of our medical, dental, life insurance, retirement, profit sharing, stock incentive, disability and bonus plans which may be made available to our executives (only medical plans presently exist) and (2) to severance payments, under certain circumstances, equal to two times their then-current annual compensation.

     The agreements require Messrs. Gottlieb and Lebowitz to devote substantially all of their working time and best efforts to performance of their duties for us and, during the term of their employment, prohibits them, with certain exceptions, from directly or indirectly owning or operating or otherwise investing or participating in any other business that is in competition with our business without the prior approval of a majority of the independent members of our board of directors.

Option Grants for 2000

     The following table sets forth information with respect to options granted to the Named Executive Officers during the fiscal year ended December 31, 2000 pursuant to our 1993 Stock Incentive Plan, as amended. No options were granted to Messrs. Rauch, Nagler and Hamer during 2000.

                                                              % of Total
                                                                Options
                                              Number of       Granted to
Name and Principal                         Options Granted   Employees in       Exercise Price     Expiration       Grant Date
Position                                       (#) (1)        Fiscal Year          ($/Share)          Date        Value ($) (2)
--------------------                      --------------    --------------      ---------------    -----------   ---------------
Daniel M. Gottlieb
Chief Executive Officer,
Co-Chairman of the Board                       50,000             50.0%              $8.875          2/29/10         $130,500
Steven D. Lebowitz
President,
Co-Chairman of the Board                       50,000             50.0%              $8.875          2/29/10         $130,500

(1) All of these options became fully vested on May 10, 2001 in accordance with the terms of the merger agreement.

(2) Calculated using the Binomial option pricing model. The following variables were used in this model: risk-free interest rate of 4.98%, 5.7% dividend yield, expected life of three years and expected volatility of 50.0%.

Aggregated Option Exercises in 2000 and Options Values at December 31, 2000

     The following table sets forth information with respect to options exercised and the value of unexercised options held by the Named Executive Officers as of the end of the fiscal year ended December 31, 2000. All options were granted pursuant to our 1993 Stock Incentive Plan, as amended.

                                                                  Number of Securities                Value of
                                                                 Underlying Unexercised             In-The-Money
                              Number of                                Options at                    Options at
                                Shares                             Fiscal Year End (#)         Fiscal Year End ($) (1)
Name and Principal           Acquired on    Value Realized   ------------------------------  ---------------------------
 Position                    Exercise (#)        ($)          Exercisable    Unexercisable   Exercisable   Unexercisable
---------------------------  -------------  --------------   -------------  ---------------  -----------   -------------
Daniel M. Gottlieb.........       ---            ---             50,167        33,333(2)          ---           ---
Chief Executive Officer
and Co-Chairman of the Board

Steven D. Lebowitz........        ---            ---             50,167        33,333(2)          ---           ---
President and Co-Chairman
of the Board

John H. Rauch.............        ---            ---             15,000           ---             ---           ---
Senior Vice President

George I. Nagler..........        ---            ---             20,000           ---             ---           ---
Vice President, General
Counsel and Secretary

David E. Hamer............        ---            ---              8,000           ---             ---           ---
Vice President and Chief
Accounting Officer

____________________

(1) This amount represents solely the difference between the market value at December 31, 2000 ($8.8125) of those unexercised options which had an exercise price below such market price (i.e., "in-the-money options") and the respective exercise prices of the options. No assumptions or representations regarding the "value" of such options are made or intended.

(2) The stock options for 33,333 shares of common stock at $8.875 per share became fully exercisable on May 10, 2001 in accordance with the terms of the merger agreement.

                         COMPENSATION COMMITTEE REPORT

     The following report of the compensation committee and the stock performance graph included in this proxy statement shall not be deemed filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report or the stock performance graph by reference therein, and shall not be deemed soliciting material or otherwise deemed filed under either of such Acts.

     The compensation committee is chartered to establish our general compensation policy, to review and approve compensation of our executive officers and to administer all of our employee benefit plans. The compensation committee reviews the our overall compensation program to assure that it (1) is reasonable and consistent with competitive practices, (2) adequately recognizes performance, and (3) meets our overall compensation and business objectives. Messrs. Lesher and Michelson are the two members of the compensation committee.

Compensation Philosophy

     Objectives. The primary focus of our compensation program is to create value for stockholders. The committee attempts to promote desired financial and operational results by attracting, motivating and retaining key employees with outstanding ability. In addition, the compensation program is designed to promote teamwork, initiative and resourcefulness on the part of key employees whose performance and responsibilities directly affect our profits. In this regard, the compensation program is designed to balance short and long-term incentive compensation to achieve desired results and above all to pay for performance.

     Elements. Our executive compensation is based on three components designed in each case to accomplish our compensation philosophy.

     Base Salary. Salaries for Messrs. Gottlieb and Lebowitz are reviewed by the compensation committee on an annual basis and may be increased based upon an assessment of each individual's contribution to the asset and financial growth of our company as well as competitive pay levels. Based on our performance during 1998 and 1999, Messrs. Gottlieb and Lebowitz waived their right to receive the automatic 5% salary increase for 1999 and 2000 pursuant to their employment agreements; thus, the compensation committee did not meet in 1999 or 2000 to review the salaries of Messrs. Gottlieb and Lebowitz. Messrs. Gottlieb and Lebowitz both received their automatic 5% salary increase for 2001.

     Bonus. In December 1995, the compensation committee adopted an annual incentive program for Messrs. Gottlieb and Lebowitz based upon the accomplishment of specific predetermined performance objectives which are linked to our business plan and approved annually by the compensation committee. Under this program, incentive compensation is associated with specific performance objectives. In addition, pursuant to their employment agreements; each of Messrs. Gottlieb and Lebowitz is entitled to receive an annual bonus equal to 20% of his base salary based on a 5% increase in funds from operations ("FFO") per share above the prior year's amount and an additional 8% of base salary for each additional 1% increase in FFO per share up to a maximum of 100% of annual base compensation. The annual bonus available to Messrs. Gottlieb and Lebowitz is equal to the greater of (x) the annual bonus as determined by the percentage point increase in our FFO as contained in their employment agreements, or (y) the incentive compensation associated with specific objectives outlined in our business plan. Based on our performance during 2000, Messrs. Gottlieb and Lebowitz were each granted $35,000 in bonuses for 2000. Our remaining executive officers were given bonuses for 2000 based upon the evaluation of their performances by Messrs. Gottlieb and Lebowitz.

     Stock Options. The compensation committee may grant stock options and restricted stock to our executives and other key employees pursuant to our 1993 Stock Incentive Plan. In determining the grants of stock options and restricted stock the compensation committee will take into account, among other things, the respective scope of responsibility and the anticipated performance requirements and contributions to us of each proposed award recipient as well as the amount of prior grants. Stock options are designed to align the interest of executives with those of the stockholders. The committee is currently contemplating various methods to provide additional incentives to our management and employees. The compensation committee believes that significant equity interests in us held by our management serve to retain and motivate management. However, if the merger is consummated, our 1993 Stock Incentive Plan will be terminated, in which case the committee will re-evaluate methods to provide incentives to management.

     On February 29, 2000, the board of directors granted 50,000 non-qualified common stock options to each of Messrs. Gottlieb and Lebowitz. The exercise price of the options was $8.875, the closing price of our common stock on February 29, 2000. The board determined that both officers were deserving of such options because they are underpaid for the value they add to our company. The board also noted that these two officers had been materially and adversely affected by the new dividend policy adopted in the last quarter of 1999, neither officer received any bonus during 1999 or 2000 and the two officers have agreed to forgo any salary increase in 1999 and 2000 including waiving the automatic 5% salary increase each is otherwise entitled to under their respective employment agreements.

     Section 162(m). The Commission requires that this report comment upon our policy with respect to Section 162(m) of the Internal Revenue Code, which limits the deductibility of compensation over $1 million to certain executive officers unless, in general, the compensation is paid pursuant to a plan which is performance related, non-discretionary and has been approved by our stockholders. We did not pay any compensation in 2000 that would be subject to the Section 162(m) limitation. The compensation committee intends to establish policies regarding qualification of compensation under Section 162(m) of the Internal Revenue Code to the extent it considers such policies appropriate.

                                   Members of the Compensation Committee

                                   Richard L. Lesher
                                   Leslie D. Michelson

                            STOCK PERFORMANCE GRAPH

     The graph below compares cumulative total return of our company, the S&P 500 Index and the Equity REIT Total Return Index ("REIT Equity Index") of the National Association of Real Estate Investment Trusts ("NAREIT") from December 31, 1995 to December 31, 2000. The REIT Equity Index includes REITs with 75% or more of their gross invested book value of assets invested directly or indirectly in the equity ownership of real estate.

     The graph assumes that the value of the investment in each of the common stock and the indices was $100 at the beginning of the period. The graph further assumes reinvestment of dividends.

     Upon written request to the our Secretary, we will provide any stockholder with a list of the REITs included in the REIT Equity Index. The historical information set forth below is not necessarily indicative of future performance. Data for the REIT Equity Index and the S&P 500 Index were provided to us by McDonald & Co.

                                                           Period Ending

                                    12/31/95        12/31/96        12/31/97        12/31/98        12/31/99        12/31/00
                                    ---------       ---------       ---------       ---------       ---------       ---------
G & L Realty Corp............       $  100.00       $  180.41       $  244.08       $  162.03       $  121.55       $  129.37
S&P 500......................          100.00          122.95          163.99          210.85          255.19          229.32
REIT Equity Index............          100.00          133.08          158.27          131.26          127.87          161.05

                             [Graph Appears Here]

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

     We have adopted a policy pursuant to which material transactions between us and our executive officers, directors and principal stockholders (i.e., stockholders owning beneficially 5% or more of our outstanding voting securities) are submitted to the board of directors for approval by a disinterested majority of the directors voting with respect to the transaction. For this purpose, a transaction is deemed material if such transaction, alone or together with a series of similar transactions during the same fiscal year, involves an amount which exceeds $60,000.

     On April 15, 1999, we borrowed $2.0 million from Reese L. Milner, a director of our company at the time and an operating partnership unit holder of our subsidiary. The loan bore interest at 12% per annum and was due on May 15, 1999. We also paid a loan fee of $20,000 to Mr. Milner. The loan was secured by a first trust deed against a parcel of real property owned by us. On May 13, 1999, the loan was extended until new financing on the collateralized property was obtained. We repaid the loan plus accrued interest on June 13, 1999.

     On May 4, 1999, we sold a vacant parcel of real property for $1.6 million to The Craig Corporation, whose president is S. Craig Tompkins, a director of our company. We had the option to repurchase the property beginning on November 5, 1999 and ending on December 3, 1999 for $1.8 million plus any costs incurred by The Craig Corporation with respect to the property. Beginning on January 24, 2000 and ending on January 31, 2000, The Craig Corporation had the option to sell the property to us for $1.9 million. Thereafter, the option sale price would have increased at a rate of 3% per month, adjusted pro rata for any periods of less than one month. We accounted for this transaction in accordance with FAS 66 "Accounting for Sales of Real Estate" and treated this sale as a financing transaction. This amount was repaid on November 2, 1999 for $1.76 million.

     On May 18, 1999, we entered into an agreement with The Craig Corporation, whose president is S. Craig Tompkins, a director of our company, whereby The Craig Corporation would purchase up to 36,000 shares of our common stock on the open market and we would have the option to purchase these shares from The Craig

Corporation on or before December 3, 1999 at The Craig Corporation's cost plus a premium of 20% per annum, less any dividends received. After December 3, 1999, The Craig Corporation had the option to sell the shares to us between January 24 and January 31, 2000 at its cost plus a premium of 25% per annum. Thereafter, the option sale price would have increased at a rate of 3% per month. The exercise of our option was contingent upon the exercise of our option to repurchase the vacant parcel of land from The Craig Corporation discussed above. On December 29, 1999, we purchased from The Craig Corporation 34,400 shares of our common stock for $404,000. This amount included $44,000 in interest.

     On February 7, 2000, our board of directors unanimously approved the guarantee of a $500,000 line of credit from Tokai Bank to each of Daniel M. Gottlieb and Steven D. Lebowitz, both directors and officers of our company, for a total of $1 million.

     On May 10, 2001, we entered into the merger agreement with the Acquiror. Daniel M. Gottlieb, our Chief Executive Officer and Co-Chairman of our board, and Steven D. Lebowitz, our President and Co-Chairman of our board, are the members of the Acquiror. Upon completion of the merger, Messrs. Gottlieb and Lebowitz will own all of our outstanding common stock. Messrs. Gottlieb and Lebowitz will also receive approximately $6.2 million in the aggregate in the merger as consideration for a portion of their shares of common stock and for their outstanding stock options. In addition, Messrs. Gottlieb and Lebowitz announced that they intend to make a cash tender offer for up to approximately 16% of the total number of outstanding shares of preferred stock at a price of $17.50 per share of Series A and $17.00 per share of Series B. The tender offer would occur during the period in which we solicit proxies for the stockholders meeting to consider the proposed merger and would close concurrently with, and be subject to, the closing of the merger. Messrs. Gottlieb and Lebowitz intend to borrow up to $5.99 million from the Acquiror to fund the tender offer. If the aggregate purchase price of the preferred stock tendered in their tender offer is less than $7.75 million, at their discretion, the management stockholders may convert all but a nominal number of shares held by them into the right to receive the merger consideration. In such case, the management stockholders may receive up to an additional $2.1 million in merger consideration.

                            AUDIT COMMITTEE MATTERS

     The audit committee consists of two members, Messrs. Michelson and Tompkins. In 2000, the audit committee met one time. The audit committee and the board of directors intend to adopt a charter for the audit committee in the near future. Our securities are listed on the New York Stock Exchange and are governed by its listing standards. All members of the audit committee meet the independence standards of Section 303.01(B)(2)(a) of the New York Stock Exchange Listing Company Manual.

Report of the Audit Committee

     The following report of the audit committee shall not be deemed filed under the securities act of 1933, as amended, or the securities exchange act of 1934, as amended, except to the extent we specifically incorporate this report by reference therein, and shall not be deemed soliciting material or otherwise deemed filed under either of such acts.

     The audit committee of the board of directors assists the board in performing its oversight responsibilities for the company's financial reporting process, audit process and internal controls.

     The audit committee reviewed and discussed the company's audited financial statements for the year ended December 31, 2000 with the company's management and with the company's independent accountants. In addition, the committee discussed with the company's independent accountants the matters required to be discussed by Statement of Auditing Standards No. 61 (Codification of Statements on Accounting Standards) which includes, among other items, matters related to the conduct of the audit of the company's financial statements. The committee has also received and reviewed the written disclosures and the letter from the company's independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the accountants their independence from the company.

     Based on the review and discussions with management and the independent accountants described above, the audit committee recommended to the board of directors that the audited financial statements be included in the company's Annual Report on Form 10-K for the year ended December 31, 2000.

                 _____________________________________________

                        MEMBERS OF THE AUDIT COMMITTEE
                              Leslie D. Michelson
                               S. Craig Tompkins

Information Concerning Fees of Independent Accountants

     For the year ended December 31, 2000, we paid fees to Deloitte & Touche, LLP for services in the following categories:

Audit Fees...........................................................................           $165,000
Financial Information
Systems Design & Implementation Fees.................................................                 --
All Other Fees.......................................................................           $210,000

All Other Fees includes $144,000 for tax planning and compliance services. The audit committee has considered whether the provision of the non-audit services noted above is compatible with maintaining the independence of Deloitte & Touche, LLP.

        PROPOSAL 3:  RATIFICATION OF THE INDEPENDENT PUBLIC ACCOUNTANTS

     The board of directors, on the recommendation of the audit committee, has appointed Deloitte & Touche, LLP, certified public accountants, as our independent auditors for the fiscal year ending December 31, 2001. Deloitte & Touche, LLP has served as our principal independent public accountants since our formation in 1993. Deloitte & Touche, LLP has advised us that it has no direct or indirect financial interest in our company or any of our subsidiaries, and that it has had, since our organization, no connection with our company or any of our affiliates other than as independent auditors and related activities.

     Our financial statements for the period ended December 31, 2000, and report of the auditors thereon, will be presented at the annual meeting. Deloitte & Touche, LLP will have a representative present at the meeting who will have an opportunity to make a statement if he or she so desires and to respond to appropriate questions.

     During 2000, Deloitte & Touche, LLP provided services consisting of the audit of our financial statements for the year ended December 31, 2000, consultations with respect to our quarterly financial statements, reports and registration statements filed with the Securities and Exchange Commission, consultation relating to tax matters including preparation of our tax returns and other pertinent matters.

     If our stockholders do not ratify the selection of Deloitte & Touche, LLP, or if such firm should decline to act or otherwise become incapable of acting, or if the employment should be discontinued, the board of directors, at the recommendation of the audit committee, will appoint substitute independent public accountants.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE, LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2001. PROXIES RECEIVED WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THE PROXY.

                   PROPOSAL 4: ADJOURNMENT OF ANNUAL MEETING

     If a motion to adjourn the annual meeting is properly brought, the stockholders will be asked to vote upon the adjournment of the annual meeting.

                                 OTHER MATTERS

     Submission of Stockholder Proposals. If the merger is consummated, we will not have any public common stockholders and there will be no public participation in any future meetings of our stockholders. However, if the merger is not consummated, or is materially delayed, our public common stockholders would continue to be entitled to attend and participate in our stockholder meetings. If the merger is not completed, you will be informed, by press release or other means determined reasonable by us, of the date by which stockholder proposals must be received by us for inclusion in the proxy materials relating to the annual meeting, which proposals must comply with the rules and regulations of the Securities and Exchange Commission then in effect.

     Section 16(a) Beneficial Ownership Reporting Compliance. Based solely upon a review of Securities and Exchange Commission Forms 3, 4 and 5 furnished to us and certain written representations, we believe that all reports required by
Section 16(a) of the Securities and Exchange Act of 1934 with respect to our fiscal year ended December 31, 2000 have been filed by our officers and directors.

     Other Matters. Our board of directors knows of no matters to be presented at the annual meeting other than those described in this proxy statement. Other business may properly come before the meeting, such as a motion to adjourn the annual meeting for the purpose of soliciting additional proxies, and in that event it is the intention of the persons named in the accompanying proxy to vote in accordance with their discretion on such matters.

                      WHERE YOU CAN FIND MORE INFORMATION

     As required by law, we file reports, proxy statements and other information with the Commission. Because the merger is a "going private" transaction, we have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3 and such reports, proxy statements and other information contain additional information about us. You can inspect and copy these materials at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. For further information concerning the Commission's public reference rooms, you may call the Commission at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the Commission's Internet address at "http://www.sec.gov." The common stock is listed on the NYSE, Inc., and materials may also be inspected at their offices, 20 Broad Street, New York, New York 10005.

     The information contained in our Annual Report on Form 10-K for the year ended December 31, 2000, including the consolidated financial statements and notes thereto, the report of Deloitte & Touche, LLP, our independent accountants, thereon, selected financial data and management's discussion and analysis of financial condition and results of operations included in such Annual Report on Form 10-K for the year ended December 31, 2000, as amended by our Form 10-K/A filed on April 27, 2001, is incorporated herein by reference. The information contained in our Quarterly Report on Form 10-Q filed on May 15, 2001, including the consolidated financial statements and notes thereto and management's discussion and analysis of financial condition and results of operations included therein, is incorporated herein by reference. Copies of our Annual Report on Form 10-K for the year ended December 31, 2000 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 are being delivered with this proxy statement. In addition, our Current Reports on Form 8-K filed February 22, 2001, April 16, 2001, May 11, 2001, May 25, 2001, June
4, 2001, June 7, 2001, June 14, 2001, June 26, 2001, July 11, 2001, July 20,
2001, August 1, 2001 and August 9, 2001, and each document that we file under sections 13(a), 13(c), 14 and 15(d) under the Exchange Act after the date of this proxy statement and before the annual meeting are incorporated herein by reference.

     You should rely only on the information contained in, or incorporated by reference into, this proxy statement. We have not authorized anyone to give any information different from the information contained in, or incorporated by reference into, this proxy statement. This proxy statement is dated _________, 2001. You should not assume that the information contained in this proxy statement is accurate as of any later date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

     All stockholders are urged to complete, sign and return the accompanying proxy card in the enclosed envelope.

                                    By Order of the Board of Directors,

                                    /s/  David E. Hamer
                                    ---  --------------
                                    David E. Hamer
                                    Secretary

Beverly Hills, California
__________,2001

                              AGREEMENT AND PLAN

                                      OF

                                    MERGER

                           dated as of May 10, 2001

                                by and between

                            G & L ACQUISITION, LLC

                                      and

                              G & L REALTY CORP.

                               TABLE OF CONTENTS

                                                                                Page
ARTICLE I. THE MERGER....................................................         1
     1.1     The Merger..................................................         1
     1.2     Closing.....................................................         2
     1.3     Effective Time..............................................         2
     1.4     Effect of Merger on Acquiror and the Company................         2
     1.5     Effect on Securities........................................         3
     1.6     Disbursing Agent............................................         4
     1.7     Deposit of Funds............................................         4
     1.8     Transmittal Letter and Instructions.........................         4
     1.9     Payment of Cash for Cancelled Shares........................         4
     1.10    Treatment of Options........................................         5
     1.11    Unclaimed Consideration.....................................         6
     1.12    Delivery of Stock Certificates for Acquiror Units...........         6
     1.13    Further Assurances..........................................         6

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF THE COMPANY................         7

     2.1     Organization and Good Standing..............................         7
     2.2     Subsidiaries; Investments...................................         7
     2.3     Authorization; Binding Agreement............................         8
     2.4     Capitalization..............................................         9
     2.5     Absence of Certain Changes or Events........................        10
     2.6     Governmental Consents and Approvals.........................        10
     2.7     No Violation................................................        11
     2.8     No Default..................................................        11
     2.9     Litigation..................................................        11
     2.10    Brokers and Finders.........................................        11
     2.11    Fairness Opinion............................................        12
     2.12    Proxy and Schedule 13E-3 Information........................        12

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF ACQUIROR..................        12

     3.1     Formation and Good Standing.................................        12
     3.2     Authorization; Binding Agreement............................        12
     3.3     Capital Structure...........................................        13
     3.4     No Violation................................................        13
     3.5     Governmental Consents and Approvals.........................        13
     3.6     Proxy and Schedule 13E-3 Information........................        14
     3.7     Brokers and Finders.........................................        14
     3.8     No Prior Activities.........................................        14
     3.9     Litigation..................................................        14
     3.10    Financing...................................................        14

ARTICLE IV. COVENANTS....................................................        15

     4.1     Acquisition Proposals.......................................        15

                                                                                  Page
     4.2     Termination of the Company's Stock Incentive Plan.............        17
     4.3     Conduct of the Company's Business Pending Merger..............        17
     4.4     Conduct of Acquiror's Business Pending Merger.................        19
     4.5     Other Actions.................................................        19
     4.6     SEC Filings...................................................        19
     4.7     Standstill Provisions.........................................        19

ARTICLE V. ADDITIONAL COVENANTS............................................        20

     5.1     Preparation of Proxy Statement; Stockholders Meeting..........       20
     5.2     Access to Information.........................................       21
     5.3     Tender Offer..................................................       21
     5.4     Reasonable Efforts; Notification..............................       22
     5.5     Public Announcements..........................................       23
     5.6     Indemnification...............................................       24
     5.7     Declaration of Dividends and Distributions....................       25
     5.8     Stockholder Claims............................................       26
     5.9     Cooperation with Proposed Financing...........................       26
     5.10    Conversion of Partnership Units...............................       26
     5.11    Exchange of Partnership Units.................................       26
     5.12    Spinoff of Non-MOB Assets.....................................       26
     5.13    Section 16 Matters............................................       26

ARTICLE VI. CONDITIONS.....................................................       27

     6.1     Conditions to Each Party's Obligation to Effect the Merger....       27
     6.2     Conditions to Obligations of the Company to Effect the Merger.       27
     6.3     Conditions to Obligations of Acquiror to Effect the Merger....       28

ARTICLE VII. TERMINATION...................................................       29

     7.1     Termination...................................................       29
     7.2     Effect of Termination.........................................       30
     7.3     Expenses and Termination Fee..................................       31

ARTICLE VIII. MISCELLANEOUS................................................       32

     8.1     Non-Survival of Representations and Warranties................       32
     8.2     Amendment.....................................................       32
     8.3     Waiver........................................................       32
     8.4     Notice........................................................       32
     8.5     Entire Agreement..............................................       33
     8.6     Parties in Interest...........................................       33
     8.7     Material Events...............................................       34
     8.8     Headings......................................................       34
     8.9     Interpretation................................................       34
     8.10    Assignment....................................................       34
     8.11    Governing Law.................................................       34
     8.12    Counterparts..................................................       34
     8.13    Severability..................................................       34

                         APPENDIX A - MERGER AGREEMENT


                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of May 10, 2001, is by and between G & L ACQUISITION, LLC, a Maryland limited liability company ("Acquiror"), and G & L REALTY CORP., a Maryland corporation (the "Company").

                                   RECITALS

     A. The Board of Directors of the Company (the "Board"), based upon the recommendation of a special committee thereof (the "Special Committee"), has determined that the Merger (as defined below) is advisable and in the best interests of the stockholders of the Company, and the Board and the members of Acquiror have approved the Merger upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of Common Stock, par value $0.01 per share, of the Company (other than certain designated shares) will be converted into the right to receive cash.

     B. In order to effectuate the foregoing, Acquiror, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Maryland General Corporation Law (the "MGCL") and the Maryland Limited Liability Company Act (the "MLLCA"), will merge with and into the Company (the "Merger").

     C. The Special Committee has received a fairness opinion relating to the transactions contemplated hereby as more fully described below and the Board has resolved to recommend to the holders of Common Stock of the Company to vote to approve the Merger.

     D. G & L Partnership, LLC, a Delaware limited liability company of which Acquiror is the sole member (the "Acquiror Sub"), G & L Realty Partnership, L.P., a Delaware limited partnership ("G & L Operating Partnership"), Acquiror and the Company have entered into a Partnership Merger Agreement of even date herewith (the "Partnership Merger Agreement"), pursuant to which, and subject to the terms and conditions thereof, Acquiror Sub will be merged with and into G & L Operating Partnership (the "Partnership Merger") with G & L Operating Partnership as the surviving entity.

     NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, and for the purpose of setting forth certain terms and conditions of the Merger, and the manner of carrying the same into effect, the parties hereto agree as follows:

                                  ARTICLE I.
                                  THE MERGER

     1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the MGCL and the MLLCA, Acquiror shall be merged with and into the Company, with the Company as the surviving entity (the surviving entity in the Merger is sometimes referred to as the "Surviving Corporation").

     1.2 Closing. On the terms and subject to the conditions of this Agreement and provided that this Agreement has not been terminated pursuant to
Article VII, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at 10:00 a.m., local time, at the offices of O'Melveny & Myers LLP, 400 S. Hope Street, Los Angeles, California, on the date which is the third business day following satisfaction (or waiver by the parties entitled to the benefit thereof) of the conditions set forth in Article VI (other than conditions that by their terms cannot be satisfied until the Closing
Date), unless another time, date or place is agreed to in writing by the parties. The date on which the Closing occurs is referred to herein as the "Closing Date."

     1.3 Effective Time. On the Closing Date, the parties shall execute and file articles of merger (the "Articles of Merger") in accordance with the MGCL and the MLLCA. The Merger shall become effective at the time (the "Effective Time") the Articles of Merger are accepted for record by the State Department of Assessments and Taxation of the State of Maryland (the "Maryland Department"), or at such time as Acquiror and the Company shall specify in the Articles of Merger (not to exceed 30 days after the Articles of Merger are accepted for record by the Maryland Department). Unless otherwise agreed, the parties shall cause the Effective Time to occur on the Closing Date.

     1.4 Effect of Merger on Acquiror and the Company. The parties agree to the following provisions with respect to the Merger:

           (a) Name of Surviving Corporation. The name of the Surviving Corporation shall from and after the Effective Time be and continue to be "G & L Realty Corp." until changed in accordance with applicable law.

           (b) Charter. The charter of the Company as in effect immediately prior to the Effective Time shall from and after the Effective Time be and continue to be the charter of the Surviving Corporation until changed or amended in accordance with applicable law.

           (c) Bylaws. The bylaws of the Company as in effect immediately prior to the Effective Time shall from and after the Effective Time be and continue to be the bylaws of the Surviving Corporation until changed or amended in accordance with applicable law.

           (d) Organization. At the Effective Time, the separate existence of Acquiror shall cease, and the Company as the Surviving Corporation and successor shall succeed to Acquiror in the manner of and as more fully set forth in
Section 3-114 of the MGCL and Section 4A-709 of the MLLCA.

           (e) Directors and Officers. The directors of the Company immediately prior to the Effective Time shall continue as the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall continue as the officers of the Surviving Corporation.

     1.5 Effect on Securities. At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of the Company, Acquiror or the holders of any of the following securities:

           (a) Each share of Common Stock, par value $.01 per share, of the Company (collectively, the "Common Shares" and, individually, a "Common Share") issued and outstanding immediately prior to the Effective Time (other than any Common Shares to remain outstanding pursuant to Section 1.5(c)) shall be converted into the right to receive an amount equal to $12.00 in cash, without interest (the "Cash Merger Consideration"); the Common Shares being converted into the right to receive the Cash Merger Consideration are hereinafter referred to as "Cancelled Shares";

           (b) Each issued and outstanding share of Preferred Stock, par value $0.01 per share, of the Company (collectively, the "Preferred Shares") shall not be converted, exchanged, cancelled or otherwise affected by the Merger and shall remain issued and outstanding after the Merger;

           (c) 96,671 of the 360,422 Common Shares that are, on the date of this Agreement, registered in the name of, and specified by Daniel M. Gottlieb, and 74,674 of the 285,923 Common Shares that are, on the date of this Agreement, registered in the name of, and specified by Steven D. Lebowitz (such persons are individually referred to as a "Continuing Stockholder" and collectively as the "Continuing Stockholders," and such shares are collectively referred to as the "Continuing Shares") shall not be converted, exchanged, cancelled or otherwise affected by the Merger and shall remain issued and outstanding after the Merger, provided that the Continuing Shares are, at the Effective Time, so registered in the name of the applicable Continuing Stockholder, it being understood that additional Common Shares may be issued to the Continuing Stockholders prior to the Effective Time in exchange for Partnership Units (as defined below) and, subject to Section 1.5(f) below, such Common Shares shall be deemed to be Continuing Shares;

           (d) Each option for the purchase of Common Shares issued by the Company and outstanding immediately prior to the Effective Time (collectively, the "Company Options" and individually, a "Company Option"), including those held by the Continuing Stockholders, shall be terminated and converted into the right to receive the Option Consideration as defined and set forth in Section 1.10;

           (e) Each unit (as defined in the Acquiror's Operating Agreement dated as of May 4, 2001) (collectively, the "Acquiror Units," and individually, an "Acquiror Unit") of Acquiror outstanding immediately prior to the Effective Time shall be converted automatically into one newly-issued, fully-paid and nonassessable share of Common Stock of the Surviving Corporation and shall cease to exist; and

           (f) Notwithstanding Subsection (c) above, the aggregate number of Continuing Shares held by the Continuing Stockholders may, at the sole discretion of the each Continuing Stockholder, be decreased (and correspondingly, the number of Common Shares held by the Continuing Stockholders to be converted in the Merger shall be increased) if the aggregate purchase price of the Preferred Stock (as defined in Section 2.4) tendered in the Offer (as defined in Section 5.3) is less than $7,750,000.

     1.6 Disbursing Agent. Prior to the Effective Time, Acquiror shall appoint a disbursing agent reasonably acceptable to the Company (the "Disbursing Agent") to act as agent for the payment of the Cash Merger Consideration upon surrender of certificates formerly representing issued and outstanding Cancelled Shares.

     1.7 Deposit of Funds. At the Effective Time, the Surviving Corporation shall irrevocably deposit or cause to be deposited with the Disbursing Agent, cash in the amount of the Aggregate Cash Merger Consideration (as defined below). Pending distribution pursuant to Section 1.9 of the cash deposited with the Disbursing Agent, such cash shall be held in trust for the benefit of the holders of Cancelled Shares, and shall not be used for any other purpose. The Surviving Corporation may direct the Disbursing Agent to invest such cash, provided that such investments (i) shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from either Moody's Investors Service or Standard & Poor's, or in certificates of deposit, bank repurchase agreements or bankers acceptances of domestic commercial banks with capital exceeding $250,000,000 (collectively, "Permitted Investments") or in money market funds which are invested solely in Permitted Investments, and (ii) shall have maturities that will not prevent or delay payments to be made pursuant to Section 1.9.

     1.8 Transmittal Letter and Instructions. Promptly after the Effective Time, the Surviving Corporation shall cause the Disbursing Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Cancelled Shares (collectively, the "Certificates" and individually, a "Certificate") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Disbursing Agent and shall be in such form and have such other provisions as Acquiror may reasonably specify) and (ii) instructions for use in effecting surrender of the Certificates in exchange for the Cash Merger Consideration. Each holder of a Certificate representing Cancelled Shares may thereafter surrender such Certificate to the Disbursing Agent to effect the exchange of such Certificate on such holder's behalf for a period of nine months after the Effective Time.

     1.9   Payment of Cash for Cancelled Shares.

           (a) After surrender to the Disbursing Agent of any Certificate which prior to the Effective Time shall have represented Cancelled Shares in accordance with the transmittal letter and instructions in Section 1.8, the Surviving Corporation shall cause the Disbursing Agent to promptly distribute to the person in whose name such Certificate shall have been registered, a check representing the amount of cash into which such Cancelled Shares shall have been converted at the Effective Time pursuant to Section 1.5(a). Until so surrendered and exchanged, each such Certificate shall, after the Effective Time, be deemed to represent only the right to receive such cash, and until such surrender and exchange, no cash shall be paid to the holder of such outstanding Certificate in respect thereof.

           (b) No interest shall accrue or be payable with respect to any amounts which any such holder shall be so entitled to receive.

           (c) The Surviving Corporation or the Disbursing Agent shall be authorized to pay the cash attributable to any Certificate theretofore issued which has been lost or destroyed, upon receipt by the Surviving Corporation of satisfactory evidence of ownership of the Cancelled Shares represented thereby and, to the extent deemed appropriate, indemnification and/or a bond.

           (d) If payment is to be made to a person other than the person in whose name a surrendered Certificate, which prior to the Effective Time shall have represented any Cancelled Shares, is registered, it shall be a condition to such payment that the Certificate so surrendered shall be endorsed or shall otherwise be in proper form for transfer, and that the person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation or the Disbursing Agent that such tax either has been paid or is not payable.

           (e) From and after the Effective Time, the holders of Cancelled Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Cancelled Shares except as otherwise provided herein.

           (f) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Cancelled Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing Cancelled Shares are presented to the Surviving Corporation, they shall be cancelled and promptly exchanged for cash as provided in Section 1.5(a) and this Section 1.9.

           (g) All Cash Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Section 1.9 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Cancelled Shares formerly represented by such Certificates; provided, however, that the Company shall transfer to the Disbursing Agent cash sufficient to pay all dividends or make any other distributions with a record date on or prior to the Effective Time which may have been declared or made by the Company on such Cancelled Shares, in accordance with the terms of this Agreement or prior to the date of this Agreement, including any dividends permitted by Section 5.7, and which remain unpaid at the Effective Time and have not been paid prior to such surrender.

     1.10  Treatment of Options.

           (a) Each outstanding Company Option shall be subject to the terms of this Agreement.

           (b) Immediately upon execution of this Agreement, the Company shall cause all Company Options held by the Continuing Stockholders, whether or not then fully vested or exercisable, to become fully vested and exercisable. Nothing in this Agreement shall be interpreted to prevent or hinder the Continuing Stockholders from exercising their rights under such Company Options prior to the Effective Time.

           (c) Immediately prior to the Effective Time, the Company shall cause each outstanding Company Option, whether or not then fully vested or exercisable, to be deemed fully vested and exercisable, and to be terminated and converted into the right to receive from the Surviving Corporation an amount of cash equal to the product of (i) the number of Common Shares subject to the Company Option (which shall have been deemed to be fully vested and exercisable) and (ii) the excess, if any, of the Cash Merger Consideration over the exercise price per share of such Company Option (the "Option Consideration"), with no payment being required when the difference is not a positive number. The Surviving Corporation shall pay each holder of the Company Options, promptly following the Effective Time, the Option Consideration for all Company Options held by such holder. The Board or any committee thereof responsible for the administration of the Company's Amended and Restated 1993 Stock Incentive Plan (the "Stock Incentive Plan") shall take any and all action necessary to effectuate the matters described in this Section 1.10 on or before the Effective Time. Any amounts payable pursuant to this Section 1.10 shall be subject to any required withholding of taxes and shall be paid without interest.

     1.11 Unclaimed Consideration. None of the Company, Acquiror, the Surviving Corporation or the Disbursing Agent shall be liable to any person in respect of any of the Cash Merger Consideration or Option Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Cash Merger Consideration delivered to the Disbursing Agent pursuant to this Agreement that remains unclaimed for nine months after the Effective Time shall be redelivered by the Disbursing Agent to the Surviving Corporation, upon demand, and any holders of Certificates who have not theretofore complied with the procedures set forth in this Agreement, and the transmittal letter and instructions referenced in Section 1.8, shall thereafter look only to the Surviving Corporation for delivery of any Cash Merger Consideration, any unpaid dividends, or Option Consideration due, as the case may be, subject to applicable abandoned property, escheat and other similar laws.

     1.12 Delivery of Stock Certificates for Acquiror Units. Immediately after the Effective Time, the Surviving Corporation shall deliver to each former holder of Acquiror Units, to each such former holder's address as it appears in the books and records of the Acquiror, a share certificate, registered in the name of such former holder, representing the number of Common Shares to which such holder is so entitled by virtue of Section 1.5(e). Such certificates may, at the discretion of the Surviving Corporation, bear a legend restricting the transferability of the Common Shares represented thereby to the extent required to assure the Surviving Corporation that these shares will not be offered or sold in contravention of any federal or state securities laws. In addition, such certificates will be imprinted with any legends required by the Surviving Corporation's charter.

     1.13   Further Assurances.

           If, at any time after the Effective Time, the Surviving Corporation shall determine or be advised that any assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation the right, title or interest in, to or under any of the rights, properties or assets of the Company or Acquiror acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of Acquiror and the Company, all such assignments and assurances and to take and do, in the name and on behalf of each of Acquiror and the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                  ARTICLE II.
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Acquiror, except as set forth in (i) the reports, schedules, forms, statements and other documents filed by the Company with the Securities and Exchange Commission (the "SEC") since December 31, 1999 (the "SEC Documents") to the extent it is reasonably clear from a reading of the disclosure in such SEC Documents that such disclosure is applicable to the relevant representation and warranty contained herein, or (ii) the letter of even date herewith delivered to Acquiror prior to the execution hereof (the "Disclosure Letter") (it being understood that the Disclosure Letter shall be arranged in Parts corresponding to the Sections contained in this
Article II, and the disclosures in any Part of the Disclosure Letter shall qualify the representations in the corresponding Section of this Article II) as follows:

     2.1 Organization and Good Standing. The Company is duly organized and validly existing in good standing under the laws of the State of Maryland, with all requisite corporate power and authority to own, lease and operate its properties and conduct its business and is duly qualified or registered and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification or registration necessary, except where the failure to be so qualified or registered would not have a Company Material Adverse Effect (as defined below).


     2.2   Subsidiaries; Investments.

           (a) Section 2.2(a) of the Disclosure Letter sets forth as of the date hereof (i) each Subsidiary (as defined below) of the Company, (ii) the ownership interest therein of the Company, and (iii) if not wholly-owned by the Company, the identity and ownership interest of each of the other owners of such Subsidiary (it being understood that such representation with respect to securities held by any entity other than the Company or a Subsidiary is made only to the knowledge of the Company). As used in this Agreement, "Subsidiary" means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which the Company (either directly or through or together with any other Subsidiary) owns 50% or more of the capital stock or other equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity, including G & L Operating Partnership, but does not include short-term money market investments and other participation interests in short-term investments.

           (b) (i) All the outstanding shares of capital stock of each Subsidiary that is a corporation owned by the Company or a Subsidiary have been validly issued and are (A) fully paid, nonassessable and free of any preemptive rights, and (B) owned by the Company or by another Subsidiary free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") or any other limitation or restriction (including any contractual restriction on the right to vote or sell the same) other than restrictions under applicable securities laws; and (ii) all equity interests in each Subsidiary that is a partnership, joint venture, limited liability company or trust which are owned by the Company, by another Subsidiary or by the Company and another Subsidiary, are owned free and clear of all Liens or any other limitation or restriction (including any contractual restriction on the right to vote or sell the same) other than restrictions under applicable securities laws. Each Subsidiary that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted, and each Subsidiary that is a partnership, limited liability company or trust is duly formed and existing in good standing under the laws of its jurisdiction of formation and has the requisite partnership, limited liability company or trust power and authority to carry on its business as now being conducted. Each Subsidiary is duly qualified or registered and in good standing in each jurisdiction in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification or registration necessary, except where the failure to be so qualified or registered, individually or in the aggregate, would not have a Company Material Adverse Effect.

     2.3   Authorization; Binding Agreement.

           (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to Stockholder Approval (as defined below). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board and, except for Stockholder Approval in accordance with the MGCL, and the charter and the bylaws of the Company, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, the Partnership Merger Agreement, the Merger, the Partnership Merger or the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by the Company, and constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally, and (ii) general principles of equity (whether considered in an action in equity or at law) which provide, among other things, that the remedies of specific performance and injunctive and other forms of equitable relief are subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

           (b) The Board, based upon the recommendation of the Special Committee, has duly and validly approved and, subject to Stockholder Approval, taken all corporate action required to be taken by it for the consummation of the Merger and the Partnership Merger, and has adopted resolutions declaring the advisability of this Agreement and the transactions contemplated hereby, including the Merger and the Partnership Merger, and recommending that the holders of Common Shares approve the Merger. The restrictions on "business combinations"

(as defined in Subtitle 6 of Title 3 of the MGCL) between the Company (or any affiliate thereof) and Acquiror (or any affiliate thereof) set forth in Subtitle 6 of Title 3 of the MGCL and the limitations on voting rights of shares of stock acquired in a "control share acquisition" (as defined in Subtitle 7 of Title 3 of the MGCL) set forth in Subtitle 7 of Title 3 of the MGCL are inapplicable to the Merger and this Agreement (and the transactions provided for herein).

     2.4   Capitalization.

           (a) The authorized capital stock of the Company consists of 50,000,000 Common Shares; 30,000,000 shares of Excess Stock, par value $0.01 per share; and 10,000,000 Preferred Shares, of which 1,495,000 shares have been designated as 10.25% Series A Cumulative Preferred Stock (the "Series A Preferred Stock") and 1,380,000 shares have been designated as 9.8% Series B Cumulative Preferred Stock (the "Series B Preferred Stock"). As of the date hereof, 2,333,800 Common Shares, no shares of Excess Stock and 1,487,000 shares of Series A Preferred Stock and 1,376,000 shares of Series B Preferred Stock are outstanding. As of the date hereof, there are 247,500 Common Shares issuable upon exercise of outstanding Company Options.

           (b) Set forth in Part 2.4(b) of the Disclosure Letter is a true and complete list of the following: (i) all outstanding Company Options, including date of grant, number of shares purchasable, exercise price per share, expiration date and vesting rate, (ii) each grant of Common Shares to employees which are or were subject to any risk of forfeiture, (iii) all agreements for the issuance of, or warrants or rights to purchase, Common Shares and the number of shares which would be issuable upon the exercise of such agreements, warrants or rights, and (iv) all other rights to acquire stock, all stock appreciation rights, phantom stock, dividend equivalents, performance units and performance shares granted under the Stock Incentive Plan or otherwise which are outstanding as of the date hereof.

           (c) All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights.

           (d) As of the date hereof, 2,959,072 partnership units ("Partnership Units") of G & L Operating Partnership, as defined in the Agreement of Limited Partnership of G & L Operating Partnership dated November 13, 1993, as amended ( the "Partnership Agreement"), are validly issued and outstanding, fully paid and nonassessable, except to the extent provided by applicable law or the Partnership Agreement, of which 2,333,800 are owned by the Company. Part 2.4(d) of the Disclosure Letter sets forth the name of each holder of Partnership Units and the number of Partnership Units owned by each such holder. The Partnership Units are not subject to any restriction established by the Company or G & L Operating Partnership or under applicable law (other than restrictions on sale imposed by applicable securities laws) except as set forth in the Partnership Agreement. G & L Operating Partnership has not issued or granted and is not a party to any outstanding commitments of any kind relating to, or any presently effective agreements or understanding with respect to, issuing interests in or securities convertible into or exercisable for interests in G & L Operating Partnership.

           (e) Except as contemplated by this Agreement or the Partnership Merger Agreement, and except for the Company Options, the Series A Preferred Stock and the Series B Preferred Stock, neither the Company nor any Subsidiary has granted any outstanding option, warrant, subscription or other right, or entered into any agreement or commitment which either (i) obligates the Company or any Subsidiary to issue, sell or transfer any shares of its capital stock or other equity interests, or (ii) restricts the transfer of, or otherwise encumbers, shares of its capital stock or other equity interests.

     2.5 Absence of Certain Changes or Events. Since December 31, 2000, and except as set forth on Part 2.5 of the Disclosure Letter:

           (i) there has not been any change or any development which has had or, to the Company's knowledge, would have, a Company Material Adverse Effect;

           (ii) the Company and each of its Subsidiaries have conducted their respective businesses only in the ordinary course;

           (iii) neither the Company nor any of its Subsidiaries has entered into any material transactions other than as approved by the Board or as expressly permitted by this Agreement or the Partnership Merger Agreement;

           (iv) the Company has not changed its accounting principles or methods except insofar as may be required by a change in generally accepted accounting principles ("GAAP") or by applicable law or the SEC; and

           (v) the Company has not declared, paid or set aside for payment any dividends except for regular quarterly dividends not in excess of $0.125 per Common Share and monthly dividends on the Preferred Shares in accordance with the terms of the Company's Articles Supplementary filed May 12, 1997 and November 17, 1997, as corrected June 19, 1999 ("Articles Supplementary"), or as necessary to maintain REIT status, in each case subject to rounding adjustments as necessary and with customary record and payment dates.

As used in this Agreement, "Company Material Adverse Effect" shall mean (i) any material adverse change in the business, properties, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) any other change that would adversely affect, prevent or delay the ability of the Company or G & L Operating Partnership to consummate the Merger, the Partnership Merger or any of the transactions contemplated hereby or thereby, but excluding in either case those that arise out of a change or development in (i) general economic or market conditions, (ii) the real estate development industry generally or (iii) any applicable law or GAAP.

     2.6 Governmental Consents and Approvals. No consent, waiver, approval, license or authorization of, or designation, declaration or filing with, any governmental agency or authority or other public persons or entities is required in connection with the execution or delivery by the Company of this Agreement, or the consummation by the Company of the Merger, the Partnership Merger or the transactions contemplated hereby or thereby, other than (a) filing of the Articles of Merger with, and the acceptance for record thereof by, the Maryland Department in accordance with the MGCL and the MLLCA, (b) filings with the Delaware Secretary of State for the Partnership Merger, (c) filings required under the Exchange Act and (d) such other consents, waivers, approvals, licenses or authorizations, if any, the failure of which to be obtained will not have a Company Material Adverse Effect.

     2.7 No Violation. The execution and delivery of this Agreement, assuming the requisite approval of the holders of Common Shares, the filing by the Company of Articles of Merger with, and the acceptance for record thereof by, the Maryland Department in accordance with the MGCL and the MLLCA and the consummation by the Company of the transactions contemplated hereby, will not:

           (i)    violate any provision of the charter or bylaws of the Company;

           (ii) cause the Company to violate in any material respect (A) any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority applicable to the Company or any of its Subsidiaries or any of their respective properties or (B) the award of any arbitrator or panel of arbitrators;

           (iii) cause the acceleration of the maturity of any material debt or obligation of the Company or any of its Subsidiaries; or

           (iv) violate, or be in conflict with, or constitute a default under, or permit the termination of, or, except as contemplated by this Agreement, require the consent of any person under, or result in the creation of any Lien upon any property of the Company or any of its Subsidiaries under, any agreement, indenture, lease or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries may be bound, which, individually or in the aggregate, would have a Company Material Adverse Effect.

     2.8 No Default. Neither the Company nor any of its Subsidiaries is in material noncompliance or default (without giving effect to any grace or cure period or notice requirement) under any agreement, indenture or instrument creating or evidencing indebtedness for borrowed money or under any capital lease or under any agreement pursuant to which any of its securities were sold.

     2.9 Litigation. There is no legal action, suit, arbitration or other legal, administrative or governmental investigation, inquiry or proceeding (whether federal, state, local or foreign) pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their properties, assets, business, franchises or governmental approvals before any court or governmental body, department, commission, board, bureau, agency, instrumentality or arbitrator, which, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

     2.10 Brokers and Finders. Except for Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("HLHZ"), which has been engaged, pursuant to an engagement letter dated January 8, 2001, as amended, a true and complete copy of which has been delivered to Acquiror, to provide advice to the Special Committee with respect to whether the consideration to be received by the holders of Common Shares held by other than the Continuing Stockholders (the "Public Stockholders") is fair to the Public Stockholders from a financial point of view, and to provide financial advisory services to the Special Committee, no broker, finder or investment banker will be entitled to any brokerage, finder's or other fee or commission in connection with the Merger or in connection with any related transaction involving the Company based upon arrangements made by or on behalf of the Company.

     2.11 Fairness Opinion. The Special Committee has received a written opinion from HLHZ, substantially to the effect that, from a financial point of view, the consideration to be received by the Public Stockholders in the Merger is fair to the Public Stockholders, a true and complete copy of which opinion has been delivered to Acquiror.

     2.12 Proxy and Schedule 13E-3 Information. The information contained in the (preliminary and definitive) Proxy Statement (as defined below) and the
Schedule 13E-3 (as defined below), or any amendment or supplement thereto, or any other documents filed with the SEC by the Company in connection with the Merger, shall, with respect to the Proxy Statement at the time the Proxy Statement is mailed and at the time of the Stockholders Meeting (as defined below), and, with respect to the Schedule 13E-3 and such other documents, at the time of filing with the SEC and at the time of the Stockholders Meeting, not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representation or warranty with respect to any information contained in the Proxy Statement, the Schedule 13E-3 or any such other document, which was furnished in writing to the Company by Acquiror or its affiliates.

                                 ARTICLE III.
                  REPRESENTATIONS AND WARRANTIES OF ACQUIROR

     Except as disclosed in writing by Acquiror to the Company immediately prior to execution and delivery of this Agreement, Acquiror hereby represents and warrants to the Company as follows:

     3.1 Formation and Good Standing. Acquiror is a limited liability company duly formed and existing in good standing under the laws of the State of Maryland. Acquiror has heretofore delivered to the Company accurate and complete copies of its articles of organization and operating agreement as currently in effect. Except for the Acquiror Sub, Acquiror does not own or have any Subsidiary or own or hold any capital stock, security or investment in any other person or entity, other than bank accounts, certificates of deposit, money market or similar short-term investments.

     3.2 Authorization; Binding Agreement. Acquiror has all requisite limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Acquiror, and no other limited liability company proceedings on the part of Acquiror are necessary to authorize this Agreement, the Partnership Merger Agreement, the Merger, the Partnership Merger or the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Acquiror and constitutes the legal, valid and binding agreement of Acquiror, enforceable against Acquiror in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or limiting creditors' rights generally, and (ii) general principles of equity (whether considered in an action in equity or at law) which provide, among other things, that the remedies of specific performance and injunctive and other forms of equitable relief are subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

     3.3 Capital Structure. The capital structure of Acquiror consists of a single class of Acquiror Units, all of which will be outstanding immediately prior to the Effective Time. The Continuing Stockholders are the only members of Acquiror and own all the Acquiror Units. Acquiror has not granted any rights, or entered into any agreement or commitment which obligates Acquiror to issue, sell, repurchase or transfer any Acquiror Units.

     3.4   No Violation.

           (a) The execution and delivery of this Agreement, the filing of Articles of Merger with the Maryland Department or the consummation by Acquiror of the transactions contemplated hereby, will not:

                (i) violate any provision of the articles of organization or operating agreement of Acquiror;

                (ii) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority applicable to Acquiror or any of its properties;

                (iii) cause the acceleration of the maturity of any debt or obligation of Acquiror; or

                (iv) violate, or be in conflict with, or constitute a default under, or permit the termination of, or except as contemplated by this Agreement, require the consent of any person under, or result in the creation of any Lien upon any property of Acquiror under, any agreement, indenture, lease or instrument to which Acquiror is a party or by which Acquiror (or its properties) may be bound, which in the aggregate would have a material adverse effect on Acquiror.

           (b) Acquiror is not in default (without giving effect to any grace or cure period or notice requirement) under any agreement for borrowed money or under any agreement pursuant to which any of its securities were sold.

     3.5 Governmental Consents and Approvals. No consent, waiver, approval, license or authorization of or designation, declaration or filing with any governmental agency or authority or other public persons or entities is required in connection with the execution or delivery by

Acquiror of this Agreement or the consummation by Acquiror of the Merger or the transactions contemplated hereby, other than (i) filings with respect to the Merger in the State of Maryland in accordance with the MGCL and the MLLCA, (ii) filings with respect to the Partnership Merger in the State of Delaware in accordance with the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act, (iii) filings required under the Exchange Act and (iv) such other consents, waivers, approvals, licenses or authorizations, the failure of which to be obtained will not have a material adverse effect on Acquiror or on the ability of Acquiror to consummate the transactions contemplated hereby.

     3.6 Proxy and Schedule 13E-3 Information. The written information furnished to the Company by Acquiror specifically for inclusion in the Proxy Statement and the Schedule 13E-3, or any amendment or supplement thereto, or specifically for inclusion in any other documents filed with the SEC by the Company in connection with the Merger, shall, with respect to the Proxy Statement at the time the Proxy Statement is mailed and at the time of the Stockholders Meeting, and, with respect to the Schedule 13E-3 and such other documents, at the time of filing with the SEC and at the time of the Stockholders Meeting, not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.7 Brokers and Finders. Acquiror has not engaged any broker, finder or investment banker which engagement would require the payment of any brokerage, finder's or other fees by Acquiror in connection with the transaction contemplated hereby.

     3.8 No Prior Activities. Acquiror is newly formed and has not incurred, and will not incur, directly or through the Acquiror Sub, any liabilities or obligations, except those incurred in connection with its organization or with the negotiation of this Agreement, the Partnership Merger Agreement and the Financing (as defined below). Except as contemplated by this Agreement, the Partnership Merger Agreement and the Financing, neither Acquiror nor Acquiror Sub has engaged in any business activities of any type or kind whatsoever, or entered into any agreements or arrangements with any person or entity, or become subject to or bound by any obligation or undertaking.

     3.9 Litigation. There is no legal action, suit, arbitration or other legal, administrative or governmental investigation, inquiry or proceeding (whether federal, state, local or foreign) pending or, to the knowledge of Acquiror, threatened against or affecting Acquiror or the Acquiror Sub or any of their properties or assets before any court or governmental body, department, commission, board, bureau, agency, instrumentality or arbitrator, which, individually or in the aggregate, could reasonably be expected (i) to have a material adverse effect upon Acquiror or (ii) to materially and adversely affect the ability of Acquiror to carry out, or prevent or make unduly burdensome, the Merger, the Partnership Merger or the transactions contemplated by this Agreement.

     3.10 Financing. After giving effect to up to $35,000,000 in borrowings under a commitment letter dated April 10, 2001, between GMAC Commercial Mortgage Corporation and the Continuing Stockholders (the "Financing Commitment"), which Financing Commitment is in full force and effect, the Surviving Corporation and G & L Operating Partnership will have sufficient funds available (the "Financing") to:

                 (i) pay all amounts required to be paid pursuant to this Agreement and the Partnership Merger Agreement;

                 (ii) pay all fees, costs and expenses incurred by the Company and G & L Operating Partnership in connection with this Agreement, the Partnership Merger Agreement and the transactions contemplated herein and therein; and

                 (iii) pay all fees, costs and expenses incurred by Acquiror and Acquiror Sub in connection with this Agreement, the Partnership Merger Agreement, the Financing and the other transactions contemplated herein (including the Offer as defined below) and therein.

          The Financing Commitment also contemplates Acquiror or Acquiror Sub loaning up to $7,750,000 to the Continuing Stockholders to purchase Preferred Shares pursuant to the Offer and/or to reduce indebtedness of the Continuing Stockholders.

                                  ARTICLE IV.
                                   COVENANTS

     4.1 Acquisition Proposals. Since April 13, 2001, and continuing through the Effective Time or the earlier termination of this Agreement in accordance with its terms, the Company agrees that:

           (i) neither it nor any of its Subsidiaries has initiated, solicited or encouraged, directly or indirectly, or shall initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including any proposal or offer to its stockholders) with respect to a merger, acquisition, tender offer, exchange offer, consolidation, share exchange, sale of assets or similar transaction involving all or any significant portion of the assets or any equity securities of the Company and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement and the Partnership Merger Agreement (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or has engaged or shall engage in any negotiations concerning or provided or shall provide any confidential information or data to, or had or shall have any discussions with, any person relating to an Acquisition Proposal, or otherwise, has facilitated or shall facilitate any effort or has attempted or shall attempt to make or implement an Acquisition Proposal (for the avoidance of doubt, responding to an unsolicited inquiry by informing such inquirer that the Company is subject to this Section 4.1 and instructing such inquirer to review this Section of the Agreement shall not be a violation of this Section 4.1); provided, however, that the Company may provide confidential information to
     G. Realco LLC, Trans Healthcare, Inc., Lillibridge Health Trust and Lloyd Weisman (the "Existing Interested Parties"), so long as the Existing Interested Parties have each entered into an appropriate confidentiality and standstill agreement in a form satisfactory to the Company;

           (ii) it has directed, and shall use its reasonable best efforts to cause, its officers, directors, employees, agents or financial advisors not to engage in any of the activities restricted by Section 4.1(i); provided, however, that this shall not prevent the Continuing Stockholders from taking any action prohibited by this Section 4.1 and that any such action shall not constitute a violation of this Section 4.1;

           (iii) except for providing confidential information to the Existing Interested Parties as described in Section 4.1(i), it has ceased and caused to be terminated any existing activities, discussions or negotiations theretofore conducted with any person with respect to any Acquisition Proposal and has taken the necessary steps to inform the individuals or entities referred to in Section 4.1(i) of the obligations undertaken in this Section 4.1; and

           (iv) it will notify Acquiror promptly if the Company has received or receives any such inquiries or proposals, or any requests for such information, or if any such negotiations or discussions are sought to be initiated or continued with it;

provided, however, that nothing contained in this Agreement shall restrict the Board or Special Committee (or the officers, directors, employees, agents and financial advisors of the Company acting at the direction of the Board or Special Committee) from (i) prior to the Stockholders Meeting, entering into discussions or negotiations with any person that makes a bona fide, written and unsolicited Acquisition Proposal, if (A) the Board or Special Committee determines in good faith, on advice of counsel, that the failure to take such action would reasonably be expected to violate its duties under applicable law and such proposal is, or is reasonably likely to be, a Superior Acquisition Proposal (as defined below), (B) prior to entering into discussions or negotiations with such person, the Company provides written notice to Acquiror to the effect that it is entering into discussions with such person and (C) the Company keeps Acquiror informed of the status (not the terms or identity of parties) of any such discussions or negotiations; and (ii) to the extent applicable, taking and disclosing to the Company's stockholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal; provided, however, that the Board or Special Committee may not approve or recommend an Acquisition Proposal, or withdraw or modify in a manner adverse to Acquiror its approval or recommendation of this Agreement and the Merger, unless such Acquisition Proposal is a Superior Acquisition Proposal.

Nothing in this Section 4.1 shall (x) permit the Company to terminate this Agreement (except as specifically provided in Article VII hereof) or (y) permit the Company to enter into an agreement with respect to an Acquisition Proposal during the term of this Agreement; provided, however, that the Board or Special Committee may approve and recommend a Superior Acquisition Proposal and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement and the Merger. As used herein, "Superior Acquisition Proposal" means a written, bona fide Acquisition Proposal made by one of the Existing Interested Parties or any third party which the Board or the Special Committee determines in its good faith judgment (i) to be superior from a financial point of view to the holders of Common Shares than the transactions contemplated by this Agreement (after consultation with the Company's financial advisor) taking into account all of the terms and conditions of such Acquisition Proposal and of this Agreement (including any proposal by Acquiror to amend the terms of the transaction contemplated by this Agreement) and (ii) is reasonably capable of being completed, taking into account all financial, regulatory and other aspects of such Acquisition Proposal.

     4.2 Termination of the Company's Stock Incentive Plan. The Company shall take all steps necessary to cause the Stock Incentive Plan to be terminated on or prior to the Effective Time.

     4.3 Conduct of the Company's Business Pending Merger. During the period from the date hereof and continuing through the Effective Time, except as consented to in writing by Acquiror or as contemplated by this Agreement or the Partnership Merger Agreement, the Company shall, and shall cause each of its Subsidiaries to:

           (i) conduct its business only in the usual, regular and ordinary course in all material respects and in substantially the same manner as heretofore conducted and take all action necessary to continue to qualify as a REIT;

           (ii) use its commercially reasonable efforts to (i) preserve intact its business (corporate or otherwise) organization and goodwill and (ii) keep available the services of its officers and key employees;

           (iii) maintain its books and records in accordance with GAAP consistently applied and not change in any material manner any of its methods, principles or practices of accounting, except as may be required by the SEC, applicable law or GAAP;

           (iv) duly and timely file all material Returns and other documents required to be filed with federal, state, local and other tax authorities, subject to timely extensions permitted by law, provided such extensions do not adversely affect the Company's status as a qualified REIT under the Code;

           (v) not make, rescind or revoke any material express or deemed election relative to taxes (unless required by law or necessary to preserve the Company's status as a real estate investment trust (a "REIT")or the status of any Subsidiary as a partnership for federal income tax purposes or as a qualified REIT subsidiary under Section 856(i) of the Code, as the case may be);

           (vi) not amend its charter or bylaws, or the articles or certificate of incorporation, bylaws, code of regulations, partnership agreement, operating agreement or joint venture agreement or comparable charter or organization document of any of its Subsidiaries;

           (vii) make no change in the number of its shares of capital stock, membership interests or units of limited partnership interest (as the case may be) issued and outstanding or reserved for issuance, other than pursuant to the exercise of options or other rights disclosed in Part 2.4 of the Disclosure Letter;

           (viii) except as set forth in Part 2.4 of the Disclosure Letter, grant no options or other rights or commitments relating to its shares of capital stock, membership interests or units of limited partnership interest or any security convertible into or exercisable for its shares of capital stock, membership interests or units of limited partnership interest, or any security the value of which is measured by shares of capital stock, or any security subordinated to the claim of its general creditors, and not amend or waive any rights under any of the Company Options;

           (ix) not (A) authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any Common Shares or Preferred Shares, except as consistent with prior practice and Section 5.7, or (B) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock, membership interests or units of partnership interest or any option, warrant or right to acquire, or security convertible into or exercisable for, shares of capital stock, membership interests, or units of partnership interest, except in order to preserve the status of the Company as a REIT under the Code;

           (x) not guarantee the indebtedness of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing;

           (xi) not increase any compensation or enter into or amend any employment, severance or other agreement with any of its officers, directors or employees earning a base salary of more than $100,000 per annum, other than as required by any contract or employee benefit plan or pursuant to waivers by employees of benefits under such agreements;

           (xii) not adopt any new employee benefit plan or amend or terminate or increase the benefits under any existing plans or rights, and not grant any additional options, warrants, rights to acquire stock, stock appreciation rights, phantom stock, dividend equivalents, performance units or performance stock to any officer, employee or director;

           (xiii) not accelerate, waive, amend or change the period of exercisability or vesting with respect to any grant of Common Shares or options for the purchase thereof, or authorize cash payments in exchange for any options or other similar rights granted by the Company;

           (xiv) not enter into or amend or otherwise modify or waive any material rights under any agreement or arrangement for the persons who are executive officers or directors of the Company or any of its Subsidiaries;

           (xv) perform all agreements required to be performed by the Company and its Subsidiaries (including G & L Operating Partnership under the Partnership Merger Agreement);

           (xvi) not amend, terminate or otherwise modify or waive any conversion rights with respect to the Partnership Units; and

           (xvii) not agree, commit or arrange to take any action prohibited under this Section 4.3.

     4.4 Conduct of Acquiror's Business Pending Merger. Prior to the Effective Time, Acquiror shall use commercially reasonable efforts to obtain and to close the funding contemplated by the Financing, or if the Financing is terminated or such funds shall not otherwise be available, to obtain alternate financing, in each case on financial and other terms no less favorable to the Acquiror than those set forth in the Financing or to the extent not set forth therein, on terms reasonably acceptable to the Company, and to cause such funding to be made available to Acquiror and Acquiror Sub as and subject to the conditions provided in the Financing.

     4.5 Other Actions. Each of the Company, on the one hand, and Acquiror, on the other hand, shall not knowingly take, and shall use commercially reasonable efforts to cause their Subsidiaries not to take, any action that would result in (i) any of the representations and warranties of such party (without giving effect to any "knowledge" qualification) set forth in this Agreement that are qualified as to materiality becoming untrue or (ii) any of such representations and warranties (without giving effect to any "knowledge" qualification) that are not so qualified becoming untrue in any material respect. Acquiror and its affiliates (including the Continuing Stockholders) shall not knowingly and intentionally take any action intended to cause the Company's representations and warranties not to be true and correct at the Effective Time.

     4.6 SEC Filings. The Company shall deliver to Acquiror, as soon as practicable, copies of all filings and submissions by the Company with, and all written and material oral communications to, and all written and material oral communications from, the SEC.

     4.7   Standstill Provisions.

           (a) Until October 13, 2002, neither of the Continuing Stockholders nor any entity owned by one or both of them shall acquire any additional Common Shares without the written approval of the Special Committee, other than through the exercise of existing options, conversion rights held by such parties with respect to Partnership Units or exchange of Partnership Units provided for in
Section 1.5(c); provided, however, that this subsection (a) shall not apply and shall immediately terminate and be of no force and effect in the event that a third party makes an Acquisition Proposal, other than an Acquisition Proposal which has received the recommendation of the Board.

           (b) Until October 13, 2002, except as otherwise provided in this Agreement, the Company shall not issue (i) any additional Common Shares, (ii) any debt or equity securities or other rights convertible into or exchangeable for such Common Shares, or (iii) any new class of debt or equity security having voting rights other than those of the type that are currently provided for in the Articles Supplementary for the Preferred Shares.

           (c) Notwithstanding subsection (b) above, if this Agreement shall terminate for any reason, from and after such termination the Company may issue any of the securities described in Section 4.7(b).

           (d) The standstill provisions in this Section 4.7 shall terminate on the Effective Time and shall thereafter have no force or effect.

                                  ARTICLE V.
                             ADDITIONAL COVENANTS

     5.1   Preparation of Proxy Statement; Stockholders Meeting.

           (a) The parties shall cooperate and promptly prepare, and the Company shall file with the SEC as soon as practicable, a proxy statement ("Proxy Statement") with respect to the Stockholders Meeting to be held in connection with the Merger. The parties shall cooperate and promptly prepare and the appropriate party shall file with the SEC as soon as practicable any other filings required under the Exchange Act ("Additional Filings"), including a Rule 13e-3 Transaction Statement on Schedule 13E-3 ("Schedule 13E-3") with respect to the Merger to be filed jointly by the Company and Acquiror, together with any required amendments thereto. Each of the Company and Acquiror agrees that the written information provided by it for inclusion in the Proxy Statement and Additional Filings, and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Stockholders Meeting, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

           (b) The Company will use its reasonable best efforts, and Acquiror will cooperate with the Company, to (i) file a preliminary Proxy Statement with the SEC and respond to the comments of the SEC thereon, and (ii) cause a definitive Proxy Statement to be mailed to holders of Common Shares, in each case, as promptly as practicable (including clearing the Proxy Statement with the SEC). The Company will notify Acquiror promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or the Additional Filings or for additional information and will supply Acquiror with copies of all correspondence between such party or any of its representatives and the SEC with respect to the Proxy Statement or the Additional Filings. The parties shall cooperate to cause the Proxy Statement and any Additional Filings to comply in all material respects with all applicable requirements of law. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or the Additional Filings, the Company, on the one hand, and Acquiror, on the other hand, shall promptly inform the other of such occurrence and cooperate in filing with the SEC and/or mailing to holders of Common Shares, such amendment or supplement to the Proxy Statement.

           (c) The Company will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders, such meeting to be held no sooner than 20 days nor later than 45 days following the date the Proxy Statement is mailed to the holders of Common Shares (the "Stockholders Meeting"), for the purpose of obtaining Stockholder Approval (as defined below).

           (d) If on the date for the Stockholders Meeting established pursuant to subsection (c) above, the Company has not received duly executed proxies which, when added to the number of votes represented in person at the Stockholders Meeting by persons who intend to vote to approve the Merger, will constitute a sufficient number of votes to constitute Stockholder Approval (but holders of less than a majority of the outstanding Common Shares have indicated their intention to vote against, or have submitted duly executed proxies voting against, approval of the Merger), then the Company, through the Board, shall recommend one or more adjournment(s) of the Stockholders Meeting for up to 120 days after the record date as approved by a majority vote of holders of Common Shares present in person or by proxy.

     5.2 Access to Information. The Company shall, and the Company shall cause each of its Subsidiaries to, afford to Acquiror and to the officers, employees, accountants, financial advisors, attorneys, consultants, sources of financing and other representatives of Acquiror, reasonable access during normal business hours prior to the Effective Time to all the properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and the Company shall cause each of its Subsidiaries to, furnish promptly to Acquiror and its financing sources all other information concerning its business, properties and personnel as Acquiror may reasonably request. Notwithstanding anything in this Section 5.2 to the contrary, all of Acquiror's activities pursuant to this Section 5.2 must be conducted in a manner that does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries.

     5.3   Tender Offer.

           (a) The Continuing Stockholders, individually or through an entity they will form, propose to make a tender offer (as it may be amended from time to time, the "Offer") to purchase up to 16% of the aggregate number of Preferred Shares, at a purchase price of $17.50 per share of Series A Preferred Stock and $17.00 per share of Series B Preferred Stock, net to the seller in cash, without interest, upon terms and subject to conditions determined by the Continuing Stockholders and customary for such tender offers, provided that the acceptance for payment and payment for the Preferred Shares shall close simultaneously with, and be subject to consummation of, the Merger.

           (b) As promptly as practicable following the mailing by the Company of the Proxy Statement with the SEC, the Continuing Stockholders shall commence the Offer, within the meaning of Rule 14d-2 under the Exchange Act, and shall file with the SEC (i) a Tender Offer Statement on Schedule TO (the "Schedule TO") with respect to the Offer, which shall contain as an exhibit or incorporate by reference an offer to purchase and a related letter of transmittal and, if required to commence the Offer, a summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). The Continuing Stockholders shall cause the Offer Documents to be disseminated to holders of Preferred Shares as and to the extent required by applicable federal securities laws, and shall ensure that the Offer Documents comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and, if applicable, the date first published, sent or given to the holders of the Preferred Shares, do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made with respect to any information supplied by the Company in writing for inclusion in the Offer Documents.

           (c) The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or, if applicable, dissemination to the holders of Preferred Shares. The Continuing Shareholders will notify the Company promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Offer Documents or for additional information and will supply the Company with copies of all correspondence with the SEC with respect to the Offer Documents. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Offer Documents, the Company, on the one hand, and the Continuing Stockholders, on the other hand, shall promptly inform the other of such occurrence and cooperate in filing with the SEC and/or mailing to the holders of Preferred Shares, such amendment or supplement.

           (d) On or as soon as practicable after the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing (unless the Special Committee or the Board, after consultation with counsel, determines in good faith that such action would be inconsistent with its duties to Company stockholders under applicable law) a statement that neither the Board nor the Special Committee is expressing an opinion with respect to the Offer and each is remaining neutral toward the Offer. The Continuing Stockholders and their counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to holders of Preferred Shares.

           (e) In connection with the Offer, the Company shall instruct its transfer agent or agents to furnish the Continuing Stockholders promptly upon request with mailing labels containing the names and addresses of the record holders of Preferred Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of any other information in the Company's possession or control, as the Continuing Stockholders may reasonably request, and, to the extent reasonably available to the Company, regarding the beneficial owners of Preferred Shares, and shall furnish to the Continuing Stockholders such information and assistance as the Continuing Stockholders may reasonably request in communicating the Offer to the holders of Preferred Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents, the Continuing Stockholders shall, and shall cause their agents to, hold in confidence the information contained in any such labels, listings and files, and use such information only in connection with the Offer.

           (f) The Continuing Stockholders shall apply any dividends paid on any Preferred Shares purchased by them pursuant to the Offer, first to interest on any personal loans secured by the Preferred Shares and next to their loans contemplated by Section 3.10.

     5.4   Reasonable Efforts; Notification.

           (a) Subject to the terms and conditions set forth in this Agreement, the Company and Acquiror shall:

                (i) use all reasonable efforts to cooperate with one another in determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities and any third parties in connection with the execution and delivery of this Agreement and the Partnership Merger Agreement, and the consummation of the transactions contemplated hereby and thereby, and to timely make all such filings and seek all such consents, approvals, permits and authorizations;

                (ii) use all reasonable efforts to obtain, in writing, any lender consents listed in Part 5.4 of the Disclosure Letter (the "Lender Consents") in the manner set forth therein, and the lessor consents listed in Part 5.4 of the Disclosure Letter (the "Lessor Consents") (such Lender Consents and Lessor Consents being referred to herein collectively as the "Required Consents") in form reasonably satisfactory to the Company and Acquiror; and

                (iii) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement and the Partnership Merger Agreement, subject in the case of the Company to the exercise by the Board or Special Committee of its duties under applicable law; provided, however, that nothing in this subsection (a) shall require Acquiror to pay or commit to pay any money or other consideration or to incur any liability or other obligation.

           (b) The Company shall give prompt written notice to Acquiror (i) if any representation or warranty made by the Company contained in this Agreement that is qualified by Company Material Adverse Effect becomes untrue or incorrect in any respect, or any such representation or warranty that is not so qualified becomes untrue or incorrect in any material respect, or (ii) of the failure by the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

           (c) Acquiror shall give prompt written notice to the Company (i) if any representation or warranty made by Acquiror contained in this Agreement becomes untrue or incorrect in any material respect, or (ii) of the failure by Acquiror to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by Acquiror under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     5.5 Public Announcements. Acquiror and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other written public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such written public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with the New York Stock Exchange. The parties agree that the press release to be issued with respect to this Agreement will be in the form agreed to by the parties hereto prior to the execution of this Agreement.

     5.6   Indemnification.

           (a) >From and after the Effective Time, the Surviving Corporation shall provide exculpation and indemnification for each person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any Subsidiary (the "Indemnified Parties") which is the same as the exculpation and indemnification provided to the Indemnified Parties by the Company and the Subsidiaries immediately prior to the Effective Time in their respective charters, articles of incorporation, bylaws or other organizational documents, as in effect on the date hereof; provided, that such exculpation and indemnification covers actions on or prior to the Effective Time, including all transactions contemplated by this Agreement and the Partnership Merger Agreement.

           (b) In addition to the rights provided in subsection (a) above, in the event of any threatened or actual action, suit or proceeding, whether civil, criminal, administrative or investigative, including any action by or on behalf of any or all security holders of the Company, or any Subsidiary of the Company, or by or in the right of the Company, or any Subsidiary of the Company, or any claim, action, suit, proceeding or investigation (collectively, "Claims") in which any Indemnified Party is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was an officer or director of the Company or any of the Subsidiaries or any action or omission or alleged action or omission by such person in his capacity as an officer or director, or (ii) this Agreement or the Partnership Merger Agreement or the transactions contemplated by this Agreement or the Partnership Merger Agreement, whether in any case asserted or arising before or after the Effective Time, the Surviving Corporation (the "Indemnifying Party") shall from and after the Effective Time indemnify and hold harmless the Indemnified Parties from and against any losses, claims, liabilities, reasonable expenses (including reasonable attorneys' fees and expenses), judgments, fines or amounts paid in settlement arising out of or relating to any such Claims. The Surviving Corporation and the Indemnified Parties hereby agree to use their reasonable best efforts to cooperate in the defense of such Claims. In connection with any such Claim, the Indemnified Parties shall have the right to select and retain counsel, subject to the consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). The Company shall bear the fees and expenses of only one counsel on behalf of the Indemnifying Parties, provided that if representation by the same counsel would involve actual or potential conflict of interest for such counsel that an Indemnified Party is not willing to waive, the Company shall bear the fees and expenses of separate counsel for such Indemnified Party. In addition, after the Effective Time, in the event of any such threatened or actual Claim, the Indemnifying Party shall promptly pay and advance reasonable expenses and costs incurred by each Indemnified Party as they become due and payable in advance of the final disposition of the Claim to the fullest extent and in the manner permitted by law. Notwithstanding the foregoing, the Indemnifying Party shall not be obligated to advance any expenses or costs prior to receipt of a written affirmation by the Indemnified Party of his or her good faith belief that the standard of conduct necessary for indemnification under applicable law has been met and an undertaking by or on behalf of the Indemnified Party, such undertaking to be accepted without regard to the creditworthiness of the Indemnified Party, to repay any expenses advanced if it shall ultimately be determined that the Indemnified Party is not entitled to be indemnified against such expense. Notwithstanding anything to the contrary set forth in this Agreement, the Indemnifying Party (i) shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed), and (ii) shall not have any obligation hereunder to any Indemnified Parties to the extent that a court of competent jurisdiction shall determine in a final and nonappealable order that such indemnification is prohibited by applicable law. In the event of a final and nonappealable determination by a court that any payment of expenses is prohibited by applicable law, the Indemnified Parties shall promptly refund to the Indemnifying Party the amount of all such expenses theretofore advanced pursuant hereto. Any Indemnified Parties wishing to claim indemnification under this Section 5.6, upon learning of any such Claim, shall promptly notify the Indemnifying Party of such Claim and the relevant facts and circumstances with respect thereto; provided that the failure to provide such notice shall not affect the obligations of the Indemnifying Party except to the extent such failure to notify materially prejudices the Indemnifying Party's ability to defend such Claim; and provided further that no Indemnified Parties shall be obligated to provide any notification pursuant to this Section 5.6 prior to the Effective Time.

           (c) For a period of five years after the Effective Time, the Surviving Corporation shall use its reasonable efforts to maintain in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same amounts and comparable coverage containing terms and conditions which are comparable thereto; and provided further that such policies may have higher deductibles than the current policy) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the premiums paid as of the date of this Agreement by the Company for such insurance but in such event shall use reasonable efforts to provide the maximum coverage available at 150% of such premiums.

           (d) This Section 5.6 is intended for the irrevocable benefit of, and to grant third-party rights to, the Indemnified Parties and their successors, assigns and heirs and shall be binding on all successors and assigns of Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 5.6 and the Company acknowledges and agrees that each Indemnified Party would suffer irreparable harm and that no adequate remedy at law exists for a breach of such covenants and such Indemnified Party shall be entitled to injunctive relief (without posting bond) and specific performance in the event of any breach of any provision in this
Section 5.6.

           (e) Notwithstanding anything to the contrary contained elsewhere in this Agreement, the Surviving Corporation's agreement set forth in this Section
5.6 shall be limited to cover Claims only to the extent that those Claims are not covered, paid and extinguished pursuant to the Company's directors' and officers' insurance policies referenced in subsection (c) above (or any substitute policies permitted by such subsection).

     5.7 Declaration of Dividends and Distributions. From and after the date of this Agreement, the Company shall not make any dividend or other distribution to its stockholders without the prior written consent of Acquiror, except for (i) payment of dividends on Common Shares consistent with prior practice exemplified by the last full quarter prior to the date of this Agreement, and (ii) payment of monthly dividends on Preferred Shares in the amounts provided for in its Articles Supplementary. From and after the date of this Agreement, G & L Operating Partnership shall not make any distribution to its partners except a distribution per Partnership Unit in the same amount as dividends on the Common Shares and Preferred Shares with the same record and payment dates as such dividends on the Common Shares and Preferred Shares. The foregoing restrictions, and Section 4.3(ix), shall not apply, however, to the extent a distribution by the Company is necessary for the Company to maintain REIT status or to prevent the Company from having to pay federal income or excise tax.

     5.8 Stockholder Claims. The Company shall not settle or compromise any claim relating to the transactions contemplated by this Agreement or by the Partnership Merger Agreement brought by any current, former or purported holder of any securities of the Company or G & L Operating Partnership without the prior written consent of Acquiror, which consent will not be unreasonably withheld or delayed.

     5.9 Cooperation with Proposed Financing. At the request of Acquiror, the Company shall reasonably cooperate with Acquiror in connection with the proposed Financing or alternative financing of the transactions contemplated by this Agreement and the Partnership Merger Agreement, and execute and deliver at the Closing the definitive financing agreements as contemplated by the Financing Commitment or any alternative financing, provided that such requested actions do not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, taken as a whole.

     5.10 Conversion of Partnership Units. The Company shall use its reasonable commercial efforts to cooperate with the Continuing Stockholders with respect to any exercise of the Continuing Stockholders' conversion rights in G&L Operating Partnership, so as to facilitate their tax and estate planning concerns, provided that it does not result in additional expense to the Company.

     5.11 Exchange of Partnership Units. The Company or its affiliates shall exchange a portion of its interest in 435 North Roxbury Drive, Ltd., a California limited partnership, for Partnership Units held by Reese L. Milner and his affiliates, on terms as shall be satisfactory to Mr. Milner and the Company, considering that this is a noncash transaction and involves a minority interest, provided that the remaining Partnership Units held by Mr. Milner and his affiliates will entitle them on conversion to no more than 5% of the Common Shares outstanding immediately after the Effective Time.

     5.12 Spinoff of Non-MOB Assets. If required by the terms of the Financing, the Company shall, with the approval of holders of Partnership Units, and prior to the Effective Time, transfer to a newly-formed limited partnership the assets of the Partnership that are not related to medical office buildings.

     5.13 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Common Shares (including the issuance of shares pursuant to stock options, Partnership Units and other derivative securities with respect to

Common Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

                                  ARTICLE VI.
                                  CONDITIONS

     6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of each of the following conditions:

           (a) Stockholder Approval. The Merger shall have been approved by a majority of all votes entitled to be cast by holders of Common Shares at the Stockholders Meeting (the "Stockholder Approval").

           (b) Consents. The Company and Acquiror shall have been furnished with evidence satisfactory to them of the timely consent or approval of, or notice to, each governmental authority or other person or entity whose consent or approval (including the Required Consents), or to whom notice, is required in connection with the execution or delivery by the Company or Acquiror of this Agreement, the Partnership Merger Agreement or consummation of the transactions contemplated hereby or thereby.

           (c) Fairness Opinion. The fairness opinion delivered by HLHZ referenced in Section 2.11 hereof shall not have been withdrawn or materially and adversely modified.

     6.2   Conditions to Obligations of the Company to Effect the Merger.

           The obligations of the Company to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of each of the following additional conditions, unless waived by the Company in writing:

           (a) Representations and Warranties. The representations and warranties of Acquiror set forth in Article III that are qualified by materiality shall be true and correct in all respects and the representations and warranties of Acquiror set forth in Article III that are not so qualified shall be true and correct in all material respects, as of the date of this Agreement and, except as contemplated by the Merger or as otherwise contemplated by this Agreement, as of the Effective Time as though made on and as of the Effective Time, and the Company shall have received a certificate from Acquiror signed by the members to that effect.

           (b) Performance of Obligations. Acquiror shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time, and the Company shall have received a certificate from Acquiror signed by the members to that effect.

           (c) Guarantee. The guarantee by the Company of indebtedness to Tokai Bank shall have been extinguished.

     6.3 Conditions to Obligations of Acquiror to Effect the Merger. The obligations of Acquiror to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of each of the following additional conditions, unless waived by Acquiror in writing:

           (a) Representations and Warranties. The representations and warranties of the Company set forth in Article II that are qualified by Company Material Adverse Effect shall be true and correct in all respects and the representations and warranties of the Company set forth in Article II that are not so qualified shall be true and correct in all material respects, as of the date of this Agreement and, except as contemplated by the Merger or as otherwise contemplated by this Agreement, as of the Effective Time as though made on and as of the Effective Time by the Company, and Acquiror shall have received a certificate from the Company signed by an executive officer to that effect.

           (b) Performance of Obligations. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time, and Acquiror shall have received a certificate from the Company signed by an executive officer to that effect.

           (c) Financing. Acquiror shall have obtained the Financing, or alternative financing as contemplated by Section 4.4, on terms and conditions satisfactory to Acquiror.

           (d) Material Adverse Effect. Since the date of this Agreement through and including the Closing Date, there shall have been no Company Material Adverse Effect and Acquiror shall have received a certificate of the Company signed by an executive officer to that effect. For purposes of this subsection (d), it is understood and agreed that, notwithstanding the definition in Section 2.5, a Company Material Adverse Effect also shall be deemed to have occurred, without regard to any certificate provided pursuant to the first sentence of this subsection (d), if, as a result of a change of law after the date hereof, the Company would not qualify (at, prior to or after the Effective
Time) as a REIT. For this purpose, the term "change in law" shall mean any amendment to or change (including any announced prospective change having a proposed effective date at, prior to or after the Effective Time) in the federal tax laws of the United States, including any statute, regulation or proposed regulation or any official administrative pronouncement (consisting of the issuance or revocation of any revenue ruling, revenue procedure, notice, private letter ruling or technical advice memorandum) or any judicial decision interpreting such federal tax laws (whether or not such pronouncement or decision is issued to, or in connection with, a proceeding involving the Company or a Subsidiary or is subject to review or appeal).

                                 ARTICLE VII.
                                  TERMINATION

     7.1 Termination. This Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, by:

           (i)    mutual written consent of the Company and Acquiror;

           (ii) either party, by written notice to the other party, if the Merger shall not have been consummated by October 15, 2001; provided, however, that the right to terminate this Agreement under this clause (ii) shall not be available to any party whose failure to perform any obligation or to comply with any material agreement or covenant under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before that date;

           (iii) Acquiror, by written notice to the Company, if prior to the Stockholders Meeting, the Board or the Special Committee (A) shall withdraw or modify in any manner adverse to Acquiror its approval or recommendation of this Agreement or the Merger, (B) shall approve or recommend any Acquisition Proposal by a party other than Acquiror, or (C) shall resolve to take any of the actions specified in clause (A) or (B);

           (iv) the Company, by written notice to Acquiror, if the Board or the Special Committee determines that an Acquisition Proposal constitutes a Superior Acquisition Proposal and, in its good faith judgment, after consultation with counsel, that failing to terminate this Agreement would be inconsistent with the Board's or the Special Committee's duties under the MGCL, provided that the Company has complied in all material respects with all the provisions of Section 4.1, including the notice provisions therein;

           (v) either party, by written notice to the other party, if at any time (A) any of the representations or warranties of the other party set forth in this Agreement that are qualified as to materiality shall not be true and correct in any respect or any such representations or warranties that are not so qualified shall not be true and correct in any material respect, or (B) the other party shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the other party to be performed or complied with by it under this Agreement and such untruth, incorrectness or failure cannot be or has not been cured within 20 business days after the giving of written notice to the other party; provided, however, that the right to terminate this Agreement under clause (A) shall not be available to Acquiror to the extent based on any representation or warranty of the Company that a Continuing Stockholder actually knew was not true or correct in a material respect when made, and the right to terminate this Agreement under clause (B) shall not be available to Acquiror to the extent based on a failure to perform any obligation or to comply with any agreement or covenant caused by action taken by a Continuing Stockholder.

           (vi) Acquiror, by written notice to the Company, if after the date hereof there shall have occurred a Company Material Adverse Effect;

           (vii) the Company, by written notice to Acquiror, if the Board or Special Committee, in its good faith exercise of its business judgment (based on the advice of counsel), has determined that the Board continuing to recommend to the holders of Common Shares the approval of the Merger would be reasonably likely to be a breach of the duties of the Board under the MGCL;

           (viii) the Company (unless the Company is in breach of its obligations under Section 5.1) or Acquiror, by written notice to the other, if upon a vote at the Stockholders Meeting, the Stockholder Approval shall not have been obtained;

           (ix) either party, by written notice to the other party, if any court of competent jurisdiction or other governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

           (x) Acquiror, by written notice to the Company, if the Company shall have failed to hold the Stockholders Meeting by September 15, 2001, and either of the following shall have occurred prior to such date: (A) any corporation, partnership, person, other entity or "group" (as referred to in Section 13(d)(3) of the Exchange Act) other than Acquiror or any of its affiliates (collectively, "Third Persons") shall have become the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of more than 15% of the outstanding Common Shares; or (B) any Third Person shall have made, proposed, communicated or disclosed in a manner which is or becomes known: (i) by stockholders beneficially owning 5% or more of the outstanding Common Shares or (ii) by any director or officer of the Company, an intention to make a bona fide Acquisition Proposal, unless in the case of the condition in clause (B), the Company is able to sustain the burden of showing that the failure to hold the Stockholders Meeting was caused primarily by factors other than knowledge of such intention to make an Acquisition Proposal.

Any action to be taken to terminate this Agreement under this Section shall be taken by, or pursuant to authority granted by, the Board (as recommended by the Special Committee) or Acquiror's members, as the case may be.

     7.2 Effect of Termination. In the event of the termination of this Agreement under Section 7.1, this Agreement shall thereafter become void and have no effect and no party hereto shall have any liability to any other party hereto or its stockholders, members, directors or officers in respect thereof; provided that the provisions of Article VIII, Sections 4.7, 5.10, 5.11, 7.3 and this Section 7.2 shall remain in full force and effect and survive any termination of this Agreement until the expiration of such provisions in accordance with their terms.

     7.3   Expenses and Termination Fee.

           (a) Except as otherwise provided in this Section 7.3, the Company on the one hand, and Acquiror, Acquiror Sub and the Continuing Stockholders (collectively the "Acquiror Parties"), on the other hand, shall bear their own fees and expenses in connection with the negotiation and performance of this Agreement and the Partnership Merger Agreement, and the consummation of the Merger and the transactions contemplated hereby (including the Offer) and thereby, provided that as of the Closing the Company shall pay or reimburse the Acquiror Parties for all their fees and expenses to the extent they have not been paid or reimbursed under subsection (b) below.

           (b) The Company agrees to pay or reimburse the Acquiror Parties, promptly following receipt of reasonable supporting documentation, for up to $400,000 of their fees and expenses incurred in connection with the negotiation and performance of this Agreement and the Partnership Merger Agreement, and the consummation of the transactions contemplated hereby (excluding the Offer) and thereby, including any and all fees and expenses of accountants, financial advisors, attorneys and consultants engaged by the Acquiror Parties or by any persons or entities proposing to provide financing, as well as points, charges for interest rate protection, fees or cost reimbursements paid or owed to the financing sources of the Acquiror Parties. Such payment or reimbursement by the Company shall be nonrefundable, except that Acquiror Parties will refund any such amounts paid or reimbursed by the Company in the event they materially breach their obligations under this Agreement.

           (c) If the Company terminates this Agreement pursuant to Section 7.1(iv) or (vii), or if Acquiror terminates this Agreement pursuant to Section 7.1(iii) or (x), then the Company shall (A) pay to Acquiror, within two business days, in immediately available funds, the sum of $750,000, and (B) promptly upon receipt, but in no event later than two business days following receipt, of reasonable supporting documentation, pay or reimburse Acquiror Parties for all their reasonable fees and expenses, to the extent unpaid, in connection with the negotiation and performance of this Agreement and the Partnership Merger Agreement, and the consummation of the transactions contemplated hereby (excluding the Offer) and thereby, including any and all reasonable fees and expenses of accountants, financial advisors, attorneys and consultants engaged by the Acquiror Parties or by any persons or entities proposing to provide financing, as well as points, fees or cost reimbursements paid or owed to the financing sources of the Acquiror Parties. If Acquiror terminates this Agreement pursuant to Section 7.1(vi) and such Company Material Adverse Effect was caused by a Force Majeure Event (as defined below), then the Company shall pay or reimburse Acquiror Parties for 50% of their reasonable fees and expenses to the extent set forth in clause (B) of this subsection (c). The Company's payment of the termination fee and other fees and expenses set forth in this subsection (c) shall be the sole and exclusive remedy of Acquiror against the Company and any of its Subsidiaries, and their respective directors, officers, employees, agents, advisors or other representatives in respect of the occurrence giving rise to such payment.

                                 ARTICLE VIII.
                                 MISCELLANEOUS

     8.1 Non-Survival of Representations and Warranties. The respective representations and warranties of the Company and Acquiror contained herein or in any certificate delivered pursuant hereto shall expire with, and be terminated and extinguished upon, consummation of the Merger, and thereafter none of the Company or Acquiror or any officer, director or member thereof shall be under any liability whatsoever with respect to any such representation or warranty. This Section 8.1 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after consummation of the Merger.

     8.2 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto by action taken by the Board (as recommended by the Special Committee) and by Acquiror's members; provided, however, that (i) after Stockholder Approval, no amendment may be made which reduces the amount or changes the form of consideration to be received by the Public Stockholders in the Merger or otherwise changes or effects any change which would adversely affect the Public Stockholders prior to the effectiveness of the Merger without the further approval of the holders of Common Shares, and
(ii) after the Effective Time, no amendment may be made to Section 5.6.

     8.3 Waiver. At any time prior to the Effective Time, whether before or after the Stockholders Meeting, any party hereto, by action taken by the Board (as recommended by the Special Committee) or Acquiror's members, as the case may be, may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto or (ii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations; provided, however, that after Stockholder Approval, no waiver may be made which reduces the amount or changes the form of consideration to be received by the Public Stockholders in the Merger or otherwise changes or effects any change which would adversely affect the Public Stockholders prior to the effectiveness of the Merger without the further approval of the holders of Common Shares.

     8.4 Notice. All notices, requests and other communications required or permitted under this Agreement shall be in writing and shall be delivered personally or by courier guaranteeing delivery within the next day, or by facsimile, addressed as follows or such other address as the party to be notified has furnished in writing by notice in accordance with this Section 8.4:

           (a)   If to the Company, to:

                 G & L Realty Corp.
                 439 N. Bedford Drive
                 Beverly Hills, CA  90210
                 Attention: David Hamer
                 Facsimile: (310) 248-2222

                 with copies (which shall not constitute notice) to:

                 O'Melveny & Myers LLP
                 400 S. Hope Street
                 Los Angeles, CA  90071-2899
                 Attention:  Frederick B. McLane, Esq.
                 Facsimile: (213) 430-6407

                 Ballard, Spahr, Andrews & Ingersoll, LLP
                 300 East Lombard Street, 19th Floor
                 Baltimore, MD  21202-3266
                 Attention:  James J. Hanks, Jr., Esq.
                 Facsimile:  (410) 528-5650

           (b)   If to Acquiror, to:

                 G & L Acquisition, LLC
                 c/o Daniel M. Gottlieb
                 439 N. Bedford Drive
                 Beverly Hills, CA  90210
                 Facsimile: (310) 248-2222

                 with a copy (which shall not constitute notice) to:

                 Heller Ehrman White & McAuliffe LLP
                 601 S. Figueroa Street, 40th Floor
                 Los Angeles, CA  90017-5758
                 Attention:  Neal H. Brockmeyer, Esq.
                 Facsimile: (213) 614-1868

Any such notice, request or other communication shall be deemed to have been given and received on the day on which it is delivered, if delivered personally, on the day after the sending thereof, if by courier, or when transmission is acknowledged, if by facsimile (or, if such day is not a business day in California or if the notice, request or other communication is not sent by facsimile during business hours at the place of receipt, on the next following business day); provided that if any such notice, request or other communication is given by facsimile, a copy shall also be sent by certified mail or by overnight courier addressed as indicated above.

     8.5 Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, including the Term Sheet dated April 13, 2001, between the Company and the Continuing Stockholders, with respect to the subject matter hereof.

     8.6 Parties in Interest. Except as otherwise provided in Sections 1.10, 4.7, 5.6, 5.10 and 5.11, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person (other than the Continuing Stockholders, who shall be considered third party beneficiaries) any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     8.7 Material Events. At all times prior to the Effective Time, each party shall promptly notify the other party in writing of the occurrence of any event of which it obtains knowledge which will or may reasonably be expected to result in a failure to satisfy any of the conditions specified in Article VI hereof.

     8.8 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     8.9 Interpretation. As used herein, references to "knowledge" of the Company and words of like import shall mean the actual knowledge of any executive officer of the Company, and "knowledge" words of like import of Acquiror shall mean the actual knowledge of either member of Acquiror. As used herein, "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity. When a reference is made in this Agreement to an Article, Section or subsection, such reference shall be to an Article, Section or subsection of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." "Or" is used in its inclusive sense. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event of any ambiguity or any question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. As used in this Agreement, the term "Force Majeure Event" means the occurrence of an event that is beyond the reasonable control of the Continuing Stockholders or the Company, including, natural disasters, fire, explosion, accident, flood, earthquake, tornadoes, hurricanes, seismic event, war, civil unrest or strife, riot, civil commotion, labor strike, labor unrest, power shortage or rationing, acts of God, other casualty, or a "change in law" as described in Section 6.3(d).

     8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by either party without the prior written consent of the other party.

     8.11 Governing Law. Except to the extent that the MGCL and the MLLCA shall govern the Merger, this Agreement shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of California, without giving effect to the principles of conflict of laws thereof.

     8.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

     8.13 Severability. If any term or provision of this Agreement is invalid or unenforceable in any jurisdiction by reason of any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term is invalid or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.


               [REMAINDER OF THIS PAGE LEFT BLANK INTENTIONALLY]

       IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                          G & L ACQUISITION, LLC


                                          By:  /s/ Daniel M. Gottlieb
                                              -------------------------------
                                              Daniel M. Gottlieb
                                              Member

                                          By:  /s/ Steven D. Lebowitz
                                              -------------------------------
                                              Steven D. Lebowitz
                                              Member



                                          G & L REALTY CORP.



                                          By:   /s/ John H. Rauch
                                              -------------------------------
                                              John H. Rauch
                                              Senior Vice President



          The undersigned, being the Continuing Stockholders designated in
Section 1.5(c) of the foregoing Agreement and Plan of Merger (the "Agreement"), each agree to be bound by the provisions of the Agreement that purport to be covenants and agreements of the Continuing Stockholders, such as in Sections 4.5, 4.7, 5.3 and 7.3, and further each agree to cause Acquiror and Acquiror Sub (each as defined in the Agreement), or any other entity to be formed by them as contemplated by Section 5.3, to comply with their respective covenants and agreements as contained in the Agreement.


                               /s/ Daniel M. Gottlieb
                              ------------------------------
                              Daniel M. Gottlieb


                               /s/ Steven D. Lebowitz
                              ------------------------------
                              Steven D. Lebowitz

             APPENDIX B - OPINION OF HOULIHAN LOKEY HOWARD & ZUKIN

                          [HOULIHAN LOKEY LETTERHEAD]

April 13, 2001

To the Special Committee of the Board of Directors of G&L Realty Corp.
439 North Bedford Drive
Beverly Hills, CA 90210

Dear Members of the Special Committee

We understand that G&L Realty Corp. (the "Company") and G&L Acquisition, LLC, a Maryland limited liability company (the "Acquiror"), beneficially owned by Daniel M. Gottlieb and Steven D. Lebowitz, the Chief Executive Officer and the President of the Company, respectively, have proposed to enter into a transaction, the terms of which are set forth in a draft term sheet dated as of March 23, 2001 (the "Draft Term Sheet") whereby the Acquiror will merge with and into the Company (the "Merger"). Pursuant to the Draft Term Sheet, each share of the Company's common stock (the "Common Stock") outstanding immediately prior to the effective time of the Merger will be converted into the right to receive $11.25 in cash per share, without interest, subject to adjustment downward (but not below $11.00 per share) if certain transaction expenses exceed $650,000, (the "Merger Consideration").

We have been informed by you that Daniel M. Gottlieb and Steven D. Lebowitz, the Chief Executive Officer and the President of the Company, respectively (collectively, "DGSL") directly own approximately 29 percent of the Common Stock, and upon conversion of their operating partnership units in the Company's operating partnership to Common Stock their holdings would constitute approximately 43 percent of the Common Stock. We also understand that DGSL may determine to make a cash tender offer for up to approximately 20 percent of the Company's Series A and Series B Preferred Stock (the "Tender Offer"), however the balance of such preferred stock would remain outstanding following consummation of the proposed Merger and Tender Offer.

     You have requested our opinion (the "Opinion") as investment bankers as to whether the Merger Consideration is fair, from a financial point of view, to the unaffiliated holders of the Common Stock. This Opinion does not address: (i) the fairness of the Merger to any of the Company's security holders other than the unaffiliated holders of the Common Stock, (ii) the tax consequences of the Merger to either the Company or any of its security holders (iii) the Tender Offer, (iv) any of the Company's security holders' underlying business decision to participate in the Merger, or (v) any changes to the structure of the Merger or Merger Consideration effected after the date hereof. Moreover, this Opinion does not constitute a recommendation to participate in the Merger. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company or its assets.

     In connection with this Opinion, we have made such reviews, analyses and inquiries, as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

  1. met with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company;

  2. reviewed the Company's annual reports to stockholders and on Form 10-K for the fiscal year ended 1999 and quarterly reports on Form 10-Q for the three quarters ended September 30, 2000, and Company-prepared interim financial statements for the period ended December 31, 2000, which the Company's management has identified as being the most current financial statements available;

3. reviewed forecasts and projections prepared by the Company's management with respect to the Company and each of its individual properties for the years ending December 31, 2001 through 2005 (the "Financial Forecasts");

4. reviewed the historical market prices and trading volume for the Company's publicly traded securities;

5. reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company;

6. reviewed copies of the following documents and agreements delivered to us by the Company:

     -    Draft Term Sheet, dated as of March 23, 2001;

     - Draft term sheet between the Company and GMAC Commercial Mortgage Corporation regarding the proposed financing dated as of March 20, 2001;

     - Appraisals for the medical office properties and selected senior care properties dated between January 2000 and 2001;

     - A letter from the Law Offices of Browne & Woods LLP on behalf of Jerry Magnin dated as of January 16, 2001;

     - Company-prepared net asset value calculations as of March 31, 2001, November 30, 2000 and December 31, 1999 and projected net asset value calculations as of fiscal year end for the years ending 2001 through 2004;

     -    Company's organization chart and marketing materials;

     -    A schedule of projected capital expenditures by asset;

     - A schedule of current stock ownership including common stock, preferred stock, OP units and stock options; and

     - Agreement of Limited Partnership of G&L Realty Partnership, L.P. dated as of November 15, 1993.

7. reviewed certain other documents related to the Company delivered to us by the Company; and

8. conducted such other studies, analyses and inquiries as we have deemed appropriate.

     We have relied upon and assumed, without independent verification, that the Financial Forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

     We have relied upon and assumed, without independent verification, that the representations and warranties of the Company contained in the Draft Term Sheet are true and correct, the Company and the Acquiror will each perform all of the convents and agreements to be performed by it under the Draft Term

Sheet, and all conditions to the obligations of the Company to consummate the Merger will be satisfied without any waiver thereof.

     We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

     Based upon the foregoing, and in reliance thereon, it is our opinion that the Merger Consideration to be received by the unaffiliated Common Stockholders of the Company in connection with the Merger is fair to them from a financial point of view.

            HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

                              G & L REALTY CORP.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
            FOR THE ANNUAL MEETING OF STOCKHOLDERS ON ______, 2001

The undersigned stockholder of G & L Realty Corp., a Maryland corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders of the Company and the accompanying Proxy Statement. This proxy revokes all prior proxies and appoints each of Daniel M. Gottlieb, Steven D. Lebowitz and David E. Hamer proxies of the undersigned, each with full power of substitution, to attend the Annual Meeting of Stockholders of the Company to be held at the Beverly Hilton Hotel, 9876 Wilshire Boulevard, Beverly Hills, California, on _________, 2001 at ____a.m., local time, and any adjournment(s) or postponement(s) of the meeting, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting.

1. APPROVAL OF THE MERGER OF G & L ACQUISITION, LLC AND THE COMPANY substantially on the terms provided for IN THE AGREEMENT AND PLAN OF MERGER, DATED MAY 10, 2001, BY AND BETWEEN G & L ACQUISITION, LLC AND THE COMPANY.

                                           [_] FOR
                                           [_] AGAINST
                                           [_] ABSTAIN

2.   ELECTION OF DIRECTORS         [_] FOR all nominees listed below
                                             (except as marked to the contrary
                                             below)

                                   [_] WITHHOLD AUTHORITY to vote for
                                             all nominees listed below

     (Instruction: To withhold authority to vote for any individual nominee, strike a line through the nominee's name on the list below.)

     Daniel M. Gottlieb         Steven D. Lebowitz        Richard L. Lesher
     Leslie D. Michelson        Charles P. Reilly         S. Craig Tompkins

3. RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE, LLP AS INDEPENDENT ACCOUNTANTS OF THE COMPANY FOR 2001.

                                           [_] FOR
                                           [_] AGAINST
                                           [_] ABSTAIN

4. IF A MOTION TO ADJOURN THE ANNUAL MEETING IS PROPERLY BROUGHT, TO VOTE UPON THE ADJOURNMENT OF THE ANNUAL MEETING.

                                           [_] FOR
                                           [_] AGAINST
                                           [_] ABSTAIN

5. TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS OF THE MEETING AS TO WHICH THE UNDERSIGNED HEREBY CONFERS DISCRETIONARY AUTHORITY.

This proxy when properly executed will be voted in the manner directed above by the undersigned Stockholder. If this proxy is executed but no direction is made, this proxy will be voted FOR Proposal 1, FOR each of the nominees for director in Proposal 2, FOR Proposal 3, FOR Proposal 4 and in the discretion of the proxies on any matters arising under Proposal 5.

[_]  CHECK HERE ONLY IF YOU PLAN TO ATTEND THE MEETING IN PERSON.

Dated: _____________________________2001

                                                  ______________________________
PLEASE MARK/SIGN, DATE AND RETURN THIS PROXY      Signature
CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
                                                  ______________________________
                                                  Signature if held jointly


Please sign exactly as your name is printed. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign the full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.